Exhibit 10.1

EQUITY AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ADDUS HEALTHCARE, INC.

AND

ACCENTCARE, INC.

DATED AS OF September 12, 2026

i

v

EXHIBITS
Exhibit A	Definitions
Exhibit B	Seller Parties
Exhibit C	Form of Transition Services Agreement
Exhibit D-1	Form of Bill of Sale, Assignment and Assumption Agreement – Transferred Assets & Assumed Liabilities
Exhibit D-2	Form of Bill of Sale, Assignment and Assumption Agreement – Excluded Assets and Excluded Liabilities
Exhibit E	Form of Resignation and Release
Exhibit F	Step Plan
Exhibit G	Transaction Accounting Principles
Exhibit H	Form of Escrow Agreement

SCHEDULES

Disclosure Schedule

EQUITY AND ASSET PURCHASE AGREEMENT

THIS EQUITY AND ASSET PURCHASE AGREEMENT, dated as of September 12, 2026 (the “Agreement Date”), is made by and between AccentCare, Inc., a Delaware corporation (“Seller”), and Addus Healthcare, Inc., an Illinois corporation (“Buyer” and, together with Seller, the “Parties”).

RECITALS

WHEREAS, Seller owns or controls, directly or indirectly, each of the other Seller Parties.

WHEREAS, the Seller Parties own, or will own as of the Closing Date, (i) the issued and outstanding equity interests of the Persons set forth in Section 1.01(a) of the Disclosure Schedule (each a “Transferred Entity” and, together, the “Transferred Entities”) and (ii) as applicable, the Transferred Assets (as defined below).

WHEREAS, the Seller Parties and the Transferred Entities are engaged in, or hold assets or liabilities relating to, the Business.

WHEREAS, the Seller Parties desire to sell, convey, assign, transfer and deliver to Buyer, and Buyer, through itself or through one or more of its direct or indirect subsidiaries, desires to purchase, acquire and accept from the Seller Parties, free and clear of all Liens, all of the issued and outstanding equity interests of the Transferred Entities (such issued and outstanding equity interests, collectively, the “Transferred Equity Interests”) and the Transferred Assets, and Buyer desires to assume the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Seller Parties have agreed to retain and/or assume the Excluded Liabilities, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.       Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01.       Purchase and Sale of the Transferred Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and Seller shall cause each other applicable Seller Party to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept, from each such Seller Party, free and clear of all Liens, all of such Seller Party’s right, title and interest in and to the Transferred Equity Interests as set forth on Exhibit B.

Section 2.02.       Purchase and Sale of Transferred Assets; Assumption of Assumed Liabilities.

(a)         Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, including subject to the exclusions set forth in Section 2.02(b), at the Closing, Seller shall cause the applicable Seller Party to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Seller Party (which for the avoidance of doubt, excludes the Transferred Entities), free and clear of all Liens (other than Permitted Liens), all of such Seller Party’s direct or indirect right, title and interest in, to the following assets, properties and rights, in each case that are not otherwise conveyed in connection with the sale of the Transferred Entities pursuant to Section 2.01 (collectively, the “Transferred Assets”):

(i)         all rights under Contracts Related to the Business, and those Inbound IP Licenses Related to the Business, in each case, as listed in Section 2.02(a)(i)(B) of the Disclosure Schedule (collectively, the “Assumed Contracts”);

(ii)        all Current Assets (including accounts and other receivables) included in the Final Working Capital, as finally determined pursuant to Section 3.05;

(iii)       all expenses Related to the Business with respect to periods after the Closing Date that have been prepaid by a Seller Party, including, if applicable, lease and rental payments Related to the Business (other than the following prepaid insurance accounts, as reflected in the internal ledger accounts of Seller consistent with GAAP: 15100 - Prepaid Insurance; 15150 - Prepaid Insurance-Workers Compensation and 15160 - Prepaid Insurance - Directors & Officers);

(iv)        all claims, causes of action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors, licensors or any other third party, in each case, to the extent Related to the Business (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff solely to the extent corresponding to the Excluded Liabilities or Losses for which Seller is liable to any Buyer Indemnitee);

(v)         all Company Intellectual Property;

(vi)        all Permits, including Environmental Permits, Related to the Business, except for the Excluded Permits or any such Permits that are not transferable at Closing due to applicable Law;

(vii)       the Transferred Books and Records;

(viii)     all inventory, raw materials, works-in-progress, finished goods, supplies and spare parts of the Business (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(ix)         all assets, rights and properties expressly to be transferred pursuant to Article VIII;

(x)        all personal property and interests therein, including machinery, tooling, molds, furniture, furnishings, office equipment, communications equipment, vehicles, and other tangible personal property Related to the Business (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

(xi)         subject to Section 7.03, all insurance proceeds payable following the date hereof that have not been applied to the cost of restoration of the Business (for which a loss or casualty event occurred prior to the Closing that such insurance proceeds are payable in respect thereof) and all rights with respect thereto, in each case (A) related to a Transferred Asset or Assumed Liability, and (B) received or receivable in connection with a loss or casualty arising from the operation of the Business that occurs prior to the Closing;

(xii)        all checkbooks and canceled checks Related to the Business and the Accounts set forth on Section 7.10 of the Disclosure Schedule (which include, for the avoidance of doubt and for purposes of this Section 2.02(a)(xii), any Accounts in the name of any Transferred Entity);

(xiii)       any third-party rights to reimbursements, refunds, credits or similar rights payable following the Closing, in each case, from third parties arising from the operation of the Business (it being agreed and understood that if such rights also relate to Excluded Assets, Excluded Liabilities or other operations of the Seller or its Subsidiaries not Related to the Business, then such Transferred Asset for purposes of this clause (xiii) shall only be the portion of such third-party rights arising from the operation of the Business);

(xiv)       the goodwill of the Business (but excluding any goodwill associated with the Seller Marks); and

(xv)        other than any Excluded Asset and the Transferred Equity Interests, all other assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible that are owned or controlled (directly or indirectly) by a Seller Party or otherwise set forth on Section 2.02(a)(xv) of the Disclosure Schedule or used in the calculation of the Final Closing Statement and, in each case, Related to the Business.

(b)         Excluded Assets. Notwithstanding any provision of this Agreement or any other Transaction Agreement to the contrary, the following assets and properties of, or in the possession of, the Seller Parties (collectively, the “Excluded Assets”) shall be retained by members of the Seller Group and shall be excluded from the Transferred Assets and shall be transferred out of the Transferred Entities (if held by a Transferred Entity and subject to Section 6.09) prior to the Closing:

(i)         all cash and cash equivalents of the Seller Parties, except as set forth in Section 2.02(a)(xi);

(ii)        all rights to the Seller Marks, together with any Internet domain names and social media accounts that incorporate such Seller Marks (the “Seller Digital Indicia”) and any Contracts granting rights to use the same, including the Seller Marks and Seller Digital Indicia listed on Section 2.02(b)(ii) of the Disclosure Schedule;

(iii)       other than any loans or advances from one Transferred Entity to another Transferred Entity (including trade accounts receivable and trade accounts payable), all loans or advances (including trade accounts receivable and trade accounts payable) among the Seller Parties and their Affiliates;

(iv)        Tax Returns (other than Tax Returns exclusively of a Transferred Entity, excluding, for the avoidance of doubt, Combined Tax Returns), all Tax assets, and all Tax refunds of, or credits relating to, the Transferred Assets for any taxable period ending on or before the Closing Date (other than refunds of a Transferred Entity that are not refunds of the Combined Group);

(v)         except as expressly provided in Article VIII, all Employee Plans and all interests in the assets of such Employee Plans, and any trusts, reserves, credits, service agreements or insurance contracts pertaining to such Employee Plans;

(vi)        without limiting Buyer’s rights expressly provided under Section 7.03, all policies and programs of or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) (collectively, “Insurance Policies”) and, except as set forth in Section 2.02(a)(iv) and (xi) all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(vii)        all causes of action, rights of recovery and rights of setoff of any kind (other than those as set forth in Section 2.02(a)(iv));

(viii)       all Seller Intellectual Property;

(ix)         all assets, rights and properties expressly excluded pursuant to Article VIII;

(x)          all nontransferable Permits due to applicable Law and any Permits held by any of the Seller Parties or their respective Affiliates that are not Related to the Business (the “Excluded Permits”);

(xi)         all interests of the Seller Parties under the Transaction Agreements;

(xii)        all assets, properties or rights consisting of or related to the Shared Services, including those related to the information technology systems of the Seller Parties;

(xiii)       all personnel and employment records for employees and former employees of the Seller Parties or the Transferred Entities who are not Transferred Employees;

(xiv)        any other assets, properties, rights, Contracts, instruments and claims of the Seller Parties or the Transferred Entities to the extent not Related to the Business or a Transferred Asset, wherever located, whether tangible or intangible, real, personal or mixed;

(xv)         any accounts receivable (including trade accounts receivable) owing from any member of the Seller Group that are not used in the calculation of Final Working Capital;

(xvi)        (A) all corporate minute books (and other similar corporate records) and stock records of the Seller Parties other than the Transferred Entities; provided, that to the extent such minute books and records are Related to the Business, Seller Parties will keep only copies of such corporate minute books and records, (B) any books and records relating to the Excluded Assets, (C) any books and records or other materials of or in the possession of the Seller Parties or the Transferred Entities that (1) any of the Seller Parties are required by Law to retain (copies of which, to the extent reasonably necessary in connection with the Business and as permitted by Law, will be made available to Buyer upon Buyer’s reasonable request), (2) any of the Seller Parties reasonably believes are necessary to enable the Seller Parties to prepare or file Tax Returns (copies of which, to the extent Related to the Business and as permitted by Law, will be made available to Buyer upon Buyer’s reasonable request) or (3) any of the Seller Parties or the Transferred Entities are prohibited by Law from delivering to Buyer (including by transfer of equity of the Transferred Entities), including any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that Seller or any of its Affiliates (including the Transferred Entities) is prohibited by Law from delivering to Buyer (including by transfer of equity of the Transferred Entities) or (D) any copies of any books and records that Seller and its Affiliates retain pursuant to Section 7.04;

(xvii)       (A) all records and reports prepared or received by Seller or any of its Affiliates in connection with the sale of the Business or the Transactions, including all analyses relating to the Business or Buyer so prepared or received, (B) all bids and expressions of interest received from third parties with respect thereto (together with any agreements executed in connection thereof (excluding, for the avoidance of doubt, any confidentiality or similar restrictions contained therein for the benefit of the Business)), and (C) all privileged materials, documents and records that are not Related to the Business; and

(xviii)      other than the Transferred Assets and the Transferred Equity Interests, all assets, properties or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by a Seller Party and not Related to the Business.

(c)          Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, including subject to the exclusions set forth in Section 2.02(d), as partial consideration for the Transferred Equity Interests and the Transferred Assets, Buyer shall, effective at the time of the Closing, assume the following Liabilities of the applicable Seller Party, in each case, that are not otherwise conveyed in connection with the sale of the Transferred Entities (collectively, the “Assumed Liabilities”):

(i)          all Current Liabilities included in the Final Working Capital, as finally determined pursuant to Section 3.05;

(ii)         except as set forth in Section 2.02(d), all Liabilities to the extent arising under any of the Transferred Assets or otherwise Related to the Business;

(iii)         all Taxes allocated to Buyer pursuant to Article IX;

(iv)         all Liabilities expressly transferred to Buyer or its Affiliates pursuant to Article VIII; and

(v)         all Liabilities agreed to be performed by Buyer or any of the Transferred Entities (at or following the Closing) pursuant to the terms of any of the Transaction Agreements.

(d)         Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly set forth herein, Buyer shall not assume and is not agreeing to pay or discharge any of the following Liabilities of the Seller Parties and such Liabilities shall be retained by members of the Seller Group and shall be transferred out of the Transferred Entities (if held by any Transferred Entity and subject to Section 6.09) prior to the Closing (collectively, the “Excluded Liabilities”):

(i)         all Liabilities to the extent arising under the Excluded Assets or the conduct of the business of the Seller or its Affiliates that is not the Business (including, for the avoidance of doubt, with respect to a Transferred Entity that has, or at one point had, commingled assets or Liabilities both Related to the Business and not Related to the Business, any Liabilities arising from the operation of such Transferred Entity to the extent not Related to the Business);

(ii)         unless expressly set forth in Article VIII or included as a liability in the Final Working Capital (including accrued and unpaid vacation or other paid time off and accrued and unpaid bonuses and commissions), all Liabilities with respect to any Transferred Employee arising out of or relating to the period prior to the Closing;

(iii)         all Liabilities set forth on Section 2.02(d)(iii) of the Disclosure Schedule;

(iv)         any Indemnified Taxes;

(v)         all costs and expenses or other Liabilities incurred by Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby or related to the solicitation of or negotiation with any other potential buyers of the Business, the Transferred Entities or the Transferred Assets or the consideration of strategic alternatives (to the extent not included in the calculation of Transaction Expenses);

(vi)         any Liability of any Seller Party pursuant to any of the Transaction Agreements; and

(vii)        other than intercompany accounts payable exclusively between or among the Transferred Entities, any Liability for any intercompany accounts payable (including trade accounts payable) to any member of the Seller Group, which intercompany accounts payable shall be extinguished at Closing.

Section 2.03.         Assignment of Certain Transferred Assets; Later Identified Assets.

(a)          Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not, unless waived by Buyer with respect to clause (x) and unless waived by both Parties with respect to clause (y), constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Government Authority), would constitute (x) a material breach or other contravention thereof or (y) a violation of Law (a “Non-Transferable Asset”). Subject to the foregoing, the Closing shall proceed without the inclusion of the Non-Transferable Assets, if any, and Buyer shall pay the full Purchase Price at the initial Closing; provided, however, that no representation, warranty or covenant of any Seller Party contained in this Agreement or any other Seller Transaction Agreement shall be breached or deemed breached solely by reason of the failure to transfer such Non-Transferable Assets and solely for purposes of satisfaction or the waiver of conditions to Closing in Article X; provided, further, that the foregoing shall not apply to any condition to Closing relating to a Required Approval or otherwise be deemed to limit the applicability of Section 2.06. Following the Closing, the Parties shall cooperate and use commercially reasonable efforts to obtain any consent necessary for the transfer or assignment of any such Non-Transferable Asset. Until such time as the consent to transfer such Non-Transferable Asset is obtained, the Parties shall enter into a mutually agreeable written arrangement under which (i) Buyer (or its designee) would obtain through a services, subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of the applicable Seller Party with respect to such Non-Transferable Asset as permissible under applicable Law and the terms of any applicable contract, (ii) Buyer would assume the liabilities of such Seller Party under such Non-Transferable Asset to the same extent as an Assumed Liability and agree to perform and discharge all such Liabilities, (iii) the Seller Party would enforce (at the Buyer’s sole cost and expense, except to the extent such enforcement is necessitated by any action or omission of any Seller Party) all claims, rights and benefits of the Seller Party against any third party thereto arising from any such Non-Transferable Asset; and (iv) Seller would be liable for a breach of such Non-Transferable Asset resulting in a Loss to Buyer to the extent caused by a Seller Party. Seller shall, and shall cause the Seller Party to, as applicable, promptly pay to Buyer, when received, all monies received by the Seller Parties under any such Non-Transferable Asset, pursuant to the applicable terms of such arrangement, as a result of the provisions of this Section 2.03(a). Once the consent to transfer a Non-Transferable Asset is obtained, the applicable Seller Party shall assign, lease, transfer, convey or deliver such Non-Transferable Asset to Buyer at no further cost to Buyer.

(b)          In the event that the Parties identify any Asset that was not included as a Transferred Asset at Closing and is otherwise Related to the Business (a “Later Identified Asset”) and not exclusively related to the Shared Services, Buyer may, to the extent permitted under the terms and conditions of such Later Identified Asset and under applicable Law, elect to cause such Later Identified Asset to be assigned to Buyer for no additional consideration by providing written notice thereof to Seller within one year following Closing, and upon such assignment, such Later Identified Asset shall be deemed to be a Transferred Asset. Seller shall, and shall cause the other Seller Parties to, cooperate with Buyer and use reasonable best efforts to transfer or assign any such Later Identified Asset to Buyer as promptly as practicable following Buyer’s written notice.

Section 2.04.        Closing. Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Section 11.01, the closing of the sale and purchase of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely by electronic exchange of documents at 10:00 a.m. (Eastern Time) on the first (1st) Business Day of the month following the Closing Satisfaction Date; provided, that, notwithstanding anything to the contrary herein, in no event shall the Closing occur prior to February 1, 2027 without Buyer’s prior written consent, in each case, subject to (x) the satisfaction or waiver in writing of all Closing Conditions in accordance with Article X as of the Closing Satisfaction Date (other than the Closing Conditions set forth in Section 10.01(c), Section 10.01(d), Section 10.02(c), Section 10.02(d) and Section 10.02(e), which shall, in each case, be satisfied or waived in writing as of the Closing Date) and (y) Section 2.06. Notwithstanding the foregoing, during the period between the Closing Satisfaction Date and the Closing, each of the Buyer, the Seller Parties and the Transferred Entities shall continue to comply in all material respects with their respective covenants set forth herein that are otherwise applicable during such period and that have not been fully performed as of the Closing Satisfaction Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, if the Closing occurs, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

Section 2.05.         Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer (or any agent of Buyer) shall be entitled to deduct and withhold from any payment payable pursuant to or contemplated by this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. The Person intending to withhold will use commercially reasonable efforts to notify Seller of any amounts otherwise payable to the applicable Seller Party that it intends to deduct and withhold (other than with respect to any compensatory amounts payable to any current or former employee of any Seller Party or as a result of the failure to deliver to Buyer any form described in Section 3.02(a)(iv)) at least five (5) Business Days prior to the payment with respect to which such amounts will be withheld and shall reasonably cooperate to reduce or eliminate any such deduction and withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate Government Authority on behalf of the Seller Parties in respect of which such amounts were deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to such Seller Parties.

Section 2.06.         Deferred Transfers.

(a)          If, as of the sixth (6th) month anniversary of the date of this Agreement, all of the conditions to Closing set forth in Article X have been satisfied or are otherwise waived (except for those Closing Conditions that by their nature are to be satisfied or otherwise waived at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), other than the conditions to Closing specified in Section 2.06 of the Disclosure Schedule, then the Closing shall occur with respect to the Business other than the portion of the Business located in the State of California (the “Deferred Business”), and the Parties shall not transfer any of the Transferred Assets, Transferred Equity Interests or Transferred Employees or cause the assumption of the Assumed Liabilities, in each case, related to the Deferred Business, except, in each case, to the extent that Buyer reasonably determines, after discussion in good faith with Seller, that such Transferred Assets, Transferred Equity Interests and/or Transferred Employees (and the assumption of any Assumed Liabilities in connection therewith) can be included for the initial Closing or that Buyer, in good faith, otherwise waives any Closing Condition with respect thereto (to the extent waivable under applicable Law). Notwithstanding the foregoing, if Buyer and Seller mutually agree in writing to treat a portion of the Deferred Business as an asset purchase, then the Parties will amend the terms of this Agreement consistent with such election. From and after the initial Closing, Buyer and Seller shall use reasonable best efforts to obtain the applicable Required Approval for each Deferred Business as promptly as reasonably practicable after the initial Closing Date, and Seller shall, and shall cause its Affiliates to, assist Buyer in such efforts, including taking the actions set forth on Section 6.04(f) of the Disclosure Schedule to the extent necessary and applicable if reasonably requested by Buyer in writing. The Parties will cooperate and act in good faith to minimize the costs of the transfer of any Deferred Business and to interpret and construe the provisions of this Agreement to apply to any Deferred Business and subsequent or multiple Closing Dates (including agreeing in writing to any amendments to this Agreement as necessary from time to time in order to give effect to this Section 2.06); provided, however, that Section 2.04, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.06, Article X, Article XI, Article XII and such other provisions as may be reasonably construed as only applicable to the initial Closing or as mutually agreed upon by the Parties.

(b)          Prior to the initial Closing, sufficiently in advance to avoid delay of the initial Closing, in connection with the conditions to Closing specified in Section 2.06 of the Disclosure Schedule, Buyer shall prepare and Parties shall negotiate in good faith to enter into on or prior to the initial Closing such supplemental agreements, including any management agreements to the extent permitted under applicable Laws, as are reasonably necessary to place the Parties and their Affiliates in the same position as would have obtained if each Deferred Business was transferred at the initial Closing.

(c)          To the extent that a Required Approval for a Deferred Business is obtained following the initial Closing, without any further consideration payable by Buyer, the applicable Seller Parties shall execute and deliver, or cause to be executed and delivered, an instrument of transfer in a form reasonably acceptable to Buyer and the Seller Parties in respect of applicable Deferred Business and the applicable Deferred Business shall be transferred automatically to Buyer upon execution of such instrument of transfer that is reasonably acceptable to Buyer and the Seller Parties.

(d)          At the initial Closing, subject to the satisfaction or waiver of the conditions to the Closing in Article X (other than the conditions to Closing specified in Section 2.06 of the Disclosure Schedule), the Closing Payment shall be made in full regardless of whether any Deferred Businesses exist, with no reduction to the Purchase Price. The failure to receive the Required Approval for the Deferred Business prior to the initial Closing shall not, by itself, cause a failure of the conditions in Article X.

ARTICLE III

PURCHASE PRICE

Section 3.01.          Purchase Price. Subject to Section 3.06 and Section 12.08, the aggregate consideration to be paid by Buyer to Seller or its designee for the sale of all of the Transferred Equity Interests, the Transferred Assets and the obligations of Seller set forth in this Agreement shall be (a) the assumption of the Assumed Liabilities and (b) an amount in cash equal to the sum of the following: (i) $275,000,000 (the “Base Purchase Price”); plus (ii) the Final Working Capital Increase (if any); minus (iii) the Final Working Capital Decrease (if any); plus (iv) the Final Cash; minus (v) the Final Indebtedness; minus (vi) the Final Transaction Expenses (such amount, the “Purchase Price”), minus (vii) the Indemnity Escrow Amount.

Section 3.02.        Certain Closing Deliverables. At the Closing:

(a)          Seller or its designee shall deliver or cause to be delivered to Buyer or its designee the following:

(i)          to the extent the Transferred Equity Interests are certificated, certificates evidencing the Transferred Equity Interests, duly endorsed in blank, and stock or similar powers duly executed in blank or other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(ii)          a counterpart of the Transition Services Agreement, in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller or the applicable Seller Party providing services thereunder;

(iii)         a counterpart of the Bill of Sale, Assignment and Assumption Agreement – Transferred Assets and Assumed Liabilities, in the form attached hereto as Exhibit D-1 (the “Bill of Sale, Assignment and Assumption Agreement – Transferred Assets”), duly executed by the applicable Seller Parties;

(iv)          an IRS Form W-9 from each Seller Party (or its regarded owner for U.S. federal income tax purposes, in the case of a Seller Party that is an entity disregarded from its regarded owner for U.S. federal income tax purposes);

(v)          written resignations and releases, effective as of the Closing Date, of the officers and directors of the Transferred Entities identified on Section 3.02(a)(v) of the Disclosure Schedule, in the form attached hereto as Exhibit E (the “Form of Resignation and Release”), duly executed by each such officer and director;

(vi)          the certificate described in Section 10.02(a), duly executed by Seller;

(vii)        subject to Section 2.06, all Government Approvals with respect to items set forth under “Required Approvals” on Section 3.02(a)(vii) of the Disclosure Schedule shall have been obtained (the “Required Approvals”);

(viii)        the Escrow Agreement, duly executed by Seller;

(ix)          certificates executed by the Secretary or other authorized officer of each Seller Party certifying that (A) attached thereto are (i) for each Transferred Entity, the certificate of incorporation or equivalent formation document certified by the Secretary of State of the State in which such entity was formed as of a date no more than ten (10) Business Days prior to the Closing Date and its bylaws or equivalent operating agreement, as applicable, as in effect immediately prior to the Closing, (ii)  resolutions reasonably acceptable to Buyer approved by the governing body of such entity authorizing such entity’s execution and delivery of this Agreement and/or the other Transaction Agreements to which such entity is a party and the consummation of the transactions contemplated hereby and thereby, (iii) a certificate of good standing for such entity issued by the Secretary of State of the State in which such entity was formed and each State where such entity is qualified to do business, dated as of a date no more than ten (10) Business Days prior to the Closing Date, and (iv) the incumbency of the officers of such entity authorized to execute this Agreement and/or any Transaction Agreements to which such entity is a party on such entity’s behalf; and (B) each such attachment has not been rescinded or modified and remains in full force and effect as of the Closing Date;

(x)        a letter, in form and content reasonably acceptable to Buyer, from each holder imposing a Lien (other than a Permitted Lien) on the Transferred Assets or the Transferred Entities (or their assets) that confirms all Liens (other than Permitted Liens) held by such debt holder thereon shall be terminated and released at Closing, and authorizes the filing of UCC‑3 termination statements and any other applicable Lien release or termination documents following the Closing; and

(xi)        invoices, payoff letters or other similar documents if applicable, in form and substance reasonably satisfactory to Buyer, regarding the full and final payment of all Transaction Expenses (other than Transaction Expenses that are compensatory in nature or paid prior to the Closing) due to third parties at or after the Closing.

(b)          Buyer or its designee shall deliver or cause to be delivered to Seller or its designee the following:

(i)        the Closing Payment, by wire transfer of immediately available funds, to an account or accounts as directed by Seller in the Estimated Closing Statement;

(ii)        to the Escrow Agent, the Indemnity Escrow Amount;

(iii)      to the applicable third parties to whom such payment is owed, payment of the Transaction Expenses (based on the estimates and instructions provided by Seller pursuant to Section 3.04); provided, that all Transaction Expenses that are compensatory in nature shall be paid by Buyer or its subsidiaries through payroll after the Closing in accordance with Buyer’s standard payroll practices if elected by Seller in the Estimated Closing Statement;

(iv)       a counterpart of the Transition Services Agreement, duly executed by Buyer;

(v)      a counterpart of the Bill of Sale, Assignment and Assumption Agreement – Transferred Assets, duly executed by Buyer or the applicable Buyer Party;

(vi)       a counterpart to the Escrow Agreement, duly executed by Buyer; and

(vii)      the certificate described in Section 10.01(a), duly executed by Buyer.

Section 3.03.       Closing Payment. The Closing Payment and other payments made to Seller or its designee under this Agreement shall be paid to Seller or its designee for its own account and as agent for the account of the other Seller Parties.

Section 3.04.        Estimated Closing Statement. No fewer than five (5) Business Days and no more than ten (10) Business Days prior to the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer the Estimated Closing Statement. The Estimated Closing Statement shall set forth: (a) the amount to be paid by Buyer to Seller or its designee at the Closing, which shall be equal to (i) the Base Purchase Price, plus (ii) the Estimated Working Capital Increase (if any), minus (iii) the Estimated Working Capital Decrease (if any), plus (iv) the Estimated Cash, minus (v) the Estimated Indebtedness; minus (vi) the Estimated Transaction Expenses (such amount, the “Closing Payment”); minus (vii) the Indemnity Escrow Amount; and (b) the account or accounts to which Buyer shall pay the Closing Payment. The Estimated Closing Statement shall be delivered with reasonably detailed calculations and documentation. In the event that Buyer does not agree in good faith with Seller’s calculation of the Closing Payment, Buyer shall so notify Seller in writing no later than two (2) Business Days after Buyer receives Seller’s calculations, and Seller and Buyer shall negotiate in good faith to mutually agree upon acceptable estimates and each such party shall consider in good faith any proposed comments or changes that the other party may reasonably suggest; provided, however, that Seller’s failure to include any changes by Buyer or Buyer’s failure to accept changes or positions of Seller, or the acceptance by any party of the Estimated Closing Statement, shall not (y) subject to Seller’s compliance with this Section 3.04, delay the Closing and the Estimated Closing Statement for purposes of this Agreement shall be based on Seller’s positions or (z) limit or otherwise affect any such party’s right to include such changes or other changes in the Final Closing Statement, or constitute an acknowledgement by any party of the accuracy of the estimated calculations.

Section 3.05.        Proposed Final Closing Statement and Final Closing Statement.

(a)        Within one hundred and twenty (120) days following the Closing Date, Buyer shall provide to Seller the Proposed Final Closing Statement. The Proposed Final Closing Statement shall be delivered with commercially reasonable detailed calculations and documentation.

(b)          Seller shall have sixty (60) days (the “Review Period”) following Buyer’s delivery of the Proposed Final Closing Statement to review the same. During the Review Period, Seller and its Representatives shall, upon reasonable prior written notice and subject to execution of customary work paper access letters if requested by Buyer, be permitted to review Buyer’s work papers used in the preparation of the Proposed Final Closing Statement, and Buyer shall, during normal business hours, to the extent reasonably necessary and does not unreasonably disrupt the personnel and operations of Buyer or the Business, as the case may be, use commercially reasonable efforts to make available its and its Affiliates’ employees as well as Representatives of its independent accountants responsible for and knowledgeable about the information used in, and the preparation of the Proposed Final Closing Statement, to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives.

(c)          If Seller disputes any item set forth in the Proposed Final Closing Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Proposed Final Closing Statement (such notice, the “Dispute Notice”). Any amount set forth on the Proposed Final Closing Statement that is not directly or indirectly subject to a Dispute Notice delivered in accordance with this Section 3.05(c) shall be deemed to have been agreed to and shall be conclusive and binding upon the Parties. During the thirty (30) day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to all matters identified in such Dispute Notice, and, to the extent all such matters are so resolved within the Resolution Period, to revise (if necessary) the Proposed Final Closing Statement to incorporate such changes as have been agreed between Buyer and Seller. In such event, the Proposed Final Closing Statement, as so revised, shall be conclusive and binding upon all Parties as the Final Closing Statement. If Seller fails to deliver a Dispute Notice within the Review Period, the Proposed Final Closing Statement shall be deemed to have been accepted by Seller and shall be deemed final and binding upon all of the Parties and shall be deemed the Final Closing Statement.

(d)          If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 3.05(e)) any matters identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by Grant Thornton LLP, or if Grant Thornton LLP is unable or unwilling to serve in such capacity, such other nationally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer (the “Independent Accounting Firm”).

(e)         Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than forty-five (45) days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute in the Dispute Notice and will render a written report setting forth its determination as to the disputed matters and the resulting calculations of the Final Working Capital, the Final Working Capital Increase (if any), the Final Working Capital Decrease (if any), the Final Cash, the Final Indebtedness, the Final Transaction Expenses and the Post-Closing Adjustment (if any), which report and calculations will be conclusive and binding upon all Parties absent manifest mathematical error and may be enforced by any Party as though such report and calculations were finally determined by an arbitrator in binding arbitration. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 3.05(e), (A) Seller notifies Buyer of its agreement with any items in the Proposed Final Closing Statement or (B) Buyer notifies Seller of its agreement with any items in the Dispute Notice, then, in each case, such items as so agreed will be conclusive and binding on all Parties immediately upon such notice. Absent fraud or manifest error, a determination by the Independent Accounting Firm shall be conclusive and binding upon the Parties hereto. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearing shall be conducted or allowed.

(f)         The Independent Accounting Firm shall determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accounting Firm. For example, should the items in dispute total in amount to $100,000 and the Independent Accounting Firm awards $60,000 in favor of Buyer’s position, then 60% of the costs of its review would be borne by Seller and 40% of the costs would be borne by Buyer.

Section 3.06.        Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, then Buyer shall pay an amount equal to the Post-Closing Adjustment to Seller or its designees; provided, however, that in no event shall the aggregate amount payable by Buyer to Seller or its designee pursuant to this Section 3.06 attributable to the difference between Estimated Working Capital and Final Working Capital exceed an amount equal to $10,000,000 (the “Adjustment Cap”). If the Post-Closing Adjustment is a negative amount, then Seller shall pay or cause to be paid an amount equal to the absolute value of the Post-Closing Adjustment to Buyer; provided, however, that in no event shall the aggregate amount payable by or on behalf of Seller to Buyer pursuant to this Section 3.06 attributable to the difference between Estimated Working Capital and Final Working Capital exceed the Adjustment Cap. For the avoidance of doubt, the Adjustment Cap shall not limit any portion of the Post-Closing Adjustment attributable to differences between Estimated Cash and Final Cash, Estimated Indebtedness and Final Indebtedness, or Estimated Transaction Expenses and Final Transaction Expenses. Any payment due under this Section 3.06 shall be paid by wire transfer of immediately available funds to Seller’s designated account or Buyer’s account, as applicable, within five (5) Business Days after the date on which the Final Closing Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.05. Any amounts paid pursuant to this Section 3.06 shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES AND THE TRANSFERRED ENTITIES

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 4.01.        Formation and Qualification of the Transferred Entities; Solvency.

(a)         Each Transferred Entity is a corporation or other organization duly incorporated, formed or organized, validly existing and, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to operate and carry on its business as now and historically conducted. Each Transferred Entity is duly qualified or licensed as a foreign corporation or other organization to do business, and, is in good standing (or the equivalent thereof), in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not be material to the operation of the Business. Section 4.01 of the Disclosure Schedule sets forth the jurisdictions where each Transferred Entity is organized with respect to the Business. Seller has made available or delivered to Buyer true, correct and complete copies of the organizational documents of each Transferred Entity, and each organizational document as so made available or delivered is in full force and effect.

(b)         No Transferred Entity is insolvent or subject to any bankruptcy, insolvency or reorganization Action and has not proposed any compromise or arrangement to its creditors, nor will the Transactions or the Pre-Closing Reorganization render any Transferred Entity insolvent or subject to any such Action. Except for the operations of the Business, no Transferred Entity has operated any other business or operations in any material respect. Section 4.01(b) of the Disclosure Schedule lists each Transferred Entity’s prior legal names and any other trade name, fictitious name or other name under which any Seller Party or Transferred Entity currently conducts the Business, or has conducted Business in the last five (5) years.

(c)         Section 4.01(c) of the Disclosure Schedule sets forth a list of the current officers, managers or directors of each Transferred Entity.

Section 4.02.        Capital Structure of the Transferred Entities.

(a)         The jurisdiction of incorporation or formation, authorized capital shares or other equity interests, number of issued and outstanding shares or other equity interests, in each case, to the extent legally applicable, and the record and beneficial ownership of each Transferred Entity is set forth in Section 1.01(a) of the Disclosure Schedule. As of immediately prior to the Closing and consistent with the Step Plan, the applicable Seller Party will own all of the Transferred Equity Interests shown as owned by it in Section 1.01(a) of the Disclosure Schedule free and clear of all Liens (except for Permitted Liens). All of the Transferred Equity Interests have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. The applicable Seller Parties have the sole voting power and sole power of disposition with respect to the Transferred Equity Interests and there are no other authorized, issued or outstanding shares of capital stock or other equity interests of any Transferred Entity other than the Transferred Equity Interests.

(b)         Other than the Transferred Equity Interests, there are no outstanding (i) equity securities of the Transferred Entities, (ii) securities of the Transferred Entities convertible into or exchangeable or exercisable for equity securities of the Transferred Entities, (iii) subscriptions, options, calls, warrants or other rights, commitments or agreements to which any Transferred Entity is a party, or by which any Transferred Entity is bound, obligating such Transferred Entity to issue, deliver or sell any equity securities or securities convertible into or exchangeable or exercisable for equity securities of the Transferred Entities, (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any equity securities of the Transferred Entities.

(c)         There are no voting trusts, shareholder agreements, proxies, right of first refusal, or other agreements or written or oral understandings in effect with respect to the voting, sale, acquisition, or transfer of the Transferred Equity Interests or other equity interests of any Transferred Entity.

(d)         No Transferred Entity has, nor for the last five (5) years has had, any Subsidiaries and does not own (directly or indirectly), and has no right or obligation to acquire (directly or indirectly), any equity securities of any other Person.

Section 4.03.      Formation and Authority of the Seller Parties; Enforceability. Each Seller Party is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Each Seller Party has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party. Each Seller Party has the requisite corporate or other power to operate the Business and hold and operate the Transferred Assets that it owns, in each case, as now, and in the twelve (12) months prior to the date of this Agreement, conducted and is duly qualified as a foreign corporation or other organization to do business, and to the extent legally applicable, is in good standing in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not be material to the operation of the Business. The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements to which it is a party have been (or, in the case of a Seller Party other than Seller, will be prior to the Closing) duly authorized by all requisite corporate or organizational action on the part of such Seller Party. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party thereto, enforceable against the Seller Parties party thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.04.        No Conflict. Provided that all Consents listed on Section 4.04 of the Disclosure Schedule and Section 4.05 of the Disclosure Schedule have been obtained, except as may result solely from any facts or circumstances relating to Buyer or its Affiliates, the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not:

(a)         violate or conflict with, the certificate or articles of incorporation or bylaws or similar organizational documents (including any stockholder agreements, voting agreements, side letters or similar arrangements) of any of the Seller Parties or the Transferred Entities;

(b)         conflict with or violate, in any material respect, any Law or Order applicable to the Seller Parties, the Transferred Entities or the Business; or

(c)         result in any material breach of, or constitute a material default under, or give to any Person any right to terminate, amend, accelerate or cancel any Material Contract, or result in the creation of any Lien (other than a Permitted Lien) on the Transferred Equity Interests, any Asset or any Transferred Asset.

Section 4.05.       Consents and Approvals. The execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by any Seller Party or any Transferred Entity, except the filing or receipt of any Consents listed in Section 4.05 of the Disclosure Schedule.

Section 4.06.        Financial Information; Absence of Undisclosed Liabilities; Indebtedness.

(a)         Section 4.06(a)(i) of the Disclosure Schedule sets forth the true, correct and complete unaudited income statements of the Business (the “Income Statements”) for the fiscal years ended December 31, 2025 and 2024 and the three (3) month period ended March 31, 2026 (the “Reference Date”) and a related statement of net assets as of the Reference Date (the “SoNA” and, together with the Income Statements, collectively, the “Financial Statements”). The Financial Statements (A) have been prepared based on the books and records of Seller and the Business, (B) fairly present the financial condition and results of operation of the Business in accordance with GAAP (other than those limitations as set forth in the SoNA and in the case of the Income Statements subject to the certain corporate allocations set forth in the SoNA) as of the respective dates and for the respective periods presented, and (C) have been prepared based on Seller’s consolidated audited financial statements (including for financial year ended December 31, 2025) prepared in accordance with GAAP. Notwithstanding anything to the contrary in this Section 4.06(a), throughout the periods covered by the Income Statements, (i) the Business has not operated as a separate stand-alone entity of Seller and has been reported within Seller’s or its Affiliate’s consolidated financial statements, (ii) stand-alone financial statements have not historically been prepared for the Business, (iii) the SoNA has been prepared from the Seller’s or its Affiliate’s consolidated financial statements, which themselves have been prepared in accordance with GAAP, applied on a consistent basis, (iv) the SoNA has not been reported within Seller’s or its Affiliate’s consolidated financial statements historically, and (v) The SoNA includes estimated balances intended to represent normal course, operating assets and liabilities some of which are based on allocations of assets and liabilities from the Seller or its Affiliate’s consolidated financial statements (as set forth in the SoNA).

(b)         In operating the Business, Seller and its Affiliates have maintained the books and records of the Business in accordance with customary business practices and have maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, with effective controls and procedures that are reasonably designed to ensure that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements.

(c)        Other than (i) as specifically reflected, and adequately reserved against, or otherwise set forth in the SoNA, and (ii) immaterial Liabilities incurred in the Ordinary Course of Business consistent with past practice since the Reference Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, misappropriation, or that relates to any cause of action, claim or lawsuit), there are no material Liabilities of the Business, any Transferred Entity, or any Transferred Asset of any nature whatsoever.

(d)         The accounts receivable of the Business have arisen in the Ordinary Course of Business, and represent valid and enforceable obligations arising out of bona fide sales, arm’s-length sales, performance of services or other business transactions in the Ordinary Course of Business and there have been no material pending set-offs, counterclaims or valid defenses asserted in writing or, to the Knowledge of Seller, orally against the Business. Subject to a reserve for bad debts and contractual allowances shown on the SoNA, all accounts receivable are fully collectible in the Ordinary Course of Business to the Knowledge of Seller. The accounts receivable outstanding at Closing will not reflect any changes in discounts, rebates, or other benefits offered to customers outside the Ordinary Course of Business other than as would not be material to the operation of the Business. The accounts payable of the Business have arisen in the Ordinary Course of Business and represent valid and enforceable obligations arising out of bona fide transactions occurring in the Ordinary Course of Business. No material account payable of the Business is delinquent. Since the Reference Date, Seller has paid its accounts payable in the Ordinary Course of Business and all material respects in a manner consistent with its past practice and Seller has not materially delayed any such payments.

(e)         Except as disclosed in Section 4.06(e) of the Disclosure Schedule, no Transferred Entity or any Seller Party with respect to the Business or the Transferred Assets has any Indebtedness as of the date hereof of the type set forth in clauses (a), (b) or (e) of the definition thereof. With respect to each such item of Indebtedness as described in the preceding sentence, no Transferred Entity or Seller Party is in default, no payments are past due, and no circumstances exist that, with notice, the passage of time, or both, could constitute a default under any item of Indebtedness. The consummation of the Transactions will not cause a default, a breach, or an acceleration, automatic or otherwise, of any condition, covenant, or other term of any item of Indebtedness. No Transferred Entity is a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person.

Section 4.07.        Absence of Certain Changes or Events. Except as expressly contemplated by the Transaction Agreements or in connection with the Pre-Closing Reorganization, since January 1, 2026, the Seller Parties and the Transferred Entities have conducted the Business in all material respects in the Ordinary Course of Business consistent with past practice, and, there has not been any Material Adverse Effect or any event that would materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements. Except for the Pre-Closing Reorganization, since January 1, 2026, no Seller Party (Related to the Business or with respect to any Transferred Asset), nor any Transferred Entity:

(a)         except as required by applicable Law, granted any material (based on such individual Business Employee) increase in the base compensation of, or paid any bonuses or other material (based on such individual Business Employee) compensation to (including, without limitation, any severance or termination pay to), any individual Business Employee earning base compensation of at least $130,000 prior to any such increase outside the Ordinary Course of Business (which Ordinary Course of Business includes annual increases for Business Employees and other employees of the Seller and its subsidiaries scheduled prior to the Agreement Date) or not in accordance with a previously existing Employee Plan;

(b)         (i) entered into, amended in any material respect, established or terminated or forgave any debt of any Business Employee under any Employee Plan in any such case outside the Ordinary Course of Business (such as customary offer letters) or not in accordance with a previously existing Employee Plan; (ii) granted any nonqualified deferred compensation, change in control, transaction, retention, sale bonus or similar compensatory arrangement to any Business Employee; (iii) taken any action to accelerate the vesting or payment of any compensation or benefit to any Business Employee under any Employee Plan; or (iv) hired or fired any Business Employee earning annual base compensation of at least $130,000 (other than hiring of any such Business Employee to fill a vacancy with the same compensation as the prior Business Employee in such role or the firing of a Business Employee for cause);

(c)         amended, modified or waived any provision of the organizational documents of the Transferred Entities;

(d)         issued, sold, pledged, transferred, disposed, or encumbered any equity interests in any Transferred Entity or equity interests convertible into or exchangeable for any other, direct or indirect, equity interests of any Transferred Entity;

(e)         changed the accounting policies or practices used with respect to the Business, except as required by GAAP, applicable Law, or reevaluated any assets used in the Business;

(f)         adjusted, reclassified, combined, split, subdivided, redeemed, purchased or acquired any equity interests of any Transferred Entity;

(g)         granted any stock options, warrants, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests to any Business Employee with respect to the equity interests of a Transferred Entity, or granted to any Person any right to acquire any equity interests of any Transferred Entity;

(h)         amended or modified in any material respect or terminated, waived or suffered any default under any Material Contract, or adopted or entered into a Material Contract other than as made available to Buyer, except in each case (i) in the Ordinary Course of Business, (ii) as required by applicable Law, (iii) as otherwise contemplated or permitted by this Agreement;

(i)         sold, assigned, transferred, conveyed, leased or removed or disposed of any assets with a then-current book value greater than $100,000 individually or $200,000 in the aggregate or otherwise not in the Ordinary Course of Business;

(j)         made any capital expenditures or committed for any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

(k)         made, changed or revoked any entity classification or other material Tax election of any Transferred Entity (other than any such Tax election reasonably necessary or appropriate to effectuate the transactions described in the Step Plan or the Section 338(h)(10) Elections), adopted or changed any accounting method in respect of Taxes, changed a Tax accounting period, filed any Tax Return or any amendment to a Tax Return in a manner inconsistent with past practice or made any voluntary Tax disclosure or amnesty filing, failed to pay any Taxes when due, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law) or similar agreement with respect to Taxes, settled any claim or assessment in respect of a material amount of Taxes, surrendered a Tax refund, credit or similar benefit, entered into any Tax sharing, Tax allocation, Tax indemnification or similar Contract or arrangement or consented to any extension or waiver of the limitation period applicable to any Taxes or Tax Returns, in each case, except as would not increase the Tax liability of any Transferred Entity in any taxable period (or portion thereof);

(l)         entered into or consummated any transaction for the acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any Person or business or division thereof;

(m)       entered into any bankruptcy, receivership, insolvency or similar proceedings or adopted any plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement);

(n)         mortgaged, pledged or made subject to any Lien (other than Permitted Liens) any asset or property, whether tangible or intangible;

(o)         initiated, defended or settled any claim, arbitration, mediation, dispute resolution procedure, or Action of any nature, other than any settlement that has been fully satisfied without any further Liability prior to the date hereof;

(p)         waived or released, or entered into any agreement not to assert any material right or claim, or any cancellation of any Indebtedness;

(q)         made any loan to, or entered into any other transaction or Contract with, any Affiliate or other related Person, other than pursuant to a previously existing Employee Plan in the Ordinary Course of Business;

(r)          lost, damaged or destroyed any assets used in the Business not covered by insurance and already replaced with an equivalent asset, in excess of $150,000 in the aggregate;

(s)          incurred any Indebtedness;

(t)          entered into any lease of real or personal property (other than renewals of existing lease arrangements) or in connection with a New Business Lease pursuant to Section 6.14;

(u)         conducted any business with respect to the Transferred Entities other than the Business (other than Nurses Unlimited, Inc., which conducts activities related to Seller’s home health business which are Excluded Liabilities and shall be fully assigned from Nurses Unlimited prior to Closing in accordance with the Step Plan); or

(v)         entered into any agreement or commitment in connection with the conduct of the Business to do any of the foregoing.

Section 4.08.        Absence of Litigation. Except as have been set forth in Section 4.08 of the Disclosure Schedule, since January 1, 2023, (i) no Actions are or have been pending or, to the Knowledge of Seller, are or have been threatened by or against any Seller Party (in each case, as Related to the Business or otherwise affecting the Transferred Assets) or any Transferred Entity and (ii) there is no Order issued against any Seller Party (in each case, as Related to the Business or otherwise affecting the Transferred Assets) or any Transferred Entity, in the case of each of the preceding clauses (i) and (ii) that would reasonably be expected to be material to the Business. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as the basis for the commencement of any such material Action or Order.

Section 4.09.        Compliance with Laws; Permits.

(a)         For the last five (5) years, (i) none of the Seller Parties (as Related to the Business or with respect to the Transferred Assets) or the Transferred Entities is or has been in violation in any material respect of any Laws or Orders and (ii) none of the Seller Parties (as Related to the Business or with respect to the Transferred Assets) or Transferred Entities has received any written or, to the Knowledge of Seller, oral notice or other written or, to the Knowledge of Seller, oral communication from any Government Authority alleging any material violation of applicable Laws or Orders as Related to or arising out of the operation of the Business or the Transferred Assets.

(b)         For the last five (5) years, none of the Seller Parties or the Transferred Entities is or has been in default under or is or has been in material violation of any Material Permit that remains unresolved as of the Agreement Date. Section 4.09(b) of the Disclosure Schedule sets forth each Material Permit. In the last five (5) years, none of the Seller Parties (as Related to the Business or with respect to the Transferred Assets) or the Transferred Entities have received any written notice or other written, or the Knowledge of Seller, oral communication from any Government Authority regarding (i) any actual, alleged or potential material violation of or failure to comply with any term or requirement of any Material Permit, that remains unresolved, or (ii) any actual or threatened (in writing, or, to the Knowledge of Seller, orally) revocation, suspension, cancellation or termination of any Material Permit.

(c)         Without limiting Section 4.09(a), each of the Transferred Entities or Persons acting on behalf thereof, for the last five (5) years, (i) is, and has been, in material compliance with the Anti-Corruption Law to the extent applicable to the Business; (ii) has not used or agreed to use any funds or assets for any unlawful contributions, gifts, entertainment or expenses or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and (iii) has not, directly or indirectly, offered, paid, or authorized the payment or giving of money or anything of value to any Government Official or other Person while knowing that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person for the purpose of (A) influencing any act or decision of such Government Official or other Person in his or her or its official capacity, (B) inducing such Government Official or other Person to do or omit to do an act in violation of his, her or its lawful duty, or (C) inducing such Government Official or other Person to use his, her or its influence or position with any Government Authority or other Person to influence any act or decision, in order to obtain or retain business for, direct business to, or secure any improper business or regulatory advantage for any Seller Party Related to the Business or any Transferred Asset. With respect to the Business, to the Knowledge of Seller, neither Seller nor any of its officers or employees (in their capacities as such) are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Law.

Section 4.10.        Intellectual Property.

(a)         The Assets, the Transferred Assets, the Company Intellectual Property, and the rights to be conveyed pursuant to the Assumed Contracts set forth in Section 2.02(a)(i)(B) of the Disclosure Schedule, together with all other rights granted to the Transferred Entities and Buyer under Section 7.06 and the Transaction Agreements, constitute all material Intellectual Property and IT Assets used by and necessary for the operation of the Business as currently conducted. Provided that Seller obtains all relevant Consents contemplated by Section 4.04 and Section 4.05 of the Disclosure Schedule, (i) no licenses or other consents are required from any Person to permit Buyer to fully exploit the Company Intellectual Property in connection with the conduct of the Business as currently conducted, and (ii) the consummation of the Transactions will not result in the loss of, or otherwise adversely affect, any ownership rights of the Transferred Entities in any Company-Owned Intellectual Property or the Transferred Entities’ rights to use any material Intellectual Property and IT Assets as currently used in the Business that would reasonably be expected to be material to the Business.

(b)        The operation of the Business by the Seller Parties and the Transferred Entities does not infringe upon, violate, or misappropriate the Intellectual Property of any third party.

(c)         None of the Seller Parties or the Transferred Entities has received any written claim or notice, or to the Knowledge of Seller, threat of a claim, from any Person since January 1, 2023, alleging that the operation of the Business by the Seller Parties or the Transferred Entities infringes upon, violates or misappropriates any Intellectual Property of any third party. There are no infringement Actions pending or to the Knowledge of Seller, threatened against the Seller Parties or the Transferred Entities alleging that the Company-Owned Intellectual Property or operation of the Business by the Seller Parties or the Transferred Entities infringes upon, violates, or misappropriates any Intellectual Property of any third party.

(d)         To the Knowledge of Seller, no Person is engaging in any activity that infringes, violates or misappropriates upon any Company-Owned Intellectual Property in a manner that would materially impair the ability of the Seller Parties or the Transferred Entities to operate the Business as currently conducted.

(e)         To the extent included in the Company-Owned Intellectual Property, Section 4.10(e) of the Disclosure Schedule sets forth a true and complete list of (i) all Registered IP; (ii) all material unregistered trademarks; (iii) all domain names and social media accounts; and (iv) all Company Software. The Seller Parties and Transferred Entities solely and exclusively own all right, title, and interest in and to all Company-Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and have the valid and enforceable right to use all other material Intellectual Property, including the IT Assets, used by and necessary for the operation of the Business as currently conducted. The Company-Owned Intellectual Property is valid, enforceable and subsisting, and none of the Registered IP is the subject of any proceeding, action, opposition, cancellation, interference, reissue, review or reexamination proceeding filed with any Government Authority. Each current and former employee, consultant, and independent contractor of the Seller Parties or Transferred Entities who has contributed to the creation or development of any Company-Owned Intellectual Property has been required to execute, and to the Knowledge of the Seller has executed, a valid and enforceable written agreement containing an assignment to a Seller Party or Transferred Entity of all right, title and interest in and to any such Intellectual Property created or developed by such Person in the scope of his or her employment or engagement, and no such Person has any claim to or ownership interest in any Company-Owned Intellectual Property.

(f)         The Seller Parties and Transferred Entities have taken commercially reasonable actions to maintain the confidentiality, secrecy and value of the Trade Secrets Related to the Business. Such Trade Secrets have not been used by or disclosed to any Person except pursuant to valid non-disclosure agreements with commercially reasonable protections of such Trade Secrets made available to such Person. To the Knowledge of Seller, there has not been any breach by any third party of any material confidentiality obligation to the Seller Parties or Transferred Entities with respect to the Business. All current and former employees of the Seller Parties and Transferred Entities, and all current and former independent contractors and consultants of the Seller Parties and Transferred Entities, who have had access to material confidential or proprietary information Related to the Business have entered into confidentiality agreements with the Seller Parties or Transferred Entities.

(g)         Since January 1, 2023, there has not been any material malfunction with respect to any of the IT Assets, which are owned, leased or licensed by or on behalf of the Transferred Entities, included in the Transferred Assets or otherwise used in the Business, that has not been remedied or replaced in all material respects. To the Knowledge of Seller, no IT Asset owned by or used by the Transferred Entities contains any Malicious Code. The Transferred Entities have implemented and maintained commercially reasonable technical and organizational measures designed to protect the IT Assets against unauthorized access, use, modification, or other misuse. The Transferred Entities maintain and adhere to commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities.

(h)         Except as set forth on Section 4.10(h) of the Disclosure Schedule, the Seller Parties and Transferred Entities do not use any AI Systems in the operation of the Business in any material respect and have not developed and do not own any AI Systems that are purported to be proprietary to the Seller Parties and/or Transferred Entities and held for use in the Business. Except in compliance with applicable Privacy Obligations, the Seller Parties and Transferred Entities have not (1) Processed or included any Personal Information in the data submitted or made available to any AI Systems; (2) made or authorized any untrue or misleading statements to customers, users or other third parties regarding the use of AI Systems; or (3) failed to adequately disclose the use of AI Systems where required by Privacy Obligations.

(i)         No funding, facilities, or personnel of any Government Authority were used to develop or create any Company-Owned Intellectual Property. No Government Authority has any rights in or to any Company-Owned Intellectual Property.

Section 4.11.        Environmental Matters. Except as set forth in Section 4.11 of the Disclosure Schedule:

(a)         each of the Seller Parties with respect to the Transferred Entities, Transferred Assets and Assumed Liabilities is, and since January 1, 2023, has been, in material compliance with all Environmental Laws and Environmental Permits;

(b)         since January 1, 2023, none of the Transferred Entities nor any other Person for whose conduct the Transferred Entities are or may be held responsible have any material Liabilities relating to (i) Hazardous Materials or (ii) any alleged, actual, or potential violation or failure to comply with any Environmental Laws;

(c)         to the Knowledge of Seller, (i) there has been no Release or threat of Release at, on, or under the Real Properties or at any geologically or hydrologically adjoining property and (ii) no aboveground or underground storage tanks containing Hazardous Materials are present on any portion of the Real Properties;

(d)       all Hazardous Materials used by the Transferred Entities have been stored and disposed of in accordance with all Environmental Laws in all material respects;

(e)         to the Knowledge of Seller, there has been no Release or threat of Release of any Hazardous Materials at any location by the Transferred Entities. The Transferred Entities have not agreed to assume, undertake or provide indemnification for any Liability of any other Person under any Environmental Laws, including any obligation for investigation or clean-up of Hazardous Materials; and

(f)         Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Transferred Entities pertaining to Hazardous Materials or the Release thereof at the Real Properties or any other properties or assets (whether real, personal or mixed) in which the Transferred Entities have an interest, or concerning compliance with Environmental Laws by the Transferred Entities or any other Person for whose conduct the Transferred Entities are or may be held responsible.

Section 4.12.        Material Contracts.

(a)         Section 4.12(a) of the Disclosure Schedule sets forth a list of the following types of Contracts to which a Transferred Entity is a party or by which any Seller Party (with respect to the Business or any Transferred Asset) is bound (together with any additional Contracts duly entered into after the date of this Agreement pursuant to the terms of Section 6.01, each, a “Material Contract”):

(i)         contains a legal obligation of a Seller Party (with respect to the Business) or any Transferred Entity to purchase goods, products or services from a supplier of the Business that (A) is currently in effect and (B) involves future payments, other residual liability, performance of services, or delivery of goods or materials to or by the Business of any amount or value reasonably expected to exceed $250,000 in any twelve (12)-month period, in any such case, other than an Employee Plan;

(ii)         contains covenants currently in effect that in any way impose any material restrictions on any Transferred Entity’s or its Affiliates’ right to conduct the Business or is otherwise binding on any Transferred Asset (other than customary indemnification and confidentiality provisions entered into with vendors and payors in the Ordinary Course of Business);

(iii)        is a Contract for the purchase or sale of real property;

(iv)        is a Contract for the lease, sublease, license or similar Contract (including the Real Property Leases) representing an interest in or in respect of any Leased Real Property;

(v)        is a Contract with a Material Supplier (excluding routine purchase orders submitted to suppliers in the Ordinary Course of Business) or a Material Payor;

(vi)       sets forth the terms of Indebtedness (other than as provided in clauses (c), (d), (f), (m), or (p) of the definition thereof) of the Transferred Entities or is otherwise binding upon any Transferred Asset;

(vii)        is a collective bargaining agreement or any other Contract with a labor union or organization;

(viii)     constitutes any employment or consulting agreement between any Transferred Entity and any of the directors, officers, employees or consultants of any Transferred Entity or between any Seller Party and any Business Employee that (A) obligates a Transferred Entity or any Seller Party to make annual base cash compensation payments in an amount exceeding $130,000 or make any cash payments in excess of $130,000 to any Person in the event of a termination of such Person’s employment or consulting arrangement with a Transferred Entity or a Seller Party or on account of the transactions contemplated by this Agreement; or (B) contains non-competition provisions for the benefit of any Transferred Entity from a director, officer, employee or an independent consultant whose annual base compensation exceeds $130,000 (or for the benefit of any Seller Party from any Business Employee);

(ix)        is a Contract with any employee of any Transferred Entity or any other Business Employee providing for any nonqualified deferred compensation, change in control or “parachute” payment, vesting acceleration, debt forgiveness, transaction bonus, or severance; or

(x)         is any joint venture or partnership Contract with a party that is not a Transferred Entity;

(xi)         is any Contract with a Healthcare Professional;

(xii)        is any Contract between a Seller Party (with respect to the Business) or any Transferred Entity, on the one hand, and any officer, director, manager, or Affiliate of Seller or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand (outside of Employee Plans or employment arrangements entered into in the Ordinary Course of Business);

(xiii)     is any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, capital stock or other equity securities or assets of any other Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise) (A) entered into within the five (5) year period preceding the Agreement Date or (B) under which a Transferred Entity or Seller Party (with respect to the Business) otherwise has an outstanding obligation, including any indemnification obligation or payment obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(xiv)     is any Contract that contains restrictions binding on a Transferred Entity or a Seller Party (with respect to the Business), or that will restrict the freedom of Buyer upon consummation of the transactions contemplated by this Agreement, in each case, to solicit or hire any referral source, individual or class of individuals for employment, excluding in any such case any confidentiality restrictions;

(xv)       is any Contract that requires any Transferred Entity or Seller Party (with respect to the Business) to indemnify any Person, other than in the Ordinary Course of Business, including any agreement that requires any Transferred Entity or Seller Party (with respect to the Business) to act as a guarantor or surety;

(xvi)       is any Contract that provides for a power of attorney or grant of agency that cannot be terminated or revoked within sixty (60) days prior notice;

(xvii)    is any Contract (A) pursuant to which a Transferred Entity or a Seller Party (with respect to the Business) (1) is granted by any third party any license of or right to use Intellectual Property (other than agreements for commercially available, off-the-shelf software and non-disclosure or confidentiality agreements entered into in the Ordinary Course of Business) or (2) grants to any third party any license of or right to use any Company Intellectual Property, or (B) pursuant to which a Transferred Entity or Seller Party (with respect to the Business) has agreed to any transfer of any Company Intellectual Property or restriction of the Transferred Entity’s or Seller Party’s right to use or enforce any Company Intellectual Property;

(xviii)    is any Contract involving a remaining commitment to pay capital expenditures in excess of $100,000;

(xix)    is any Contract to sell or otherwise dispose of any capital assets having a fair market value in excess of $100,000;

(xx)    is any Contract relating to any interest rate, derivatives or hedging transactions;

(xxi)    is any Contract with a referral source, including any agreement with a health care provider for the provision of services, rental of space and/or rental of equipment;

(xxii)    is any Contract with any group purchasing organization for which there have been or are expected to be annual expenditures in excess of $200,000;

(xxiii)    is any Contract pursuant to which a Transferred Entity or Seller Party (with respect to the Business) manages the operations of any other Person or pursuant to which a Transferred Entity or Seller Party (with respect to the Business) has management services provided to it;

(xxiv)    is any Contract under which any Transferred Entity or Seller Party (with respect to the Business) is lessee of, or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $150,000;

(xxv)    is any Contract under which any Transferred Entity or Seller Party (with respect to the Business) is lessor of, or permits any third party to hold or operate any personal property, for which the annual rental exceeds $150,000;

(xxvi)    is any Contract with a Government Authority; or

(xxvii)    is any Contract involving the settlement of any Action or threatened and (A) which will involve payments after the Agreement Date, or, since January 1, 2023, involved payments made in excess of $100,000, (B) with respect to which conditions precedent to the settlement have not been satisfied, or (C) which involve non-monetary relief, or (D) that otherwise have any obligations outstanding (other than customary releases and confidentiality obligations).

(b)         Each Material Contract is a legal, valid and binding obligation of the Seller Party or Transferred Entity party thereto, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the applicable Seller Party or Transferred Entity, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception. None of the Seller Parties or the Transferred Entities or any other party to a Material Contract is in, or has been since January 1, 2023, material default under or material breach of a Material Contract and to the Knowledge of Seller, no event has occurred, and no condition exists that, with notice or lapse of time or both, would constitute a material default or breach by any Seller Parties or the Transferred Entities under a Material Contract or any other party to any such Material Contract. Seller has made available to Buyer all true, correct and complete copies (including all modifications, amendments, and supplements thereto or waivers thereunder) of all Material Contracts.

(c)         No Seller Party or Transferred Entity has received any written or, to the Knowledge of Seller, oral notice of any intention to terminate any Material Contract. None of the Material Contracts is currently subject to, or is expected to be subject to, cancellation or any other material modification by the other party thereto, including stopping or materially decreasing the rate of its transactions, expiration within the next twelve (12) months, or otherwise materially and adversely changing its business relationship with any Seller Party or Transferred Entity (as applicable), or is subject to, or is expected to be subject to, any penalty, right of set-off, or other charge by the other party thereto for late performance or delivery.

Section 4.13.        Employment.

(a)         Section 4.13(a) of the Disclosure Schedule sets forth a true and accurate list of the Business Employees, as of a date that is within three (3) Business Days prior to the date of this Agreement, identifying in each case, name, job title, job location, employer, classification as exempt or non-exempt under applicable wage and hour Laws, hourly rate or annual salary (as applicable), target commission, bonus or other incentive-based compensation, accrued and unused paid time off, inactive or active status, and date of hire.

(b)         Section 4.13(b) of the Disclosure Schedule sets forth a list of each collective bargaining agreement that is applicable to the Business Employees. To the Knowledge of Seller, there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Business, nor have there been any such material activities since January 1, 2023. No material strikes, slowdowns or work stoppages are pending or, to the Knowledge of Seller, threatened with respect to the Business Employees, nor have there been any such actions since January 1, 2023.

(c)         With respect to the Business Employees, the Seller Parties, the Transferred Entities and their respective Affiliates are and have been since January 1, 2023 in compliance in all material respects with all applicable Laws relating to the employment of the Business Employees, including Laws related to employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination, classification of contractors, classification of employees as exempt or non-exempt from overtime, work authorization (including I-9 and E-Verify requirements), leaves of absence, workers’ compensation, unemployment, anti-harassment, and occupational health and safety, collective bargaining and unfair labor practices.

(d)         The Seller Parties, the Transferred Entities and their respective Affiliates have paid in all material respects all wages, salaries, commissions, and other compensation due to or on behalf of current and former Business Employees. To the Knowledge of Seller, none of the Seller Parties or the Transferred Entities is subject to any pending investigation by any Government Authority with respect to the Business, and no material Action is currently pending against the Seller Parties or the Transferred Entities by or on behalf of current or former Business Employees, nor has there been any such material Action pending since January 1, 2023. No material obligations of the Seller Parties or the Transferred Entities to comply with any Order in respect of any current or former Business Employees are outstanding or unsatisfied in any material respect.

(e)         With respect to current or former Business Employees, since January 1, 2023, the Seller Parties, the Transferred Entities and their respective Affiliates have not implemented any employee layoffs or facility closures or other action that required notice under the WARN Act, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

(f)         To the Knowledge of Seller, (a) no management-level Business Employee is bound by any Contract with any third party which restricts or prohibits such employee from being employed by or providing services on behalf of the Business; and (b) no management-level Business Employee has notified the Seller Parties, the Transferred Entities or their respective Affiliates of such Business Employee’s intent to resign within twelve (12) months following the Closing Date.

(g)         Since January 1, 2023, the Seller Parties, the Transferred Entities and their respective Affiliates have not received any written, or, to the Knowledge of Seller, oral, complaint or allegation of unlawful discrimination or unlawful harassment against any management-level Business Employee relating to such Business Employee’s employment with the Seller Parties, the Transferred Entities or their respective Affiliates, nor entered into any settlement agreement regarding any such complaint or allegation of discrimination or harassment.

Section 4.14.        Employee Benefit Matters.

(a)         Section 4.14(a) of the Disclosure Schedule lists each material Employee Plan and whether each such Employee Plan is a Business Employee Plan. With respect to each material Employee Plan, Seller has made available to Buyer a copy of the following documents, to the extent applicable: (i) the plan document (including any amendments thereto and insurance policies), (ii) a copy of the three most recent Form 5500 reports, (iii) if the Employee Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter or advisory opinion, (iv) the most recent summary plan description and all summaries of material modifications thereto, (v) the trust or other funding agreement (including any amendments thereto), (vi) actuarial reports (if any), (vii) all non-routine correspondence with any Government Authority within the last three (3) years; and (viii) all discrimination testing results for each Employee Plan for the three most recent plan years (if any). Sellers have made available to Buyer the material terms and conditions of any unwritten Employee Plan.

(b)         None of the Seller Parties (Related to the Business or any Transferred Asset) or the Transferred Entities sponsors, maintains, or contributes to, or since January 1, 2023, has sponsored, maintained or contributed to, (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a multiple employer plan as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, and none of the Seller Parties (Related to the Business or any Transferred Asset), the Transferred Entities or any ERISA Affiliate has any Liability with respect to any plan described in clauses (i), (ii) or (iii).

(c)         Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or, with respect to a prototype, volume submitter or other pre-approved plan, can rely on a favorable opinion or advisory letter from the IRS to the prototype, volume submitter or pre-approved plan sponsor, and to the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Plan in any material respect.

(d)         None of the Employee Plans, nor any other written or oral agreement entered into with a Business Employee under which any Transferred Entity could have any liability provide for continuing medical, dental, vision, disability or life insurance benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. Each Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder.  There exists no basis upon which any Transferred Entity or an ERISA Affiliate would be expected to be subject to any penalties or assessable payments under Sections 4980D, 4980H, 6055, 6056, 6721 or 6722 of the Code, nor has any Transferred Entity or any ERISA Affiliate since January 1, 2023 received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.

(e)         Each Employee Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Law. Seller and the Transferred Entities have in all material respects timely paid all contributions, premiums and expenses payable to or in respect of each Employee Plan under the terms thereof and in accordance with applicable Law. Neither Seller, any Transferred Entity, any ERISA Affiliates nor, to the Knowledge of Seller, any other Person, has engaged in any transaction with respect to any Employee Plan that would be reasonably likely to subject any Transferred Entity, any Subsidiary of a Transferred Entity, or the Buyer to any material Tax or material penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(f)         Except as set forth in Section 4.14(f) of the Disclosure Schedule, the consummation of the transactions contemplated hereby would not, alone or in combination with any other event, (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Plan for any Business Employee, (ii) otherwise entitle any current or former director or employee of any Transferred Entity or any Business Employee to severance pay or any other payment from any Transferred Entity or any Seller Party or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)         There are no pending or, to the Knowledge of Seller, threatened, Actions that have been asserted relating to any Employee Plan (other than routine claims for benefits). To the Knowledge of Seller, no examination or audit of any Employee Plan by any Government Authority is currently in progress or, to the Knowledge of Seller, threatened. No voluntary correction with respect to any Employee Plan is currently in progress.

(h)         Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in all material respects in compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no material additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Employee Plan, and no employee of any Transferred Entity or other Business Employee is entitled to any gross-up or otherwise entitled to indemnification by any Transferred Entity or any ERISA Affiliate for any violation of Section 409A of the Code.

(i)         There is no Employee Plan that is maintained for the benefit of any employee of a Transferred Entity or other Business Employee in a jurisdiction other than the United States.

Section 4.15.        Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a)         The Seller Parties and the Transferred Entities have timely filed, or have had timely filed on their behalf, with the appropriate Government Authority all income and other material Tax Returns required to be filed by the Seller Parties (with respect to the Business or the Transferred Assets) and the Transferred Entities on or before the Closing Date (taking into account requests for extensions to file such Tax Returns). Such Tax Returns are true, complete and correct in all material respects and were prepared in compliance with applicable Law. All income and other material amounts of Taxes of the Seller Parties (with respect to the Business or the Transferred Assets) or the Transferred Entities (including estimated Taxes) have been fully and timely paid (whether or not shown on any such Tax Returns) to the appropriate Government Authority. No Transferred Entity is the current beneficiary of any extension of time (other than automatic extensions of time obtained in the Ordinary Course of Business) within which to file any Tax Return or pay any Tax.

(b)         No waivers or extensions (other than automatic extensions of time obtained in the Ordinary Course of Business) of statutes of limitation with respect to the Taxes or Tax Returns of the Seller Parties (with respect to the Business or the Transferred Assets) or the Transferred Entities have been given or received by the Seller Parties or the Transferred Entities; no request for any waiver or extension (other than automatic extensions of time obtained in the Ordinary Course of Business or the Transferred Assets) of statutes of limitation with respect to the Taxes or Tax Returns of the Seller Parties (with respect to the Business) or the Transferred Entities is currently pending; and no request for any waiver or extension (other than automatic extensions of time obtained in the Ordinary Course of Business) of any statute of limitations with respect to the Taxes or Tax Returns of the Seller Parties (with respect to the Business or the Transferred Assets) or the Transferred Entities has been granted or made by any Government Authority.

(c)         Each of the Seller Parties (with respect to the Business or the Transferred Assets) and each of the Transferred Entities has (i) deducted, withheld and timely paid to the appropriate Government Authority all amounts required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person, and (ii) complied with all reporting and recordkeeping requirements relating to such Taxes (including, without limitation, the timely filing and delivery of all IRS Forms W-2 and 1099 with respect thereto).

(d)         Each of the Seller Parties (with respect to the Business or the Transferred Assets) and each of the Transferred Entities has (i) collected any material amounts of sales, use, value added and similar Taxes required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Government Authority, and (ii) properly requested, received and retained in accordance with applicable Laws all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of a material amounts of Taxes on sales, services provided or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes in all material respects.

(e)         In the last five (5) years, there have not been any audits, examinations, actions or other administrative or court proceedings against or with respect to any Seller Party (with respect to the Business or the Transferred Assets) or Transferred Entity with regard to any material amount of Taxes, or any Income Tax Returns or other material Tax Returns, and no Seller Party (with respect to the Business or the Transferred Assets) or Transferred Entity has received a written notice from a Government Authority regarding any actual or threatened audits, examinations or other proceedings relating to Tax matters. No material deficiency or adjustment for any Taxes has been proposed, asserted or assessed in writing by a Government Authority against any Seller Party (with respect to the Business or the Transferred Assets) or Transferred Entity that is still pending, and there are no outstanding refund claims with respect to any Tax or Tax Return of the Seller Parties (with respect to the Business or the Transferred Assets) or Transferred Entities. No Seller Party (with respect to the Business or the Transferred Assets) or Transferred Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time (other than automatic extensions of time obtained in the Ordinary Course of Business) with respect to a Tax assessment or deficiency.

(f)         There are no Liens for Taxes on the Transferred Assets or the assets of the Transferred Entities, other than statutory Liens for current Taxes not yet due and payable.

(g)         No Transferred Entity (i) is a party to or bound by a Tax sharing, indemnity, allocation or similar Contract or arrangement (whether or not written), other than commercial agreements entered into in the Ordinary Course of Business a primary purpose of which does not relate to Taxes, pursuant to which it will have any obligation to make any payments after Closing, (ii) is subject to any private letter ruling, technical advice memorandum, closing agreement or similar ruling of the IRS or comparable rulings or agreements of any other Government Authority, or (iii) has requested a private letter ruling, technical advice memorandum, closing agreement or any similar ruling or agreement from a Government Authority.

(h)         In the last five (5) years, no Transferred Entity is or has ever been a member of an affiliated, consolidated, unitary, combined or similar Tax group for purposes of filing an Income Tax Return, other than a group of which Horizon is the common parent. No Transferred Entity or Seller Party (solely with respect to the Business or the Transferred Assets) is liable for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than commercial agreements entered into in the Ordinary Course of Business a primary purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i)         Prior to the date hereof, the following have been made available to Buyer: (i) to the extent in existence and other than any Combined Tax Return, complete copies of all U.S. federal, state, local and non-U.S. Income Tax Returns of the Transferred Entities (or pro forma copies thereof) for taxable periods beginning after December 31, 2022, (ii) all other material Tax Returns of the Transferred Entities relating to taxable periods beginning after December 31, 2022, and (iii) all examination reports, notices or proposed notices of deficiency or assessment, information document requests, correspondence and other similar documentation relating to Taxes or Tax Returns of the Seller Parties (solely with respect to the Business or the Transferred Assets) or the Transferred Entities for any taxable period beginning after December 31, 2023.

(j)         Neither Buyer nor any of its Affiliates (including after the Closing, the Transferred Entities) will be required to include any material amount of income in, or exclude any material amount of deductions from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, use of the cash method of accounting or use of an improper method of accounting, by a Transferred Entity for a taxable period (or portion thereof) ending on or prior to the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law) entered into by a Transferred Entity on or prior to the Closing; (iii) installment sale or open transaction disposition made by a Transferred Entity on or prior to the Closing; (iv) “long-term contracts” to which a Transferred Entity is a party or otherwise bound that are subject to a method of accounting provided for in Section 460 of the Code; (v) election by a Transferred Entity under, or application of, IRS Revenue Procedure 2004-34, Sections 451, 455, or 456 of the Code or the Treasury Regulations promulgated thereunder (or any corresponding provision of state, local, non-U.S. or other Law); (vi) intercompany transaction, deferred intercompany item, intercompany obligation or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar transaction or account under state, local or foreign Law) entered into or created on or prior to the Closing Date or recapture under Treasury Regulations Section 1.1503(d)-6 of dual consolidated losses that arose in a taxable period (or portion thereof) ending on or prior to the Closing Date; (vii) the application of Sections 951, 951A, 951B, or 952(c)(2) of the Code attributable to a taxable period prior to the Closing; (viii) prepaid amounts, advanced payments or deferred revenue received or accrued by a Transferred Entity prior to the Closing; (ix) the deferral of any Tax obligations with respect to a Pre-Closing Tax Period pursuant to the CARES Act or similar statutory relief; or (x) any election under Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law).

(k)         Each of the Transferred Entities currently uses and has always used the accrual method of accounting for U.S. federal and applicable state, local and non-U.S. Income Tax purposes.

(l)         No Transferred Entity is or has ever been a shareholder of (i) a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or non-U.S. Tax Law), or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m)         No Transferred Entity has ever been a party to or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Section 6662 of the Code.

(n)        All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which have been paid by a Transferred Entity (or any Affiliates thereof) have been made on an arm’s length basis within the meaning of Section 482 of the Code and the Treasury Regulations and rulings promulgated thereunder. No claim has been asserted by any Government Authority that any Transferred Entity is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Law.

(o)         No Transferred Entity is a party to any joint venture, Contract or other arrangement that could be treated as a partnership for federal income tax purposes. None of the Transferred Assets is an equity interest in another Person.

(p)         No Transferred Entity has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(q)         No claim has ever been made by a Government Authority in a jurisdiction where a Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to taxation in that jurisdiction, and there is no basis for any such claim to be made or asserted. No Transferred Entity (i) has (nor has ever had) a fixed place of business or permanent establishment in any country other than the United States of America or (ii) is (or has ever been) subject to Tax in a jurisdiction outside the United States of America.

(r)         None of the Seller Parties or Transferred Entities is a “foreign person” within the meaning of Section 1445 of the Code. No Transferred Entity has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)         No Transferred Entity possesses or holds, and the Transferred Assets do not include, any material property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts of intangibles that is or is reasonably expected to become escheatable or reportable as unclaimed property to any Government Authority under any applicable escheatment, unclaimed property or similar Law.

(t)         The Income Tax classifications of the Transferred Entities are and have been as follows:

(i)         At all times since their respective formations, (A) Guardian Personal Care Services of Georgia, LLC, (B) Guardian Personal Care Services, LLC, (C)Texas Home Health of America, LP, (D) Gareda, LLC, (E) AccentCare at Home of Pennsylvania, LLC, and (F) AccentCare at Home of Minnesota, LLC have each been disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) and any similar or analogous provisions of state and local Income Tax Law, and no election has been made (or is pending) to change such status.

(ii)         At all times since their respective formations, (A) AccentCare at Home, Inc. (“AccentCare AZ”), (B) AccentCare of California, Inc. (“AccentCare CA”), (C) AccentCare of Washington, Inc. (“AccentCare WA”), and (D) Nurses Unlimited, Inc. (“Nurses Unlimited” and, together with AccentCare AZ, AccentCare CA and AccentCare WA, the “Transferred C Corporations”) have been classified as C corporations for U.S. federal and applicable state and local Income Tax purposes, and no election has been made (or is pending) to change such status.

(u)         To the Knowledge of Seller, no event or other circumstance has occurred that will prevent Buyer and Horizon from making a valid Section 338(h)(10) Election with respect to any of the Transferred C Corporations.

(v)         No Transferred Entity has ever been a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify for tax-deferred treatment under Sections 355 or 361 of the Code.

(w)       To the Knowledge of Seller, none of the Transferred Equity Interests is a “loss share” within the meaning of Treasury Regulations Section 1.1502-36 (or any similar provision of state, local or non-U.S. Law) that will result in a reduction of any Tax attributes of any Transferred Entity pursuant to Treasury Regulations Section 1.1502-36(d) (or any similar provision of state, local or non-U.S. Law).

(x)         All books and records and other supporting information with respect to all Tax Returns of the Transferred Entities for which the statute of limitations has not expired have been maintained by the Transferred Entities in accordance with applicable Law. No Transferred Entity has executed any power of attorney with respect to any Tax or Tax Return, other than a power of attorney that will no longer be in force after the Closing.

(y)         No Transferred Entity is a partner for U.S. federal income Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for U.S. federal Income Tax purposes, and no Transferred Asset is an interest in any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for U.S. federal Income Tax purposes.

(z)         No Transferred Entity is a party to or the recipient of any Tax holidays, abatements, incentives and similar grants made or awarded by any Government Authority. No Tax credits, grants or similar amounts claimed or received by the Transferred Entities will be subject to “clawback” or recapture as a result of the Transactions.

(aa)         Notwithstanding anything in this Agreement to the contrary (other than Section 4.15(w)), no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of the Transferred Entities for any taxable period (or portion thereof) beginning on or after the Closing Date.

Section 4.16.        Real Property.

(a)         No Transferred Entity or any Seller Party (with respect to the Business) owns any Owned Real Property. Section 4.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of Leased Real Property. The Seller Parties and the Transferred Entities have a legal, valid, binding and enforceable leasehold interest in and to the leasehold estate (as lessee or sublessee) in each Leased Real Property set forth in Section 4.16(a) of the Disclosure Schedule, in each case, free and clear of all Liens, except for Permitted Liens.

(b)         All Real Property Leases are in full force and effect and are enforceable as against such Seller Party or Transferred Entity, and to the Knowledge of Seller, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and no written notices of material default under any such Real Property Leases have been sent or received by the Seller Parties or the Transferred Entities within the one year period ending on the Agreement Date. Neither the Seller Parties, the Transferred Entities nor, to the Knowledge of Seller, any other party to any Real Property Lease, is in any material breach or default under any Real Property Lease and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time, or both, would constitute a breach or default under any Real Property Lease or permit the termination, modification or acceleration of rent thereunder. Each Seller Party or Transferred Entity is a tenant or possessor in good standing under its applicable Real Property Lease and all rents currently due under such Real Property Leases have been paid. The Seller Parties and/or Transferred Entities are in peaceful and undisturbed possession of each parcel of Leased Real Property leased by such entity Related to the Business. Neither the Seller Parties nor the Transferred Entities are a tenant, subtenant or licensee under any leases of any real property other than the Leased Real Property. The Leased Real Property constitutes all of the real property necessary for operation of the Business as currently conducted.

(c)         None of the Seller Parties or the Transferred Entities has received any written notice from any Government Authority asserting any violation of applicable Laws with respect to any Real Properties that remains uncured and that would reasonably be expected to have a Material Adverse Effect. Each Leased Real Property and its current use, occupancy and operation by the applicable Seller Parties or Transferred Entities does not violate or conflict with any material covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Lien.

(d)         Except for the Real Property Leases, there are no leases, occupancies, tenancies, licenses or subleases encumbering any portion of the Leased Real Property. All utility services required for the normal operation of the Business as currently conducted currently serve the Leased Real Property. The operations of the Seller Parties and the Transferred Entities currently conducted on the Leased Real Property are permitted by all applicable Laws and are in accordance with the certificates of occupancy relating to the Leased Real Property and the terms of any Permits relating to the Leased Real Property. The Seller Parties and the Transferred Entities have not applied for and have not received written notices of any application for rezoning or any other similar change in Laws that would adversely affect their use of the Leased Real Property. All Permits necessary in connection with the present use and operation of the Leased Real Property and the lawful occupancy of the Leased Real Property have been issued by the appropriate Government Authorities. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of Seller, threatened against any of the Leased Real Property or any improvement thereon.

(e)         None of the Seller Parties or the Transferred Entities have assigned, sublet, transferred, conveyed, mortgaged, deeded in trust, granted a security interest in or encumbered any interest in any Leased Real Property.

(f)         The Leased Real Properties and any buildings, plants, fixtures, improvements or structures (including heating, ventilation and air conditioning systems, roof, foundation and floors) located on the Leased Real Properties (the “Facilities”) are in good condition and repair sufficient for their intended use and are otherwise adequate, suitable and sufficient for the operation of the Business as currently conducted, and to the Knowledge of Seller, are free of material defects and structural deficiencies. To the Knowledge of Seller, there are no ongoing or planned capital expenditure, construction or redevelopment projects relating to any Leased Real Property, and neither the Seller Parties nor the Transferred Entities have deferred any maintenance of the Facilities in contemplation of the transactions contemplated by this Agreement or otherwise.

Section 4.17.        Sufficiency of Assets and Transferred Assets; Liens.

(a)        On the Closing Date (assuming receipt of all Required Approvals set forth on Section 3.02(a)(vii) of the Disclosure Schedule), the Assets and the Transferred Assets will, taking into account the rights granted and services to be performed under the Transaction Agreements, including the services set forth in the Transition Services Agreement, and the Pre-Closing Reorganization, constitute all of the assets, rights and properties (other than (i) the Seller Intellectual Property and (ii) the Shared Services, to the extent not provided to Buyer or the Transferred Entities under the Transition Services Agreement) that are necessary for Buyer and the Transferred Entities to conduct the Business in all material respects as it is presently and has historically been conducted; provided, however, that nothing in this Section 4.17(a) shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or availability of the same). Each Seller Party and the Transferred Entities have good and valid title to, or otherwise has the right to use pursuant to a valid lease or similar contractual arrangement, all of the rights, assets and properties (other than (i) Intellectual Property, which is the subject of Section 4.10, and (ii) Shared Services, to the extent not provided to Buyer or the Transferred Entities under the Transition Services Agreement) that are required for the operation of the Business in all material respects as it is currently conducted, free and clear of all Liens, except for Permitted Liens.

(b)         Except for Permitted Liens, the Transferred Assets and the Assets (other than the leasehold estate (as lessee or sublessee) in the Leased Real Properties, which are the subject of Section 4.16) are owned by or will otherwise be made available to the Seller Parties or the Transferred Entities, as the case may be, free and clear of all Liens. All (i) items of tangible personal property and (ii) buildings, plants, fixtures, improvements or structures located on the Leased Real Properties, in each case, that are necessary to the operation of the Business as it is currently conducted, are in operating condition, ordinary wear and tear excepted, and are not in need of extraordinary maintenance, and are suitable and adequate for the purposes in which they are currently being used.

Section 4.18.        Insurance. Section 4.18 of the Disclosure Schedule provides a list of all Insurance Policies maintained for, at the expense of or for the benefit of, the Transferred Entities, the Transferred Assets, or the Business (the “Available Insurance Policies Schedule” and such Insurance Policies included thereon, the “Business Insurance Policies”), including the name of the insurer, the named insured(s), liabilities covered thereunder, the amount of coverage (including the amount of any deductible or other self-insured retention), expiration date, policy number and whether such policy is claims-made or occurrence-based. Each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full, and neither Seller nor any of its Affiliates is in default with respect to any other material obligations thereunder. No notice of cancellation or nonrenewal with respect to any such Insurance Policy currently in force has been received by any Seller Party or any Transferred Entity. Seller has made available to Buyer true, correct and complete copies of all such Insurance Policies for the twelve (12) months ended as of July 31, 2026, loss runs through May 28, 2026 and workers’ compensation claims for the same periods. Each such Insurance Policy provides adequate insurance coverage for the operation of the Business taken as a whole and is sufficient for material compliance with all applicable Law and agreements to which any Seller Party or Transferred Entity is bound. There is no claim pending under any such Insurance Policy or bonds as to which coverage with respect to the Business has been questioned, denied or disputed by the underwriters of such policy or bond.

Section 4.19.        Affiliate Arrangements. Except for the Transaction Agreements, Section 4.19 of the Disclosure Schedule lists all arrangements, understandings and Contracts related to the Business between or among (a) any members of the Seller Group or (b) any manager, director, officer or, to the Knowledge of Seller, any employee of any member of the Seller Group or any of their respective Affiliates (including the Transferred Entities) (other than any employment, severance, bonus or similar arrangement already described on Section 4.12(a) of the Disclosure Schedule), on the one hand, and any Transferred Entity, on the other hand.

Section 4.20.        Data Protection.

(a)         Each Transferred Entity’s Processing of Personal Information, and the Processing of Personal Information with respect to the Business, is in compliance in all material respects, and since January 1, 2023, has materially complied with (i) all material Contracts involving the Processing of Personal Information to which the Transferred Entity or the Seller, with respect to the Business, is a party, (ii) the Privacy Policies, and (iii) applicable Data Privacy Laws (collectively, the “Privacy Obligations”). The execution, delivery, performance and consummation of the Transactions (including the Processing of Personal Information in connection therewith) does not and would not reasonably be expected to result in a material violation of any Privacy Obligation.

(b)         In the last five (5) years, neither Seller nor any Transferred Entity has received written notice of, and, there is no pending or, to the Knowledge of Seller, threatened claim, inquiry, written request, complaint, or investigation with respect to any Breach (as such term is defined under HIPAA) or any other actual or alleged violation or non-compliance with HIPAA by any Seller Party related to the Business or any Transferred Entity. For the last five (5) years, (1) with respect to Protected Health Information (as that term is defined under HIPAA) in the possession or under the control of, or held or transmitted for or on behalf of, the Business: (i) no Breach (as such term is defined under HIPAA) and (ii) no Security Incident (as such term is defined under HIPAA) has occurred, in each case, resulting in loss or unauthorized use of or access to Protected Health Information that required disclosures or notifications to any Government Authority, patient, Third-Party Payor, or any other Person; and (2) there has been no security incident or breach of security resulting in loss or unauthorized use of or access to Personal Information that is not Protected Health Information that required disclosures or notifications to any Person. Each Transferred Entity has undertaken reasonable due diligence in respect of all material third parties that it has appointed to Process Personal Information, or with whom it otherwise shares Personal Information.

(c)         To the Knowledge of Seller, since January 1, 2023, all material Contracts that the Transferred Entity has entered into pursuant to which third parties Process Personal Information of the Transferred Entity include requirements with respect to such third party's handling of such information that are sufficient in all material respects to meet the Transferred Entity's obligations under applicable Data Privacy Laws. Without limiting the foregoing, for the last five (5) years, each Transferred Entity and Seller, with respect to the Business, (x) has in place, and materially complies and has complied with, written policies to protect the privacy and security of Protected Health Information, and such policies comply with HIPAA, (y) has conducted all security management processes required by HIPAA, including a risk assessment and information system activity review and (z) has in effect with each entity acting as a Business Associate (as such term is defined under HIPAA) an agreement that satisfies all requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a) and, when acting as a Business Associate, has in effect with the entity on whose behalf any Transferred Entity creates, receives, maintains or transmits Protected Health Information, an agreement that satisfies all of the requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a), and each Transferred Entity is and has been in compliance in all material respects with such agreements.

(d)         With respect to each Transferred Entity's and Seller’s Processing of Personal Information and compliance with applicable Data Privacy Laws, in each case, with respect to the Business and since January 1, 2023, (i) it is not under investigation by any Government Authority; (ii) it has not received any written notices, requests for information, complaints, or audit requests from a Government Authority; and (iii) it is not subject to any injunction, judgment, order, decree, ruling, or charge, nor is any such injunction, judgment, order, decree, ruling, or charge pending or threatened. To the Knowledge of Seller, there are no circumstances reasonably likely to give rise to any of the above. No Transferred Entity has received any written or oral notice from the United States Department of Health and Human Services Office for Civil Rights, relating to any such material violations.

(e)         All Personal Information in the possession or control of the Transferred Entities that is Related to the Business will be available to the Transferred Entities at Closing in accordance with the Privacy Policies and applicable Data Privacy Laws in all material respects.

(f)         No Transferred Entity (i) sells, rents, or otherwise make available any Personal Information to any third party for remuneration or other valuable consideration, except in compliance with applicable Data Privacy Laws or (ii) transfers or otherwise provides Protected Health Information to third parties except through secure, encrypted means.

Section 4.21.         Brokers. Except for the fees and expenses of Guggenheim Securities, LLC and JP Morgan (or their applicable Affiliates), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of Seller’s Affiliates (including any Transferred Entity) in connection with any Transaction. Seller is solely responsible for the fees and expenses of Guggenheim Securities, LLC and JP Morgan (or their applicable Affiliates).

Section 4.22.        Healthcare Matters.

(a)         Section 4.22(a) of the Disclosure Schedule contains a complete and accurate list of (i) each Permit that is held by a Transferred Entity and is required pursuant to applicable Healthcare Laws to operate, or is otherwise necessary with respect to operating the Business (a “Healthcare Permit”). The Healthcare Permits constitute all of the Permits that are required for the operation of the Business as currently conducted (including the receipt of payment or reimbursement from individuals, Third-Party Payors and related fiscal intermediaries or administrative contractors). Each Transferred Entity is operating and has for the last five (5) years, operated in material compliance with each Healthcare Permit. There is no existing, or to the Knowledge of Seller, pending, or threatened, nor any proceeding that may reasonably be expected to lead to, a revocation, suspension, probation, restriction, limitation, rescission, or involuntary termination affecting any Healthcare Permit. Each Healthcare Permit is valid and in full force and effect. To the Seller’s Knowledge, there is no basis for any Government Authority or other Person to allege that any Transferred Entity has not operated in material compliance with any Healthcare Permit in the last five (5) years, or that any Healthcare Permit held by any Transferred Entity is not in good standing. The Seller has provided to the Buyer complete and accurate copies of all Healthcare Permits. Subject to receipt of those consents and approvals noted on Section 4.05 of the Disclosure Schedule, none of the Healthcare Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement or the consummation of the Transactions contemplated hereby. No Seller Party, as Related to the Business, nor any Transferred Entity holds any Healthcare Permit that is not listed on Section 4.22(a) of the Disclosure Schedule.

(b)         To the Knowledge of the Seller, each Healthcare Professional employed or otherwise retained to provide services for, or on behalf of, the Business has in good standing all Permits required for such Person to perform such Person’s duties for and on behalf of the Business, and for the Business to obtain payment or reimbursement from patients, Third-Party Payors and related fiscal intermediaries or administrative contractors with respect to the services provided by such Person for or on behalf of the Business. To the Knowledge of the Seller, no Permit held by or issued to any Healthcare Professional engaged or otherwise retained by the Business has ever been revoked, suspended, restricted, sanctioned, penalized, subject to discipline or otherwise limited in any material way while being, engaged or otherwise retained by the Business.

(c)         For the last five (5) years, no Transferred Entity, nor any of their respective directors, officers, owners, members, managers, employees, or, to the Knowledge of the Seller, contractors who in each case perform or have performed services Related to the Business, (i) have been convicted of, charged with or investigated for a violation of any Law related to a Government Program, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances, (ii) have been debarred, excluded, suspended, or otherwise prohibited from participation in Medicare, Medicaid or other Government Program, (iii) have been subject to any order or consent decree of, or criminal or civil fine or penalty relating to any Government Program imposed by or on behalf of any Government Authority or (iv) have been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. To the Knowledge of the Seller, (x) no such actions related to any of the foregoing are currently pending, and (y) no circumstances exist that would reasonably be expected to lead to any of the foregoing.

(d)         Each Transferred Entity and all of their respective directors, officers, owners, members, managers, employees, and, to the Knowledge of Seller, contractors, who perform or has performed services Related to the Business have, for the last five (5) years, complied in all material respects with all applicable Healthcare Laws. For the last five (5) years, no Transferred Entity has received written or, to the Seller’s Knowledge, other notice from any Government Authority or Material Payor alleging any failure of the Transferred Entity to materially comply with applicable Healthcare Laws. For the last five (5) years, no Transferred Entity, nor any of their respective directors, officers, owners, members, managers, employees, or, to the Knowledge of Seller contractors who perform or have performed services Related to the Business, are or have been in material violation of any Healthcare Laws by which such Person is bound or which apply to any business activity or professional service performed by such Person for or on behalf of, and Related to, the Business. To the Knowledge of Seller, no Transferred Entity, nor any of their respective directors, officers, owners, members, managers, employees, or contractors have been investigated for violation of any such Healthcare Laws or at the time that such Transferred Entity or Person provided services on behalf of, and Related to, the Business.

(e)         The Transferred Entities and the Seller, with respect to the Business, as applicable, are, and have been for the last five (5) years, certified for participation in, and party to, provider agreements for payment by all Government Programs in which such Transferred Entities, or the Seller with respect to the Business, participate, and such provider agreements are current and valid. All associated provider numbers, including national provider identifiers (NPIs) and state Medicaid provider identifiers, for such Government Programs are listed on Section 4.22(e) of the Disclosure Schedule. Each Transferred Entity is in good standing in each Government Program and Third-Party Payor program in which it participates. With respect to each contract with a Third-Party Payor to which Transferred Entity is a party, for the last five (5) years, such Transferred Entity and, to the Knowledge of Seller, its employees and agents has materially complied with all applicable requirements, including conditions of payment or participation and are not in breach of or default under any such contract. To the Knowledge of Seller, no event has occurred, is pending or has been threatened in writing, which, after the giving of notice, lapse of time or otherwise, would constitute a material breach or default by any Transferred Entity under any such Contract.

(f)         For the last five (5) years, claims submitted to any Government Program or Third-Party Payor by, and all billing practices (including, without limitation, billing, coding, filing, and claims practices, and the related reports and filings, including cost and cap reports) of, each Transferred Entity and the Seller, as Related to the Business, have been accurate in all material respects and filed in compliance with all applicable Healthcare Laws, and each Transferred Entity and the Seller, in each case as Related to the Business, has paid or caused to be paid all known and undisputed refunds, penalties, overpayments, or other financial assessments which have become due to any Government Program. No Transferred Entity, nor the Seller, in each case as Related to the Business, has any reimbursement, payment or payment rate appeals, disputes or contested positions pending before any Government Authority and, to the Knowledge of Seller, none are threatened. Except as set forth on Section 4.22(f) of the Disclosure Schedule, for the last five (5) years, no failure to comply with any Healthcare Laws applicable to billing practices, including claims for overpayments, take backs, prepayment denials, setoff or recoupments, or deficiencies for late filings, has been asserted or threatened by any Government Authority Related to the Business, and to the Knowledge of Seller there is no basis for any such claims or deficiencies. The right of each Transferred Entity to receive reimbursements pursuant to any Government Program or Third-Party Payor has not been terminated, rescinded, suspended, subject to pre-payment or post-payment review, or otherwise adversely affected as a result of any Action by a Government Authority or other investigation, examination, audit or proceeding by any other Third-Party Payor. All billings submitted by the Transferred Entities and the Seller, as Related to the Business, for the last five (5) years, were (i) for goods actually sold and services actually performed to eligible patients, and (ii) supported by underlying documentation, in each case, in material compliance with applicable Laws and the payment policies of the applicable Third-Party Payor.

(g)         For the last five (5) years, no Transferred Entity and no member, officer, director, employee or manager of the Business has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for (i) any referral of any patient for items or services, or of any healthcare business or (ii) the purchase or order, or recommending or arranging for the purchase or order, of healthcare items or services, in violation of any Law, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. Section 1320(a) 7b(b) or any applicable state anti-kickback Law.

(h)         To the extent applicable, each Transferred Entity is, and for the last five (5) years, has been, in compliance in all material respects with all Laws related to obtaining and maintaining enrollment as a Medicaid provider, and as a participating provider in any other Government Program to which such Transferred Entity submitted claims for services.

(i)         For the last five (5) years, each Transferred Entity has maintained, and operated at all times in material compliance with, a compliance program that covers the elements of an effective corporate compliance and ethics program, consistent with the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG”) General Compliance Program Guidance.

(j)         Except as set forth on Section 4.22(j) of the Disclosure Schedule, no Transferred Entity nor any officer, director, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), nor to the Knowledge of Seller, any employee, or independent contractor, who performs or has performed services Related to the Business and on behalf of the Business, has in the last five (5) years, made any voluntary disclosure to the OIG, the Centers for Medicare & Medicaid Services, or any Medicare Administrative Contractor, Medicaid program or other Government Authority relating to any Government Program (including, without limitation, any federal or state Government Authority). Except as set forth on Section 4.22(j) of the Disclosure Schedule, no Transferred Entity nor, to the Knowledge of Seller, any officer, director, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of Seller, employee who performs or has performed services to the Business of any Transferred Entity in the last five (5) years, (u) has entered into any agreement or settlement with any Government Authority with respect to violation of any Healthcare Laws, (v) is or has been a party to a corporate integrity agreement with the OIG or any civil investigative demand or subpoena, or any other consent decree, judgment, order, settlement or similar agreement with a Government Authority relating to a Government Program (including, without limitation of the foregoing, any federal or state Government Authority), (w) has had any reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan, or other similar obligation or agreement with any Government Authority other than in response to ongoing audits, inspections, credentialing, or similar requests from time to time in the Ordinary Course of Business, (x) has been a target or defendant in any qui tam/False Claims Act or similar litigation, or (y) has been served with or received any search warrant, subpoena, civil investigative demand from any Government Authority related to termination or suspension of participation in any Government Program or billing and claims submission pursuant to any Government Program.

Section 4.23.        Material Suppliers; Material Payors.

(a)         Section 4.23(a) of the Disclosure Schedule sets forth (i) the fifteen (15) largest suppliers of the Business for the period from January 31, 2025 to March 31, 2026 (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid (or payable) to each Material Supplier during each such period on account of the Business. Except as set forth on Section 4.23(a) of the Disclosure Schedule: (x) all Material Suppliers continue to be suppliers of the Business and none of such Material Suppliers have terminated or materially modified, or threatened in writing to terminate or materially modify, its relationship with the Business, nor has any Seller Party or Transferred Entity received notice that any Material Supplier intends to do so; (y) no Seller Party or Transferred Entity is involved in any written Action, claim, dispute or controversy with any Material Supplier; and (z) no Seller Party or Transferred Entity is involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be expected to be material to the Business. There is no event, fact, circumstance or condition that will cause or result in, or is reasonably likely to cause or result in, a Material Supplier to materially and adversely change its business relationship with the Business.

(b)         Section 4.23(b) of the Disclosure Schedule sets forth (i) the fifteen (15) largest Third-Party Payors of the Business for the period from January 31, 2025 to March 31, 2026 (collectively, the “Material Payors”) measured by the revenue attributable to such Material Payor on account of the Business; and (ii) the amount of revenue recognized by the Business on account of each Material Payor during each such period. Except as set forth on Section 4.23(b) of the Disclosure Schedule: (x) no Material Payor has terminated, failed to renew or materially modified, or threatened to terminate, non-renew or materially modify, any Material Payor Contract, nor has any Seller Party or Transferred Entity received notice that any Material Payor intends to do so; (y) no Seller Party or Transferred Entity is involved in any Action, claim, dispute or controversy with respect to any Material Payor Contract; and (z) no Seller Party or Transferred Entity is involved in any Action, claim, dispute or controversy with any of its other Third-Party Payors that, individually or in the aggregate, could reasonably be expected to be material to the Business. There is no event, fact, circumstance or condition that will cause or result in, or is reasonably likely to cause or result in, a Material Payor to materially and adversely change its business relationship with the Business.

(c)         Except as set forth on Section 4.23(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller shall not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of or default under, or require consent under, any Contract with any Material Supplier or Material Payor. Seller has no reason to believe that any Material Supplier or Material Payor will cancel, suspend, or materially reduce its business as a result of the consummation of the Transactions.

Section 4.24.         Bank Accounts. Section 4.24 of the Disclosure Schedule sets forth a list of all financial institutions at which any Seller Party or Transferred Entity has any account used in or otherwise Related to the Business (whether a deposit, checking, savings, brokerage, or investment account or otherwise) or lock or safety deposit box (each, an “Account”), identifying for each Account (A) the name of the institution where such Account is maintained and (B) the title of such Account and any account or other numbers assigned thereto.

Section 4.25.         No Other Representations or Warranties.

(a)          Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Schedule), none of the Seller Parties or any other Person (including a Nonparty Affiliate) has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller Parties, the Transferred Entities or any of their respective Affiliates, including any representation or warranty regarding any Seller Party, any Transferred Entity or any other Person, the Transferred Equity Interests, any Assets, any Transferred Assets, any Liabilities of any Seller Party or Transferred Entity, any Assumed Liabilities, the Business, any Transaction, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party, any Transferred Entity or any other Person.

(b)          Seller acknowledges and agrees that except for the representations and warranties expressly set forth in Article V, neither Buyer, its Affiliates nor any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives, or lenders or any other Person makes, has made or shall be deemed to make or have made any representation or warranty to Seller or any Affiliate of Seller or any of their respective directors, officers, employees, stockholders, agents or representatives, express or implied, at law or in equity, on behalf of Buyer or any of its Affiliates, and Seller, its Affiliates and any of Seller’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders by this Agreement disclaims any such representation or warranty, whether by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person, notwithstanding the delivery or disclosure to Seller or any Affiliate of Seller or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 5.01.         Formation and Authority of Buyer. Buyer is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Buyer has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer have been duly authorized by all requisite corporate or organizational action on the part of Buyer. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02.         No Conflict. Provided that all Consents and other actions described in Section 5.03 have been obtained, except as may result from any facts or circumstances relating to the Seller Parties, the Transferred Entities or their respective Affiliates, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:

(a)          violate or conflict with, in any material respect, the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;

(b)          conflict with or violate in any material respect any Law or Order applicable to Buyer, except for any such conflicts or violations that would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements; or

(c)          result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than any Permitted Liens) on any assets or properties of Buyer pursuant to, any material Contract to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such breaches, defaults, rights or Liens as would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.03.         Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not require any material Consent, waiver or other action by, or any material filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Regulatory Laws, (b) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements, or (c) as may be necessary as a result of any facts or circumstances relating to the Seller Parties, the Transferred Entities or their respective Affiliates.

Section 5.04.         Absence of Restraints; Compliance with Laws.

(a)          To the knowledge of Buyer, no facts or circumstances exist that would reasonably be expected to impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

(b)          Buyer is not in material violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to impair or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

(c)          Neither Buyer nor any of its Affiliates is subject to any Order of or Contract with any Government Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would reasonably be expected to have a material adverse effect on Buyer. No Action is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates which, would reasonably be expected to prevent or materially interfere with or delay the ability of Buyer to consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 5.05.      Acquisition of Transferred Equity Interests for Investment. Buyer has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Transferred Equity Interests and is capable of such evaluation. Buyer is acquiring the Transferred Equity Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Transferred Equity Interests. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities Laws, in each case, to the extent applicable.

Section 5.06.         Sufficiency of Available Funds. Buyer has, or will have as of the Closing, available cash on hand or other sources of immediately available funds sufficient to enable it to pay the Closing Payment, consummate the Transactions and satisfy all of its obligations under this Agreement (including to pay Buyer’s related fees and expenses incurred in connection with the Transactions) and the other Transaction Agreements (including the Transition Services Agreement) when required to do so pursuant to the terms hereof and thereof.

Section 5.07.         Solvency. Assuming the accuracy of the representations and warranties of the Seller Parties set forth herein (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) and the performance and compliance by the Seller Parties with the covenants and agreements set forth herein, immediately after giving effect to the Transactions, each of Buyer and the Transferred Entities shall be (a) solvent (in that both the fair value of its assets will not be less than the sum of their debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liability on their existing debts as they mature or become due), (b) able to pay its debts as they become due; and (c) have adequate capital and liquidity to carry on its business. No transfer of property is being made to Buyer and no obligation is being incurred by Buyer in connection with the Transactions with the specific intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries, including the Transferred Entities. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured after the Closing such that the payment of the Purchase Price may be a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims or any creditors of Buyer or any of its Subsidiaries, including the Transferred Entities, or its trustees in bankruptcy proceedings.

Section 5.08.         Brokers. Except for fees and expenses of Evercore, Inc. (or its Affiliates), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with any Transaction. Buyer is solely responsible for the fees and expenses of Evercore, Inc. (or its Affiliates).

Section 5.09.         No Other Representations or Warranties.

(a)          Except for the representations and warranties expressly set forth in this Article V, none of Buyer or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Buyer or any of its Affiliates, any Buyer Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Buyer or any other Person.

(b)          Buyer acknowledges and agrees that except for the representations and warranties expressly set forth in Article IV, no Seller Party, Transferred Entities, their respective Affiliates nor any of any Seller Party’s, Transferred Entity’s, and their respective Affiliates’ respective directors, officers, employees, stockholders, agents, representatives, or lenders or any Nonparty Affiliate or any other Person makes, has made or shall be deemed to make or have made any representation or warranty to Buyer or any Affiliate of Buyer or any of their respective directors, officers, employees, stockholders, agents or representatives, express or implied, at law or in equity, on behalf of any Seller Party, Transferred Entity or any of their respective Affiliates, and Buyer, its Affiliates and any of Buyer’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders by this Agreement disclaims any such representation or warranty, whether by any Seller Party, Transferred Entity, their respective Affiliates nor any of such Person’s respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person, notwithstanding the delivery or disclosure to Buyer or any Affiliate of Buyer or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person of any documentation or other information by any Seller Party, Transferred Entity, their respective Affiliates or any of such Person’s and its Affiliates’ respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

    ADDITIONAL AGREEMENTS

Section 6.01.         Conduct of Business Before the Closing.

(a)          Except (i) as required by applicable Law or explicitly by this Agreement, (ii) for matters identified in Section 6.01 of the Disclosure Schedule and (iii) for any refinancing, amendment, modification, extension or replacement of the existing credit facility of Seller and its Affiliates (provided that any such refinancing, amendment, modification, extension or replacement does not (A) impose any Lien on any Transferred Asset or asset of any Transferred Entity, or if any such Lien is imposed, such Lien shall be released at or prior to the Closing, (B) adversely affects the Business, the Transferred Assets or the Transferred Entities, or (C) materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements), during the Pre-Closing Period unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause the other Seller Parties and the Transferred Entities to, (A) use reasonable efforts to conduct the Business in the Ordinary Course of Business, (B) use reasonable efforts to preserve the present commercial relationships with the Business Employees, customers, suppliers and other business relationships of the Business, (C) use reasonable efforts to preserve intact both the Transferred Assets and the assets and properties of the Transferred Entities in good order and condition, and (D) not take any action that would require disclosure under Section 4.07 unless Buyer otherwise consents in writing (it being agreed and understood that if Buyer does not provide a response to Seller’s request for consent within five (5) Business Days, Seller shall be permitted to take such requested action after such time without Buyer’s consent).

(b)         Notwithstanding anything in this Agreement to the contrary until Closing, the bank accounts of the Transferred Entities shall continue to be subject to Seller’s and its Affiliates’ daily cash sweep in its sole discretion.

Section 6.02.         Access to Information.

(a)          During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause each of the other Seller Parties and the Transferred Entities to, (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the properties, books and records of the Business (other than for any intrusive environmental investigation or testing) and (ii) furnish to the Representatives of Buyer such additional financial and operating data and other information regarding the Business as Buyer or its Representatives may from time to time reasonably request (other than any work papers of auditors and accountants until and unless Buyer and its Representatives have entered into customary access letters).

(b)          Notwithstanding anything in this Agreement to the contrary:

(i)          (A) in no event shall the Seller Parties, the Transferred Entities or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information not relating to the Business or, subject to compliance with Section 6.12, any information or materials related to alternative transactions with parties other than Buyer, or (3) information the disclosure of which would reasonably be expected to jeopardize any applicable legal privilege (including the attorney-client privilege) available to any of the Seller Parties, the Transferred Entities or any of their respective Affiliates; provided, that if any access or disclosure is theretofore withheld, Seller shall promptly notify Buyer, and use commercially reasonable efforts to provide such access or disclosure that would not jeopardize any such Law or privilege, and (B) the investigation contemplated by Section 6.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Seller Parties, the Transferred Entities or any of their respective Affiliates or the Business;

(ii)        before the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, neither Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of, any Seller Party, any Transferred Entity or any of their respective Affiliates in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, or to otherwise discuss the business or operations of any Transferred Entity or the Business; and

(iii)          if reasonably determined by Seller, upon the written advice of counsel, to maintain legal privilege or to comply with applicable Law, Buyer shall enter into a customary joint defense agreement or common interest agreement with one or more of the Seller Parties, the Transferred Entities or any of their respective Affiliates, on terms and conditions satisfactory to Buyer and Seller, with respect to any information provided to Buyer or to which Buyer gains access, pursuant to this Section 6.02 or otherwise.

Section 6.03.         Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer and its Representatives (as defined in the Confidentiality Agreement) as if parties thereto) until the Closing, at which time the obligations of Buyer and its Representatives with respect thereto shall terminate. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The provisions of this Section 6.03 and the Confidentiality Agreement are in addition to, and shall not be deemed to limit in any way, the confidentiality obligations of Buyer and its Representatives set forth in any other provision of this Agreement or any other Transaction Agreement.

Section 6.04.         Regulatory and Other Authorizations; Consents.

(a)          The Parties shall, and shall cause their respective Affiliates, including, as applicable, any directors, officers or management employees to, use commercially reasonable efforts to take all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to (i) promptly obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary for the execution and delivery of, and performance of their respective obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions) (collectively, the “Government Approvals”) and to supply promptly any additional information and documentary material that may be requested by a Government Authority (including to promptly make available any information and appropriate personnel in response to any queries made by a Government Authority, which may include information regarding this Agreement), (ii) promptly secure the issuance, reissuance or transfer of all licenses and Permits, including Healthcare Permits, that may be or become necessary to operate the Business following the Closing, and (iii) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. The Parties will cooperate with the reasonable requests of the other Party in seeking promptly to obtain all such Government Approvals and the issuance, reissuance or transfer of such Permits, including by coordinating and cooperating with one another in exchanging information and assistance as the other Party may reasonably request in connection with the foregoing; provided, however, notwithstanding anything in the Transaction Agreements to the contrary no assistance, efforts or cooperation obligations shall include any requirement for any Party or any Affiliate of such Party to expend any money, incur any liability, commence or defend any Action, litigation, or similar proceeding or offer or grant any accommodation (financial or otherwise) to any Person other than a de minimis accommodation. All filing fees incurred in connection with the HSR Act and any other applicable Laws shall be borne in equal portions by Buyer and Seller.

(b)          Without limiting the generality of Buyer’s undertaking pursuant to Section 6.04(a), (i) Buyer and Seller shall each make or cause to be made, as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which filing shall be made in any event within ten (10) Business Days following the Agreement Date and request early termination of any applicable waiting period under the HSR Act) and (ii) each Party shall use commercially reasonable efforts to make or cause to be made, as promptly as practicable, all other necessary filings (collectively, the “Required Notices”), if any, with other Government Authorities under other applicable Regulatory Laws relating to the Transactions as set forth on Section 6.04 of the Disclosure Schedule. Neither Party shall, and shall cause each of its respective Affiliates not to, without the other Party’s advance written consent (not to be unreasonably withheld, conditioned or delayed), directly or indirectly extend any waiting period under any Regulatory Law, or enter into any agreement with any Government Authority to delay or not to consummate the Transactions.

(c)          Notwithstanding anything to the contrary in this Agreement or this Section 6.04: no Party shall (i) have any obligation to litigate or contest any administrative or judicial action or any order, whether temporary, preliminary or permanent brought by or before a Government Authority; (ii) have any obligation to propose or agree to, or submit to orders providing for a Remedy; or (iii) agree to or implement any Remedy without the prior written consent of the other Party. “Remedy” means (1) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, properties, products, capital stock or other equity or voting interest or rights of Buyer or any of its Affiliates, (2) the imposition of any limitation or restriction on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets or to acquire ownership of any direct or indirect assets of the Business contemplated hereby, (3) the holding separate of the assets of the Business or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Business as contemplated hereby, (4) the termination of existing relationships, contractual rights or obligations of Buyer or any of its Affiliates, or (5) any agreement to do any of the foregoing.

(d)          Prior to the Closing, each Party shall, and shall cause its Affiliates to, perform the following: (i) reasonably cooperate with the other Party and its Affiliates in connection with any filing, submission, investigation, Action, proceeding, request for additional information or documentary material, or inquiry in connection with the Transactions, (ii) promptly inform the other Party of any communication received by such Party or any of its Affiliate from, or given by such Party or any of its Affiliates to, any Government Authority regarding the Transactions, (iii) afford the other Party the right to review a reasonable time (to the extent reasonably feasible) in advance and consult on and consider in good faith the views of the other Party in connection with any filing to be made by such Party or any of its Affiliates with, or written materials to be submitted by such Party or any of its Affiliates to, any Government Authority in connection with the Transactions, (iv) promptly make available to the other Party copies of all material notices and written communications received from any Government Authority in connection with the Transactions, and (v) use good faith efforts to consult with the other Party a reasonable time (to the extent reasonably feasible) in advance of any meeting, discussion, telephone call or conference with any Government Authority regarding the Transactions and, to the extent not expressly prohibited by the Government Authority, give the other Party the opportunity to attend and participate in such meeting, discussion, telephone or conference. With regard to any sharing of information contemplated under Section 6.04, (A) any disclosure of information shall be done in a manner consistent with applicable Law and subject to the Confidentiality Agreement and Section 6.02, (B) information may be withheld or redacted as required to address reasonable attorney-client privilege, contractual obligations or similar concerns, (C) any Party may, as it deems advisable or necessary, reasonably designate any confidential or competitively sensitive information as for “outside counsel only” (provided, however, that the “outside counsel only” designation shall not apply to (x) Seller’s or Buyer’s in-house healthcare regulatory counsel with respect to information relating to Healthcare Permits or Government Program participation, or (y) information reasonably necessary for Seller or Buyer to prepare applications for issuance, reissuance or transfer of Healthcare Permits), (D) materials may be redacted to remove references concerning the valuation of the Transactions; and (E) no Party or its Affiliates shall be obligated to provide to any other Party or its Affiliates any portion of its or its Affiliates notification filing under the HSR Act. Without limiting any obligation of Buyer or any of its Affiliates set forth in the Transaction Agreements, including in Section 6.04 of this Agreement, the Parties shall share the right to control and direct the process and strategy by which the Parties hereto seek to avoid or eliminate impediments under any Regulatory Laws; provided, however, that Buyer shall have the right to control and direct the process and strategy for seeking the issuance, reissuance or transfer of Healthcare Permits and Government Program enrollments that Buyer reasonably and in good faith determines are required in connection with the transactions contemplated by the Transaction Agreements, subject to Seller’s right to (1) review and comment on any filings or written submissions relating to the Transferred Entities or the Business prior to submission, which comments Buyer shall consider in good faith (provided that Buyer shall be entitled to designate any sensitive or confidential information “outside counsel only,” and such information shall be given only to outside counsel and previously-agreed outside consultants of Seller and will not be disclosed by such outside counsel or outside consultants to employees, officers, or directors of Seller without the advance written consent of Buyer); (2) receive copies of all material correspondence with Government Authorities relating to such Healthcare Permits and Government Program enrollments; and (3) participate in any material meetings with Government Authorities relating to the assignment of Healthcare Permits or Government Program enrollments held by Seller or any of its Affiliates; provided that Buyer’s obligations with respect to the foregoing clauses (1), (2) and (3) shall apply solely to the extent that such filing, correspondence or meeting requires Seller’s participation or comment due to Seller’s status as the current licensee or provider. Nothing in this Section 6.04 shall be applicable to Tax matters or the Pre-Closing Reorganization.

(e)          Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a portion or all of the assets of, interests in or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets, interests or equity, or engage in any joint venture, in each case, that would reasonably be expected to materially (i) increase the risk of any Government Authority entering an Order prohibiting the consummation of the Transactions or (ii) (A) delay (including by extending the expiration or termination of any applicable waiting period with respect to a Government Approval) the receipt of, (B) cause the failure to receive or (C) increase the risk of not receiving any required Government Approval for the consummation of the Transactions.

(f)          Without limiting the generality of the obligations of Seller and Seller’s Affiliates under this Section 6.04, and in furtherance of the foregoing, prior to and to the extent relating to personnel, systems, data or functions not transferred with the Business, for ninety (90) days following the Closing, Seller shall, and shall cause its Affiliates, to use reasonable best efforts (i) take each of the actions with respect to the Healthcare Permits and Government Program enrollments and/or participation agreements (including any contracts or agreements with managed care organizations), each as set forth on Section 6.04(f) of the Disclosure Schedule; and (ii) provide access to the personnel designated on Section 6.04(f) of the Disclosure Schedule (the “Designated Personnel”) and cause such Designated Personnel to provide all reasonable assistance reasonably requested by Buyer with respect to its efforts to seek the issuance, reissuance or transfer of the Healthcare Permits and Government Program enrollments and/or participation agreements of the Business; provided, that in each case such actions and assistance shall only be required during normal business hours.

(g)          Notwithstanding anything in this Agreement to the contrary (including Section 6.01), Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing.

Section 6.05.         Third-Party Consents; Required Actions. Without limiting Section 2.03, each Party agrees to cooperate with the other party and to use commercially reasonable efforts to obtain any Consents that may be required in connection with the Transactions as reasonably determined by the Parties. Notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer nor any of their respective Affiliates shall be required to compensate (other than de minimis costs and expenses) any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party to obtain any such Consent. Without limitation of the foregoing, Seller shall use, and Buyer shall reasonably cooperate with Seller in respect thereof, reasonable best efforts prior to the Closing to take all applicable actions, including obtaining all Consents, authorizations, Orders, approvals, terminations, revalidations and renewals of (or filings, notices or registrations with) any other third party, including each Government Approval and those Required Approvals set forth on Section 3.02(a)(vii) (collectively, the “Required Actions”). Within five (5) Business Days of the Agreement Date, Seller shall (and shall advise Buyer in writing) establish a dedicated committee (the “Committee”), composed of representatives of Seller with appropriate authority and expertise, to oversee, coordinate, and undertake such actions as are required to be taken by Seller and its Affiliates prior to Closing with respect to the Required Actions and New Business Leases. Seller shall (a) cause the Committee to meet with representatives designated by Buyer on a reasonably frequent basis to (i) promptly provide Buyer with updates regarding the status and progress of the actions being undertaken by the Committee with respect to the Required Actions and the New Business Leases, (ii) consult with Buyer in good faith regarding the planning and implementation of such actions, and (iii) consider in good faith any input, comments, or recommendations provided by Buyer with respect thereto and (b) promptly notify Buyer in writing of any material developments, issues, or impediments encountered in connection therewith. The Committee shall also identify any supplier arrangements Related to the Business with an annual spend of $250,000 or less that are not being agreed to be assumed as an Assumed Contract by Buyer on the date hereof and Buyer and Seller shall mutually agree, each in their sole discretion, on any such supplier arrangements which may be assigned to Buyer at the Closing as an Assumed Contract.

Section 6.06.         Reserved.

Section 6.07.         Intercompany Obligations. Seller shall take or cause to be taken such actions and make or cause to be made such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (including any intercompany accounts or intercompany agreements to which there could be continuing Liability for Buyer and its Affiliates (including, after the Closing, the Transferred Entities)) between one or more Transferred Entities (other than pursuant to the Transaction Agreements), on the one hand, and Seller Parties or their respective Affiliates (other than the Transferred Entities), on the other hand, and the Transferred Entities shall be fully released from all obligations under any such terminated intercompany accounts or intercompany agreements. Nothing in this Section 6.07 shall require Seller to terminate or cancel any intercompany obligations exclusively between or among the Transferred Entities that is set forth on Section 6.07 of the Disclosure Schedule.

Section 6.08.         Cooperation. Without limiting any other provision of this Agreement, and subject to Section 6.04, during the Pre-Closing Period each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party.

Section 6.09.         Pre-Closing Reorganization. Notwithstanding any other provision of this Agreement to the contrary, subject to the receipt of any necessary third-party Consents and receipt of any necessary Government Approvals, at or prior to the Closing, Seller shall, and shall cause the applicable other Seller Parties and their respective Affiliates to take all steps reasonably necessary to effect and carry out the transactions detailed on Exhibit F (the “Step Plan”), which shall include, without limitation, the transfer of the employment of all Business Employees to a Transferred Entity (the “Employing Entity”), such that as of immediately prior to the Closing, the Employing Entity employs all Business Employees. Prior to the Closing, Seller shall provide Buyer with copies of executed final documentation affecting each step of the Step Plan, in each case, to the extent such documentation relates to a Transferred Entity or a Transferred Asset, which shall include, for the avoidance of doubt, the Bill of Sale, Assignment and Assumption – Excluded Assets and Excluded Liabilities, in the form attached hereto as Exhibit D-2, duly executed by Seller and each Transferred Entity. For the avoidance of doubt, Seller shall not, and shall cause its Affiliates not to, transfer any Transferred Assets or operations Related to the Business other than to a Transferred Entity or otherwise terminate or wind down any business Related to the Business, in each case, in connection with the Pre-Closing Reorganization, without the prior written consent of Buyer.

Section 6.10.         Shared Services. Except as otherwise expressly required by any Seller Transaction Agreement, following the Closing, none of Seller or any of its Affiliates shall have any obligation to provide any Shared Services to Buyer, any Affiliate of Buyer or the Business.

Section 6.11.         R&W Insurance Policy; Copy of the Data Room. Prior to or on the date hereof, Buyer shall procure and conditionally bind a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), the costs and expense of which will be borne one-hundred percent (100%) by Buyer (except as provided in Article XII). The R&W Insurance Policy shall expressly provide that the insurer waives all rights of subrogation, contribution or similar rights, against the Seller Parties’ and their respective Affiliates and direct or indirect equity holders or members, directors, officers, partners, employees or Representatives thereunder, except in instances of Actual Fraud by a Seller Party relative to the Transactions (in which case the insurer writing such policy shall only be entitled to subrogate against the Seller Party responsible for such Actual Fraud). Each Seller Party shall be an express and intended third party beneficiary of the R&W Insurance Policy, with the right to enforce, the foregoing provisions. Buyer shall not waive, amend or modify any provision in the R&W Insurance Policy or grant any right of subrogation against any Seller Party (or any Seller Party’s direct or indirect equity holders or members, directors, officers, partners, employees or Representatives), in each case, in a manner materially adverse to Seller or its Affiliates without the prior written consent of Seller. Promptly following the Closing, and in any event, within five (5) days thereafter, the Seller shall deliver, or cause to be delivered, to Buyer a true, correct and complete electronic copy, in form reasonably acceptable to Buyer, of all data and documentation provided to Buyer in the electronic “Badger” data room as of the open of business on the Closing Date.

Section 6.12.         Exclusivity. During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not take, nor shall it permit its Affiliates or their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, directly or indirectly, solicit, encourage, initiate, facilitate or engage in discussions or negotiations with, or provide any information to, consider the merits of any inquiries or proposals from, or enter into any agreement or other instrument with any Person (other than Buyer and/or its Affiliates) concerning any purchase or issuance of any Transferred Entity’s or Seller Party’s (to the extent related to the Business or the consummation of the Transactions) equity securities or any merger, consolidation, liquidation, recapitalization, share exchange or other business combination involving the Business or the Transferred Assets, or the sale of any material portion of the Business, any Transferred Entity’s or Seller Party’s assets (as it relates to the Business or a Transferred Asset), or other similar transaction involving the Business or any Transferred Asset (each such acquisition transaction, an “Acquisition Transaction”); provided that the foregoing shall not restrict Seller or any of its Affiliates from taking any actions related to (i) any potential transaction(s) that do not adversely impact the Business, the Transferred Assets or the Transferred Entities and that do not materially impair or delay the ability of the Seller Parties to consummate the Seller Transactions or otherwise perform their respective obligations under the Seller Transaction Agreements, or (ii) subject to the conditions set forth in Section 6.01(a)(iii), any amendment, supplement, waiver, extension or refinancing of one or more of Seller’s or its Affiliates’ existing credit facilities. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of their other respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Transaction and in the event that Seller or any of its Affiliates receives any proposal or other offer or solicitation for or in connection with any Acquisition Transaction, they shall inform such third party of the exclusivity provision herein, promptly notify Buyer in writing, and refrain from engaging in any further discussions. Immediately following the date of this Agreement Seller shall terminate the access of all Persons other than Buyer or its representatives to any data room created by Seller or its representatives in connection with a potential Acquisition Transaction.

Section 6.13.         Government Programs and Permits.

(a)        Seller shall use reasonable best efforts to maintain all Healthcare Permits and Government Program enrollments of the Business in good standing through the Closing. Without limiting the foregoing, Seller shall take all actions reasonably necessary to ensure that no Healthcare Permit or Government Program enrollment required for operation of the Business lapses, expires, is terminated or otherwise ceases to be in full force and effect as a result of any failure to timely submit any renewal, re-credentialing, notice or other required filing prior to Closing and Buyer shall provide reasonable cooperation in respect of the foregoing as reasonably requested by Seller. If (a) any notice, disclosure or other information required for maintenance of the Government Program participation by Seller or maintenance of the Permits by Seller is discovered or required prior to the Closing, Seller shall notify Buyer of such requirements, submit any necessary filings or documents to the Government Programs or other Government Authority, and provide Buyer with evidence of such filings or documents promptly after submission. If any information with respect to the Government Program participation or Permits is found to be inaccurate or insufficient in the mutual reasonable determination of Buyer and Seller, Seller and Buyer shall use commercially reasonable efforts to work together in good faith to resolve such inaccuracy or insufficiency and shall submit any necessary filings or documents to the Government Programs or other Government Authority to correct such notice, disclosure or information prior to the Closing, and provide Buyer with evidence of such filings or documents within a reasonable time after submission. Seller shall, and shall cause its Affiliates to, notify Buyer promptly of any deficiencies, suspensions, terminations, enforcement actions or other adverse actions with respect to any Healthcare Permit or Government Program enrollment of which it becomes aware through the Closing and which Seller is not able to readily cure by the Closing.

(b)        With respect to any Healthcare Permit, Government Program enrollment of the Business, or Government Program participation agreement (including any Medicaid waiver contract of the Business, whether a direct state contract or a contract with a Medicaid managed care organization) that is subject to renewal, re-enrollment, re-credentialing, or similar periodic submission requirements during the period between the date of this Agreement and the Closing, Seller shall, and shall cause its Affiliates to, use reasonable best efforts to submit all required renewal applications, re-enrollment forms, and/or filings in a timely manner, following the first date on which such submission is permitted by the applicable Government Authority, Government Program or Material Payor, and in no event later than the Closing Date (if permitted). Seller shall provide Buyer with (a) reasonable advance written notice of any upcoming renewal, re-enrollment, or re-credentialing deadline applicable to any Healthcare Permit, Government Program enrollment of the Business, or Government Program participation agreement of the Business, (b) a copy of the proposed renewal application or filing for Buyer's review and comment a reasonable time prior to submission, and (c) evidence of submission promptly following such submission.

Section 6.14.         Shared Space Leases. Prior to the Closing, with respect to each of the Real Property Leases set forth on Section 6.14(a) of the Disclosure Schedule (each a “Shared Space Lease”), Seller shall use commercially reasonable efforts to (i) negotiate and execute with the applicable landlords under each Shared Space Lease a separate lease agreement with respect to the portion of the premises under such Shared Space Lease that is used by the Business for those leases listed under Section 6.14(a)(i) of the Disclosure Schedule or (ii) negotiate and execute with the applicable landlords a new lease agreement for a new premises for those leases listed under Section 6.14(a)(ii) of the Disclosure Schedule ((i) and (ii), each, a “New Business Lease”), in each case of the foregoing clause (i) and (ii), on terms reasonably acceptable to Buyer and in any event on terms at least as favorable to Buyer as those set forth in the applicable Shared Space Lease. Prior to the Closing, with respect to each Shared Space Lease, Seller shall (a) deliver to Buyer an executed New Business Lease, or (b) provide evidence reasonably satisfactory to Buyer that a Transferred Entity is the sole remaining tenant and occupant of such space and that neither Seller nor any of Seller’s Affiliates remain in such space or party to any such Shared Space Lease. In any such negotiations for a New Business Lease, Seller shall use commercially reasonable efforts to ensure that each such New Business Lease listed under Section 6.14(a)(i) of the Disclosure Schedule shall reflect the historical address associated with the applicable Shared Space Lease. Seller shall keep Buyer reasonably informed of the status of such negotiations and shall provide Buyer with drafts of any proposed New Business Lease for Buyer’s review and comment prior to execution.

Section 6.15.         Commingled Accounts. For each Account that is not in the name of a Transferred Entity or otherwise set forth on Section 7.10 of the Disclosure Schedule (the “Commingled Accounts”), prior to the Closing, Seller shall cause all amounts that are to be deposited into the Commingled Accounts and attributable to the Business to be remitted and directed to a Transferred Account or such other account as Buyer may reasonably request.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01.         Access.

(a)          From and until the sixth (6th) anniversary of the Closing Date, in connection with the preparation or amendment of Tax Returns, claims (solely to the extent such claims are not related or adverse to Buyer or any of its Affiliates (including, after the Closing, the Transferred Entities)) or obligations relating to Excluded Liabilities, financial statements, or U.S. Securities and Exchange Commission or bank regulatory reporting obligations, in each case, related to periods or occurrences prior to the Closing Date, upon reasonable prior notice, and except to the extent necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any confidentiality obligations, Buyer shall, and shall cause each of the Transferred Entities, their respective Affiliates and their respective Representatives to (A) afford each Seller Party and its Representatives reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates solely to the extent related to periods or occurrences prior to the Closing Date with respect to Transferred Entities, the Business, the Transferred Assets and the Assumed Liabilities, and (B) make available to each Seller Party and its Representatives those employees of Buyer or its Affiliates reasonably requested by such Seller Party in connection with its inquiries for any purpose referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary confidentiality or other agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(b)        Notwithstanding any provision of this Agreement to the contrary, in the event of any litigation or threatened litigation between Seller or any of its Affiliates or its or their respective Representatives, on the one hand, and Buyer or any of its Affiliates or its or their respective Representatives, on the other hand, relating to this Agreement or the Transactions, the covenants contained in this Section 7.01 and Section 7.04 shall not apply thereto (including for discovery purposes) and shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

Section 7.02.       Directors’ and Officers’ Indemnification.

(a)        Buyer shall obtain, at or prior to the Closing, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions contemplated by this Agreement and the other Transaction Agreements) for the period from the Closing Date and ending six (6) years from the Closing Date, covering each Person who is or prior to the Closing becomes, or has been at any time prior to the date of the Agreement, a director, officer, manager, equityholder or employee of each Transferred Entity (each, a “D&O Indemnified Party” and together, the “D&O Indemnified Parties”) and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any D&O Indemnified Party than those of the Transferred Entities’ respective directors’ and officers’ liability insurance policies in effect on the date of this Agreement. Buyer shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term. Each of Buyer and Seller shall bear fifty percent (50%) of the costs and expenses in connection with obtaining the directors’ and officers’ “tail” policies.

(b)        Additionally, (i) from and after the Closing, Buyer shall, and shall cause each Transferred Entity to indemnify, defend and hold harmless, all of the D&O Indemnified Parties against Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director, officer or employee of any Transferred Entity or is or was serving at the request of any Transferred Entity as a director, officer or employee of any other Person whether asserted or claimed before, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions), in all such cases, solely to the extent of the coverage available under the “tail” insurance policies obtained pursuant to Section 7.02(a) and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, for a period of six (6) years following the Closing, Buyer shall use commercially reasonable efforts to cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees contained in the certificates of incorporation, bylaws and other comparable organizational documents of the Transferred Entities; provided, further, that neither Buyer nor any Transferred Entity shall be required to fund or pay any indemnification, advancement or other amounts under such organizational documents to the extent such amounts exceed the coverage available under the “tail” insurance policies obtained pursuant to Section 7.02(a).

Section 7.03.       Insurance.

(a)        For each of the occurrence-based Business Insurance Policies, Seller shall cause an endorsement to be made to each such Business Insurance Policy naming the Transferred Entities (to the extent they are not already a named insured thereunder) and Buyer as additional insureds under each such occurrence-based Business Insurance Policy (the “Occurrence-Based Insurance Policies”). Following the Closing, Seller shall (i) enable the Transferred Entities and Buyer to make direct claims pertaining to pre-Closing occurrences under the Occurrence-Based Insurance Policies, including with respect to claims arising out of or relating to the Business, in each case, to the extent permitted by such Occurrence-Based Insurance Policy (other than any Occurrence-Based Insurance Policy related to workers compensation for which claims will be made through Seller and its Affiliates or their insurance broker), (ii) at Buyer’s sole cost and expense (including the payment of any applicable deductible to such claim), cause any such claims to be covered under the terms of such Occurrence-Based Insurance Policies as if the Transferred Entities or the Transferred Assets were still owned by Seller, with retentions, limitations and terms consistent with those in place under the Insurance Policies as of the Agreement Date, and (iii) provide Buyer with at least thirty (30) days’ prior written notice of any expiration, termination or material adverse modification of any Occurrence-Based Insurance Policies.

(b)        Buyer shall have the right to elect to have Seller and its Affiliates, as applicable, use commercially reasonable efforts to procure (or to assist Buyer and its Affiliates in procuring), at Buyer’s sole cost and expense, endorsements or, at Buyer’s election and designation, “tail policies” for the Transferred Entities such that the Transferred Entities would be covered by any claims-made policies of Seller and its Affiliates in place as of the Closing for a period of up to three (3) years following the Closing. Any policies for which endorsements or tail policies are procured pursuant to this Section 7.03(b) are referred to herein as the “Claims-Made Insurance Policies”. Following the Closing, Seller shall (i) enable the Transferred Entities and Buyer to make direct claims pertaining to pre-Closing occurrences under the Claims-Made Insurance Policies, including with respect to claims arising out of or relating to the Business, in each case, to the extent permitted by such Claims-Made Insurance Policy, (ii) at Buyer’s sole cost and expense (including the payment of any applicable deductible to such claim), cause any such claims to be covered under the terms of such Claims-Made Insurance Policies as if the Transferred Entities or the Transferred Assets were still owned by Seller, with retentions, limitations and terms consistent with those in place under the Insurance Policies as of the Agreement Date, and (iii) provide Buyer with at least thirty (30) days’ prior written notice of any expiration, termination or material adverse modification of any Claims-Made Insurance Policies.

(c)        Seller shall not permit the exercise of any of its rights of subrogation, contribution or other rights against the Transferred Entities or Buyer in connection with any pre-Closing claims made under the Business Insurance Policies pursuant to this Section 7.03. Notwithstanding anything to the contrary herein, neither Seller nor any of its Affiliates shall be required to bear any cost or expense in connection with the reporting, pursuit, or administration of any claim arising out of any pre-Closing occurrence. Buyer acknowledges and agrees that, effective as of the Closing, Buyer shall be responsible for procuring and maintaining all insurance coverage for the Transferred Entities and the Transferred Assets with respect to occurrences arising on or after the Closing Date.

Section 7.04.         Preservation of Books and Records.

(a)          Seller and its Affiliates shall have the right to retain (and to make and retain, at any time and from time to time) copies (in any form, including electronic) of all books, records, files, work papers, data, correspondence and other information of, or relating to, the Business, the Transferred Entities, the Transferred Assets or the Assumed Liabilities for periods ending on or before the Closing Date, in each case, subject to Section 7.09 (collectively, the “Pre-Closing Records”). Seller shall, and shall cause its Affiliates to (i) retain such copies of the Pre-Closing Records for a period of not less than six (6) years following the Closing Date, (ii) not transfer, sell, assign or otherwise dispose of any such Pre-Closing Records to any third party (including in connection with any sale or disposition of any portion of Seller’s or its Affiliates’ business) without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), and (iii) make available to Buyer all such copies of the Pre-Closing Records or any other books and records that relate to or otherwise impact the Business for inspection and copying by Buyer or its representatives, during regular business hours and upon reasonable advance notice.

(b)        Buyer agrees that it shall, and shall cause each of its Affiliates (including, following the Closing, the Transferred Entities) to, preserve, maintain and keep all original Pre-Closing Records in the possession or control of Buyer or any of its Affiliates in good order and condition (and in a manner consistent with Buyer’s and its Affiliates’ record retention policies generally applicable to their own books and records of comparable type) for a period of six (6) years from the Closing Date (such period, the “Retention Period”). Buyer shall, and cause its Affiliates to, make available to Seller and its Affiliates, during the Retention Period, all such Pre-Closing Records for inspection and copying by Seller and its representative, during normal business hours and upon reasonable advance notice.

Section 7.05.         Further Assurances.

(a)         From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances, certificates, agreements and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party (including (i) transferring back to Seller or its designated Affiliate each Excluded Asset and any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer at the Closing and mutually agreed by Buyer and Seller that such asset or liability was contemplated by this Agreement to be an Excluded Asset or Excluded Liability and (ii) transferring to Buyer (and having Buyer assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to Buyer (directly or as an Asset of any Transferred Entity) at the Closing).

(b)         Without limiting Section 7.05(a), if, at any time following the Closing, a Party or any of its Affiliates receives payments or funds due or belonging to the other Party or any of its Affiliates pursuant to the terms of this Agreement or any other Transaction Agreement, then the Party (or such Party’s Affiliate) receiving such payments or funds shall promptly, but in any event no more than five (5) Business Days following receipt of such payments or funds, forward or cause to be promptly forwarded such payments or funds to the other Party (with appropriate endorsements, as applicable), and shall account to such other Party for all such receipts. Without limiting the foregoing provisions of this Section 7.05(b), following the Closing, Buyer and its Affiliates shall have the right and authority to (i) endorse any checks or drafts received by Buyer or any of its Affiliates in respect of any account receivable of the Business included in the Transferred Assets or included in the calculation of the Final Working Capital, and (ii) accept and open all mail, packages and other communications delivered to Buyer and addressed to the Seller Parties that Buyer has a good faith reason to believe are Related to the Business. Following the Closing, (A) if Buyer or any of its Affiliates receives any mail or package addressed to a Seller Party that is not Related to the Business or the Assumed Liabilities, then Buyer shall, or shall cause such Affiliate to, promptly deliver such mail or package to Seller; and (B) if Seller or any of its Affiliates receives any mail or package that is Related to the Business or related to the Assumed Liabilities, then Seller shall, or shall cause such Affiliate to, promptly deliver such mail or package to Buyer.

Section 7.06.         Corporate Name and Logo. Seller and its Affiliates have and, following the Closing, shall retain the absolute and exclusive proprietary right to the Seller Marks. Buyer shall not, and shall cause its Affiliates not to, use any Seller Marks or any confusingly similar trade mark, symbol or logo in connection with the sale of any products or services or otherwise in the conduct and operation of their businesses, except as set forth in this Section 7.06. As soon as reasonably practicable following the Closing, and in any event not more than one hundred eighty (180) days following the Closing, Buyer shall cause each Transferred Entity with a name including the word “AccentCare” to file with an appropriate Government Authority an amendment to such Transferred Entity’s charter or other organizational documents or take such other steps as are required by applicable Law to eliminate the word “AccentCare” and any other Seller Marks from such Transferred Entity’s name. During the period commencing at the Closing and ending on the date that is 180 days after the Closing Date, Seller hereby grants to the Transferred Entities the nonexclusive, royalty-free right to use (without right of sublicense) the Seller Marks in connection with the conduct and operation of the Business in the same manner such Seller Marks are used in the Business as of the Closing Date. Notwithstanding the foregoing: (i) Buyer shall not, and shall not permit its Affiliates to, represent or hold themselves out as representing Seller or its Affiliates; and (ii) Buyer shall use commercially reasonable efforts to maintain appropriate quality control of the products and services of Buyer or its Affiliates that use any Seller Marks.

Section 7.07.         Further Action Regarding Intellectual Property.

(a)          If, at any time after the Closing, Seller or Buyer identifies any item of Company Intellectual Property that was not previously transferred by a Seller Party to Buyer, then, to the extent that it has the right to do so without paying additional compensation (other than a nominal fee (e.g., $1)) to a third party, Seller shall, or shall cause the applicable Seller Party to, transfer such Company Intellectual Property to Buyer pursuant to the terms hereof for no additional consideration. Until such time that a Seller Party transfers such Company Intellectual Property to Buyer, Seller shall cause such Seller Party, on behalf of itself and its Affiliates, to grant to Buyer and its Subsidiaries (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Company Intellectual Property Controlled by such Seller Party and its Affiliates and (ii) a covenant not to sue with respect to the foregoing activities, in each case, under clauses (i) and (ii), effective as of the Closing.

(b)         If, at any time after the Closing, Seller or Buyer identifies any item of Seller Intellectual Property that was (i) transferred by a Seller Party or (ii) owned by any Transferred Entity prior to the Closing Date and that was not transferred to Seller or an Affiliate of Seller prior to the Closing Date, then, to the extent that it has the right to do so without paying additional compensation (other than a nominal fee (e.g., $1)) to a third party, Buyer shall, or shall cause the applicable Transferred Entity to, promptly transfer such Seller Intellectual Property to Seller or its designated Affiliate for no additional consideration. Until such time that Buyer transfers such Seller Intellectual Property to Seller, Buyer hereby grants to Seller and its Affiliates (A) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice and otherwise exploit such Seller Intellectual Property Controlled by Buyer and (B) a covenant not to sue with respect to the foregoing activities, in each case, under clauses (A) and (B), effective as of the Closing.

Section 7.08.         Restrictive Covenants.

(a)          During the period commencing at the Closing and ending on the date that is four (4) years after the Closing Date, Seller shall not, and shall cause its Affiliates (including all Seller Parties) not to, directly or indirectly, for itself or any other Person, whether alone or acting as a partner, shareholder, member, joint venturer, equity holder, officer, director, employee, consultant, independent contractor, lender or in any other capacity, establish, operate, conduct or engage in, or compete in any manner with, the Business within the United States (other than in the state of New York) (a “Competitive Business”). Notwithstanding the foregoing, nothing in this Section 7.08(a) shall prohibit Seller or any of its Affiliates from (i) owning securities of corporations engaged in a Competitive Business that are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed two (2%) of the outstanding shares of any such corporation, or (ii) acquiring any entity or business partially engaged in a Competitive Business; provided, that in the case of this clause (ii), (A) such activities do not exceed ten percent (10%) of the revenue or net equity of the acquired entity or business and (B) Seller shall use commercially reasonable efforts to divest or cease its operation of the portion that comprises the Competitive Business within six (6) months following the consummation of such acquisition, and shall be divested of such Competitive Business within eighteen (18) months following the consummation of such acquisition. For the avoidance of doubt, the restrictions set forth in this Section 7.08 with respect to the Seller and its Affiliates shall not apply to any unrelated third-party Person (who is not an Affiliate of Seller, any Seller Party, Advent International, L.P. or their respective Affiliates) that acquires the Seller Parties or their Affiliates or any of their respective assets after the Closing.

(b)          During the period commencing at the Closing and ending on the date that is four (4) years after the Closing Date, Seller shall not, and shall cause its Affiliates (including all Seller Parties) not to, directly or indirectly, for itself or any other Person, (i) recruit, solicit, hire or offer employment or engagement to, or attempt to recruit, solicit, hire or offer employment or engagement to any Person with any title, job description or job family of the Business Employees listed on Section 7.08(b) of the Disclosure Schedule (the “Restricted Employees”), (ii) encourage any Person to, or suggest that any Person, recruit, solicit, hire or offer employment or engagement to, or attempt to recruit, solicit, hire or offer employment or engagement to, any Restricted Employee, (iii) encourage any Restricted Employee to discontinue such Person’s employment or engagement by the Transferred Entity, Buyer or any Affiliate of Buyer or suggest that such Person discontinue such Person’s employment or engagement by any Transferred Entity, Buyer or any Affiliate of Buyer, or (iv) engage in a business the same as or similar to the Business with any Person who is or, at any time during the twelve (12) month period prior to the time in question, was a customer, supplier, client, patient, vendor or other business relation of any member of any Transferred Entity or any Affiliate of Buyer engaged in a business the same as or similar to the Business (such Person, a “Restricted Business Relation”) or otherwise solicit, induce, interfere or encourage any Restricted Business Relation to discontinue or otherwise adversely alter such Person’s relationship with any Transferred Entity or any such Affiliate of Buyer or otherwise intentionally and negatively interfere with any Transferred Entity’s or any such Buyer Affiliate’s relationship with any such Restricted Business Relation. Notwithstanding the foregoing, clauses (i), (ii) and (iii) of this Section 7.08(b) shall not restrict general solicitations of employees through search firms, employment agencies or other similar entities or any general advertising medium not directed or targeted at the Transferred Entities, Buyer or any of Buyer’s direct or indirect Subsidiaries or their respective employees; provided, that such entities have not been specifically instructed by Seller or its Affiliates to solicit or target the employees of any Transferred Entity, Buyer or any of Buyer’s direct or indirect Subsidiaries.

(c)          During the period commencing at the Closing and ending on the date that is eighteen (18) months after the Closing Date, Buyer shall not, and shall cause its Affiliates (including the Transferred Entities) not to, take any action to solicit, induce or otherwise offer employment to, or engage in discussions regarding employment with, any Person listed on Section 7.08(c) of the Disclosure Schedule. Notwithstanding the foregoing, nothing in this Section 7.08 shall prohibit Buyer or its Affiliates from soliciting, inducing or otherwise offering employment to, engaging in discussions regarding employment with, or hiring any of the Persons listed on Section 7.08(c) of the Disclosure Schedule (i) who responds to a public advertisement or general solicitation placed by Buyer or any of its Affiliates that is not targeted at any such Persons, (ii) who is no longer employed by any Seller Party or any of their respective Affiliates or (iii) who contacts Buyer or its Affiliates on his or her own initiative, in each case, without any direct or indirect solicitation (other than the general solicitations described in clause (i) of this Section 7.08(c)) by or encouragement from Buyer or any of its Affiliates.

(d)          From and after the Closing, no Party shall (and shall cause its Affiliates (for whose breach such Party shall be responsible) to not) directly or indirectly make any public statement that is intended to disparage the other Party or any of its Affiliates (including any Transferred Entity), their business (including the Business), or their respective owners, directors, managers, officers or employees. Notwithstanding the foregoing, nothing in this Section 7.08(d) shall prohibit any Party from (i) making truthful statements required by applicable Law or in connection with any legal proceeding, (ii) making statements in good faith in connection with the enforcement of such Party’s rights under any Transaction Agreement, or (iii) disclosing information to a Government Authority that such Party believes in good faith reflects a violation of Law.

(e)          The Parties acknowledge and agree that: (a) the duration, scope and geographic area of the covenants set forth in this Section 7.08 are fair, reasonable and necessary in order to protect the goodwill and legitimate business interests of the Parties; (b) that adequate consideration has been received by the Parties for such obligations, (c) neither Party would have entered into this Agreement unless the other Party agreed to be subject to all of the restrictions set forth in this Section 7.08, and (d) the Parties are voluntarily agreeing to this Section 7.08. If, however, any of the covenants set forth in this Section 7.08 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined by a court of competent jurisdiction in accordance with Section 13.13 that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(f)          In the event of a breach by either Party of any covenants set forth in this Section 7.08 that is not cured within thirty (30) days following notice of such breach to the breaching party or is incapable of being cured, the restrictions that were violated shall be extended by the period of the duration of such breach.

Section 7.09.         Confidentiality.

(a)          From and after the Closing, Seller shall, and shall cause its Affiliates to, hold and shall direct its or their respective Representatives to hold in confidence any and all Confidential Information; provided, that the preceding shall not limit (i) any disclosure pursuant to the last sentence of Section 13.04, (ii) the Parties or their respective Affiliates from taking any other actions permitted by this Agreement or the other Transaction Agreements, or (iii) Seller and its Affiliates from using or disclosing any portion of Confidential Information solely related to the other business of Seller and its Affiliates that is not the Business; provided, that clause (iii) shall not permit the use or disclosure of any Confidential Information that also relates to, or was derived from, the Business, which shall remain subject to the confidentiality obligations set forth in this Section 7.09.

(b)          In the event that Seller or any of its Affiliates or their respective Representatives are required to disclose any Confidential Information by Law or the rules of any applicable securities exchange, or in an Action, Seller shall, to the extent legally permissible, promptly notify Buyer in writing of such requirement or direct its Representatives to promptly notify Buyer in writing of such requirement, so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and Seller shall use commercially reasonable efforts to cooperate with Buyer in obtaining such order or assurance. If, absent the entry of a protective order, Seller, its Affiliates or their Representatives are legally compelled or advised to disclose such Confidential Information, such Person shall disclose only that portion of such information which is legally compelled or advised to be disclosed.

(c)          Notwithstanding anything contained herein to the contrary, effective as of the Closing, all Confidential Information of Seller included in the Transferred Assets or otherwise to the extent Related to the Business will be deemed to be Confidential Information of Buyer and will be subject to the protections set forth herein for the benefit of Buyer.

Section 7.10.         Bank Accounts. At the Closing, Seller shall grant Buyer or Buyer’s designee(s), sole control and signatory power over each Account set forth on Section 7.10 of the Disclosure Schedule (the “Transferred Accounts”), and Seller shall take all actions reasonably necessary to ensure that none of the Representatives of any Seller Party shall have signatory power with respect to any Account.

ARTICLE VIII

EMPLOYEE MATTERS

Section 8.01.       Employment of All Business Employees. Prior to the Closing, Seller shall transfer the employment of all Business Employees to the Employing Entity in accordance with and on the terms set forth in the Step Plan. For purposes of this Article VIII Business Employees who are employed by the Employing Entity immediately prior to the Closing are referred to as “Transferred Employees”.

Section 8.02.         Transferred Employees- Additional Employment Terms.

(a)          For a period of at least twelve (12) months following the Closing Date (or until a Transferred Employee’s employment with Buyer or one of its Affiliates is terminated, if earlier) and except as otherwise specifically provided in this Article VIII, Buyer shall, or shall cause its Affiliates (including, if applicable, a Transferred Entity) to, provide each Transferred Employee with base salary or wage rate, and target annual and shorter-term cash incentive opportunities that are substantially comparable to those provided to similarly situated employees of Buyer and its Affiliates, subject to the terms and conditions of this Article VIII. In addition, for a period of at least twelve (12) months following the Closing Date and except as otherwise specifically provided in this Article VIII, Buyer shall, or shall cause its Affiliates to, provide each Transferred Employee with employee benefits (excluding equity or equity-based, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control and retention benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates.

(b)          For purposes of eligibility to participate, vesting and level of benefits under the employee benefit plans of Buyer (excluding equity or equity-based, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control and retention benefits) providing benefits to Transferred Employees, Buyer shall credit each Transferred Employee with his or her years of service with the applicable Transferred Entity, and any predecessor entities, to the same extent and for the same purpose as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under the corresponding Employee Plan; provided, however, that no such service shall be recognized to the extent that such recognition would result in any duplication of benefits under any similar employee benefit plan.

(c)          Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts, subject to applicable insurer consent, to (i) waive any pre-existing conditions, exclusions and waiting period requirements to the extent such requirement did not apply to such Transferred Employees under the corresponding Employee Plan as of the Closing Date, and (ii) credit such Transferred Employees for any deductibles and out-of-pocket expenses paid under the group health Employee Plans in the calendar year in which the Closing Date occurs.

(d)          As of the Closing, Buyer shall, or shall cause one of its Affiliates (including any Transferred Entity) to, assume (i) all obligations of Seller and any of its Affiliates (including any Transferred Entity) to each Transferred Employee pursuant to any cash incentive or bonus plan, program, agreement or arrangement covering such Transferred Employee as of the Closing, and (ii) all employment, retention, termination, severance and other similar agreements between Seller and any of its Affiliates (including any Transferred Entity) and any Transferred Employee, in each case as set forth on Section 8.02(d) of the Disclosure Schedule, in each such case of the foregoing clauses (i) and (ii), solely to the extent that any such (A) obligations are included in the calculation of Final Working Capital or as a Final Transaction Expense, and (B) Contractual obligations have been made available to Buyer as of the Agreement Date.

(e)          Following the Closing, Buyer shall, or shall cause one of its Affiliates to (i) honor the accrued, unused vacation and other paid time off of Transferred Employees as of immediately prior to the Closing (including with respect to carry over entitlements) to the extent included in the calculation of Final Working Capital or as a Final Transaction Expense and (ii) provide severance benefits to any Transferred Employee whose service is terminated (other than for cause) by Buyer or any its Affiliates (including any Transferred Entity) on or before the first anniversary of the Closing Date equal to the severance benefits, where applicable, provided under the severance arrangements of Buyer and its Affiliates applicable to similarly situated employees, in each case, to be calculated on the basis of the Transferred Employee’s compensation and service at the time of such termination of service.

Section 8.03.       Parent Plans.

(a)        Except as otherwise specifically provided herein, Buyer and its Affiliates shall not assume any Liabilities under or with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts pertaining to any of the Parent Plans.

(b)          All Transferred Employees will cease, effective as of the Closing Date (or to the extent provided by the terms of the Parent Plans, effective not later than the end of the month in which the Closing Date occurs), any participation in and any benefit accrual under each of the Parent Plans, except as required by applicable Law. Seller and its Affiliates shall take all necessary actions to effect such cessation of participation by Transferred Employees under the Parent Plans. Notwithstanding the foregoing provisions of this Section 8.03(b), and subject to the terms of the applicable Parent Plans as in effect from time to time, Transferred Employees shall be permitted to receive benefits from the Parent Plans which provide health, disability, severance, worker’s compensation, life insurance or similar benefits with respect to claims incurred by the Transferred Employees and their eligible spouses, dependents or qualified beneficiaries, as applicable, prior to the Closing.

(c)          With respect to any Transferred Employee who becomes employed by Buyer and its Affiliates (or continues in employment with the Transferred Entities) as of the Closing and who immediately prior to the Closing Date was a participant in a health or dependent care flexible spending account plan maintained by Seller or any of its Affiliates (collectively, the “Seller FSA Plans”): (i) if Buyer or any of its Affiliates maintains a general purpose health flexible spending account plan (a “GPHFSA Plan”), Buyer and Seller shall, or shall cause one of their respective Affiliates to, effect a FSA Transfer of the Transferred Employee’s account balance (if any) under Seller’s GPHFSA Plan to the GPHFSA Plan of Buyer or one of its Affiliates; (ii) if Buyer or any of its Affiliates maintains a limited purpose health flexible spending account plan (a “LPHFSA Plan”), Buyer and Seller shall, or shall cause one of their respective Affiliates to, effect a FSA Transfer of the Transferred Employee’s account balance (if any) under Seller’s LPHFSA Plan to the LPHFSA Plan of Buyer or one of its Affiliates; and (iii) if Buyer or any of its Affiliates maintains a dependent care flexible spending account plan (a “DCFSA Plan”), Buyer and Seller shall, or shall cause one of their respective Affiliates to, effect a FSA Transfer of the Transferred Employee’s account balance (if any) under Seller’s DCFSA Plan to the applicable DCFSA Plan of Buyer or one of its Affiliates. For purposes of this Section 8.03(c) and subject to all applicable rules as required by Law and Buyer’s or its Affiliates’ plans, a “FSA Transfer” involves (A) Buyer or one of its Affiliates (1) effectuating the election of the Transferred Employee in effect under the applicable Seller FSA Plans immediately prior to the Closing Date and (2) assuming responsibility for administering and paying under the applicable plans of Buyer or one of its Affiliates all eligible reimbursement claims of the Transferred Employee incurred in the calendar year in which the Closing Date occurs that are submitted for payment on or after the Closing Date, whether such claims arose before, on or after the Closing Date and (B) as soon as practicable following the Closing Date, Seller’s causing (or causing any of its Affiliates to cause) to be transferred to Buyer in connection with the actions taken pursuant to clauses (1) and (2) an amount in cash equal to (I) the sum of all contributions to the applicable Seller FSA Plans made with respect to the calendar year in which the Closing Date occurs by or on behalf of the Transferred Employee prior to the Closing Date, reduced by (II) the sum of all claims incurred by the Transferred Employee under the applicable Seller FSA Plans in the calendar year in which the Closing Date occurs that are submitted for payment prior to the Closing Date; provided, however, that if the amount described in clause (II) above exceeds the amount described in clause (I) above, Buyer shall reimburse Seller for such difference.

(d)          Buyer shall cause the Addus Healthcare, Inc. 401(k) plan to accept direct rollover contributions from Transferred Employees who elect to roll over their account balances from Seller’s 401(k) Plan (including outstanding participant loan promissory notes). Nothing in this Section 8.03(d) shall constitute a plan merger or transfer of assets under Section 414(l) of the Code. Seller and Buyer shall cause their respective plan administrators and recordkeepers to cooperate to facilitate such rollovers.

Section 8.04.       Cooperation and Assistance. From and after the Agreement Date and after the Closing Date, Seller and Buyer shall, and each shall cause their respective Affiliates to, reasonably cooperate with the other party and its Affiliates to facilitate the obligations assumed by Buyer and its Affiliates under this Article VIII including but not limited to (i) providing (to the extent permitted by Law) such current information regarding the Business Employees or former employees of the Business on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable) under the Employee Plans and (ii) give such assistance as either party may reasonably require to comply with applicable Law and regulations governing the transfer of employment from Seller or its Affiliates to Buyer or its Affiliates.

Section 8.05.       WARN Act. Buyer shall not, and shall cause its Affiliates not to, at any time during the ninety (90) day period following the Closing Date, effectuate any “mass layoff” (as defined in the WARN Act) or take any other action that would trigger any Liabilities for Seller or its Affiliates under the Worker Adjustment and Retraining Notification Act of 1988, or under any other Laws that provide employees similar protections.

Section 8.06.       No Third-Party Beneficiaries. Notwithstanding the provisions of this Article VIII or any other provision of this Agreement, nothing in this Article VIII is intended to and shall not (a) create any third-party beneficiary or other rights in any Person not party to this Agreement, (b) amend, terminate, establish or waive any provision of any Employee Plan or any other employee benefit plan, program, policy or arrangement, (c) require Buyer or any of its Affiliates or any of the Seller Parties or any of their Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise could be terminated or modified under applicable Law, or (d) provide any Business Employee or any Transferred Employee with any rights to continued employment or any term or condition of employment with Buyer, the Transferred Entities or any of their respective Affiliates.

ARTICLE IX

TAX MATTERS

Section 9.01.       Filing of Tax Returns by Seller.

(a)        Seller, at its sole cost and expense, shall prepare and timely file (or cause to be prepared and timely filed) all combined, consolidated or unitary Tax Returns that include any member of the Seller Group, on the one hand, and any of the Transferred Entities, on the other hand (such group, a “Combined Group” and such Tax Return, a “Combined Tax Return”). The Parties, for themselves and on behalf of their Affiliates, acknowledge and agree that the Transferred C Corporations will join the “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h) of which Buyer (or its regarded sole owner) is a member (the “Buyer Group”) on the day following the Closing Date and that, in accordance with Treasury Regulations Section 1.1502-76(b), the taxable year of such Transferred C Corporations will close at the end of the Closing Date. The Parties further acknowledge and agree that no Party or any of its Affiliates shall cause the Transferred C Corporations to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2) or any similar provision of state or local Income Tax Law.

(b)       Any Combined Tax Return prepared by Seller pursuant to Section 9.01(a) shall reflect a deduction for any Transaction Deductions that are properly deductible on such Combined Tax Return to the extent permitted at a “more likely than not” (or higher) level of confidence.

(c)          With respect to each Tax Return prepared and filed by Seller pursuant to Section 9.01(a), Seller shall timely remit (or cause to be timely remitted) any Taxes, if any, shown as payable on such Combined Tax Returns.

Section 9.02.       Filing of Tax Returns by Buyer.

(a)        Except for any Combined Tax Return described in Section 9.01(a), Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed by the Transferred Entities after the Closing Date, including, for the avoidance of doubt, any Tax Returns of the Transferred Entities that relate to a taxable period (or portion thereof) ending on or prior to the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return reflects a Tax liability subject to indemnification pursuant to Section 12.01, Buyer shall (i) prepare such Buyer Prepared Return in accordance with the past custom and practice of the Transferred Entities to the extent supportable at a “more likely than not” (or higher) level of confidence, (ii) provide Seller with a reasonable opportunity to comment on any Buyer Prepared Return prior to the filing date thereof, and (iii) consider in good faith any reasonable changes requested by Seller. Seller shall remit any Taxes allocable to a Pre-Closing Tax Period shown as due and owing on any Buyer Prepared Return to Buyer no later than five (5) days before the applicable Taxes are due, except to the extent such Tax liability was included in the calculation of Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined hereunder.

(b)       Notwithstanding anything to the contrary in this Agreement or otherwise, Buyer shall not be required to provide the Seller Parties with any affiliated, combined, unitary or similar Tax Returns with respect to the Buyer Group.

Section 9.03.       Section 338(h)(10) Elections; Tax Allocations.

(a)       For U.S. federal and applicable state, local and non-U.S. Income Tax purposes, the Parties hereto agree that the purchases and sales of the stock of the Transferred C Corporations are intended to qualify as “qualified stock purchases” within the meaning of Section 338(d)(3) of the Code. Seller shall cause Horizon (as the common parent of the “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) of which Seller and the Transferred C Corporations are members) to join with Buyer in making elections under Section 338(h)(10) of the Code (and any corresponding elections under state and local Tax Law) with respect to the purchase of each of the Transferred C Corporations listed on Section 9.03(a) of the Disclosure Schedule (the “Section 338(h)(10) Elections”). Buyer, Horizon and the Seller Parties shall file all Tax Returns consistent with such Section 338(h)(10) Elections and hereby agree not to take any action that would reasonably be expected to cause the Section 338(h)(10) Elections to be invalid, and shall not take any position contrary thereto unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar state, local or non-U.S. Tax Law). Buyer shall prepare an IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) with respect to the Section 338(h)(10) Elections, including any schedules thereto, and any similar state, local or non-U.S. forms (the “Section 338 Forms”), as may be required. The Seller Parties shall reasonably cooperate with Buyer in the preparation, execution and filing of such Section 338 Forms at Buyer’s request. In furtherance thereof, on the Closing Date, Seller shall deliver to Buyer a duly executed final copy of the Section 338 Forms. Each Party shall reasonably cooperate with and provide the necessary information to the other Party to permit the Section 338(h)(10) Elections to be made and take all actions necessary and appropriate (including filing IRS Forms 8023 and 8883 together with all required attachments and any necessary forms, returns, elections, schedules and other documents) as may be required to effect and preserve timely the Section 338(h)(10) Elections.

(b)       Within ninety (90) days following the determination of the Final Closing Statement, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price, as adjusted in accordance with this Agreement, plus the Assumed Liabilities and all other amounts required to be included in the purchase price for the Transferred Equity Interests and the Transferred Assets among the Transferred Equity Interests (and thereafter, among the underlying assets of the Transferred Entities, as appropriate) and the Transferred Assets in accordance with Section 338 and 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Law, as appropriate) (the “Allocation Schedule”). Seller shall be permitted to review and comment on the Allocation Schedule and shall notify Buyer of any comments to the Allocation Schedule within thirty (30) days after the Seller’s receipt of the Allocation Schedule. If, within thirty (30) days after Buyer delivers the Allocation Schedule to Seller, Seller does not provide a written objection to the Allocation Schedule, the Allocation Schedule shall be considered to have been approved by Seller. Buyer and Seller shall attempt in good faith to resolve any differences with respect to the Allocation Schedule during the thirty (30) days following the delivery of Seller’s comments. If Buyer and Seller are unable to resolve such differences within such thirty (30) day period, then any remaining disputed matters shall be submitted to the Independent Accounting Firm for resolution in accordance with the procedural principles of Section 3.05; provided, that Buyer and the Seller Parties agree that for purposes of the Allocation Schedule, the Independent Accounting Firm shall be required to follow Sections 338 and 1060 of the Code and the Treasury Regulations thereunder in resolving any such dispute. Buyer, the Seller Parties, their respective Affiliates and any other applicable Persons (each a “Tax Filing Party”) shall file all Tax Returns consistent with the Allocation Schedule, including, for the Transferred C Corporations listed on Schedule 9.03(a), an IRS Form 8883 (Asset Allocation Statement Under Section 338), using where applicable the “aggregate deemed sales price” and the “adjusted grossed-up basis” (as described in Treasury Regulations Sections 1.338-4 and 1.338-5, respectively). No Tax Filing Party shall take any Tax position inconsistent with the Allocation Schedule, as finally determined pursuant to this Section 9.03(b), and no Tax Filing Party shall agree to any proposed adjustment to the Allocation Schedule by any Government Authority without first giving the other Tax Filing Parties prior written notice; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Government Authority based upon or arising out of the Allocation Schedule, and no Tax Filing Party shall be required to litigate before any court any proposed deficiency or adjustment by any Government Authority challenging such Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 9.03(b).

Section 9.04.       Straddle Periods. For all purposes under this Agreement, in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes that are allocable to the Pre-Closing Tax Period will be: (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of all other Taxes, determined as though the taxable year of the Transferred Entity had ended as of the end of the Closing Date; provided, that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period. Notwithstanding anything to the contrary, any Transaction Deductions shall be reflected in the applicable Pre-Closing Tax Period ending at the end of the Closing Date to the extent permitted at a “more likely than not” (or higher) level of confidence.

Section 9.05.       Tax Proceedings.

(a)       Each Party will promptly notify the other Party in writing upon receipt by such Party (or any of such Party’s Affiliates) of notice of any pending or threatened audit, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding by a Government Authority which, if successful, could reasonably be expected to increase the Tax obligations of the Seller Parties (including indemnification obligations of Seller Parties under Section 12.01) or affect any Tax obligations of Buyer with respect to any Pre-Closing Tax Period (collectively, a “Tax Claim”) and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim and shall include all relevant documentation and other appropriate information related to such Tax Claim that was received with such notice; provided, however, that the failure of a Party to provide such notice shall not release any other Party from any of its obligations under this Agreement except to the extent such other Party is actually prejudiced by such failure.

(b)       Seller shall have the unconditional right to control all Tax Claims involving Combined Tax Returns.

(c)       Seller shall have the right to control all Tax Claims not involving a Combined Tax Return that relate solely to a Transferred Entity for a taxable period ending on or before the Closing Date to the extent such Tax Claim could reasonably be expected to create or increase a Tax obligation of a Seller Party, including any indemnification obligation of a Seller Party pursuant to this Agreement; provided, however, that (i) the Seller Parties shall notify Buyer of their intent to control the contest or resolution of any such Tax Claim within ten (10) days of receiving Buyer’s notice, (ii) Buyer and its Representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Tax Claim, in each case to the extent such meetings, discussions, or materials relate to a Transferred Entity, (iii) Seller shall keep Buyer reasonably informed regarding any such Tax Claim, and (iv) the Seller Parties shall not settle or resolve any such Tax Claim without the prior written consent of Buyer (which shall not be unreasonably delayed, conditioned, or withheld).

(d)       Buyer shall have the right to control all other Tax Claims involving the Transferred Entities; provided, however, that (i) Seller and its Representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such Tax Claim, (ii) Buyer shall keep Seller reasonably informed regarding any such Tax Claim, and (iii) Buyer shall not settle or resolve any such Tax Claim without the prior written consent of Seller (which shall not be unreasonably delayed, conditioned, or withheld).

(e)       To the extent of any inconsistency between this Section 9.05 and any other provision of this Agreement, this Section 9.05 shall control.

Section 9.06.       Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any Transfer Taxes shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. If any Party files any such Tax Return and pays all of the Transfer Taxes associated therewith, the other Party shall promptly reimburse the filing Party for fifty percent (50%) of any Transfer Taxes paid by such filing Party or its Affiliate in connection with the filing of such Tax Return. Buyer and Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes.

Section 9.07.       Post-Closing Actions. Except upon Seller’s request pursuant to Section 9.05 or as provided by Section 9.03(b), neither Buyer nor any Affiliate of Buyer shall, and Buyer shall cause each Transferred Entity not to, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), take any of the following actions to the extent such action would reasonably be expected to result in an Indemnified Tax for which the Seller Parties would be liable pursuant to Article XII or to the extent such action is reasonably expected to have a material impact on the calculations set forth in Section 3.06: (a) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Transferred Entity (or a group the parent of which is a Transferred Entity) with respect to a taxable period ending on or prior to the Closing Date; (b) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of any Transferred Entity with respect to a taxable period ending on or prior to the Closing Date; (c) submit a voluntary disclosure statement (or similar filing) to any Taxing Authority regarding any Taxes or Tax Returns of any Transferred Entity relating to a taxable period ending on or prior to the Closing Date; (d) cause any Transferred Entity to sell or otherwise dispose of assets outside the ordinary course of business on the Closing Date after the Closing; (e) except for the Section 338(h)(10) Elections, make or change any Tax election (including any election under Treasury Regulation Section 301.7701-3) that would have effect on or prior to the Closing Date or create Tax liability with respect to a taxable period ending on or prior to the Closing Date or that is allocable (under Section 9.03) to the portion of a Straddle Period that ends on the Closing Date; or (f) take any action with respect to the Transferred Entities that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 9.08.       Tax Sharing Agreements. All Tax sharing, Tax allocation and similar agreements and arrangements, including any such arrangements among Seller and its Affiliates (including the Transferred Entities), other than commercial agreements entered into in the Ordinary Course of Business a primary purpose of which does not relate to Taxes, to which a Transferred Entity is a party and pursuant to which the Transferred Entities or Buyer may have any obligations or responsibilities with respect to Taxes, will be terminated prior to the Closing, and the Transferred Entities will have no further obligations or responsibilities thereunder following the Closing. In the event the Section 338(h)(10) Election is not made with respect to a Transferred C Corporation that is classified as a U.S. corporation for U.S. federal income Tax purposes, and to the extent that any member of the Combined Group recognizes a loss on the sale of such Transferred Equity Interests as a result of any transaction contemplated by this Agreement, Seller shall, and shall cause Horizon and each other member of the Combined Group to make, or cause to be made, an election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) to reduce the basis in the Transferred Equity Interests by the “attribute reduction amount,” as defined in Treasury Regulations Section 1.1502-36(d)(3), so as to avoid a reduction to the relevant Transferred Entity’s Tax “attributes” (as described in Treasury Regulations Section 1.1502-36(d)(4)), and Seller shall not make any other election under Treasury Regulations Section 1.1502-36.

Section 9.09.       Tax Cooperation. Without limiting the obligations set forth in Section 6.02, Section 7.01, and Section 7.04 the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Entities, their respective assets or businesses and the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, and the preparation for, or the prosecution or defense of, any Tax Claim. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Transferred Entities or their respective assets or businesses and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 9.09. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to taxable years or periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.04.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01.    Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction or Seller’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a)        Representations and Warranties; Covenants. (i) The Buyer Fundamental Representations shall be true and correct in all respects except for any de minimis inaccuracies as of the date hereof and as of the Closing Satisfaction Date as if made on the Closing Satisfaction Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct at and as of such date); (ii) all other representations and warranties of Buyer contained in this Agreement (A) that are not qualified by references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications will be true and correct in all material respects, and (B) that are qualified by references to “material,” “material adverse effect,” “Material Adverse Effect,” or any other materiality qualifications will be true and correct in all respects, in each case, as of the date hereof and as of the Closing Satisfaction Date as if made on the Closing Satisfaction Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct at and as of such date); and (iii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects. Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Satisfaction Date, with respect to the matters set forth in the foregoing clauses (i) through (iii).

(b)          Government Approvals. All (i) Required Approvals shall have been obtained, (ii) Required Notices shall have been made and (iii) waiting periods imposed by any Government Authority necessary for the consummation of the Transactions as set forth in Section 6.04 of the Disclosure Schedule shall have expired or shall have been terminated.

(c)         No Legal Prohibition. No Action before any Government Authority will be pending or threatened wherein an unfavorable order would, and no Order or Law will have been enacted or issued that would, (i) prevent or prohibit the performance of the Agreement or the consummation of the Transactions or (ii) declare void or unlawful the Transaction or cause the Transaction to be rescinded.

(d)          Closing Deliverables. The items set forth in Section 3.02(b) shall have been delivered by Buyer in all material respects.

Section 10.02.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or Buyer’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a)          Representations and Warranties; Covenants. (i) The Seller Fundamental Representations shall be true and correct in all respects except for any de minimis inaccuracies as of the date hereof and as of the Closing Satisfaction Date as if made on the Closing Satisfaction Date without giving effect to any supplement to the Disclosure Schedule that has not been approved by Buyer in its sole discretion (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct at and as of such date except for any de minimis inaccuracies); (ii) all other representations and warranties of Seller contained in this Agreement will be true and correct in all respects, disregarding all references to “material,” “material adverse effect,” “Material Adverse Effect” or any other materiality qualifications, in each case, as of the date hereof and as of the Closing Satisfaction Date as if made on the Closing Satisfaction Date without giving effect to any supplement to the Disclosure Schedule that has not been approved by Buyer in its sole discretion (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct at and as of such date) except, in each case with respect to clause (ii), for breaches or inaccuracies as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects. Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Satisfaction Date, with respect to the matters set forth in the foregoing clauses (i) through (iii).

(b)          Government Approvals. All (i) Required Approvals shall have been obtained, (ii) Required Notices shall have been made and (iii) waiting periods imposed by any Government Authority necessary for the consummation of the Transactions as set forth in Section 6.04 of the Disclosure Schedule shall have expired or shall have been terminated.

(c)          No Legal Prohibition. No Action before any Government Authority will be pending or threatened wherein an unfavorable order would, and no Order or Law will have been enacted or issued that would, (i) prevent or prohibit the performance of the Agreement or the consummation of the Transactions, (ii) declare void or unlawful the Transaction or cause the Transaction to be rescinded, (iii) limit or otherwise adversely affect the right of Buyer to own, control or operate the Transferred Entities or the Transferred Assets, or (iv) compel Buyer to dispose of all or any portion of the Transferred Assets (other than a de minimis accommodation pursuant to Section 6.04(a)).

(d)          Material Adverse Effect. Since the date of this Agreement until the Closing Date, no Material Adverse Effect shall have occurred.

(e)          Closing Deliverables. The items set forth in Section 3.02(a) shall have been delivered by Seller in all material respects.

Section 10.03.       Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Article X to be satisfied if such failure was due to such Party’s breach of any applicable provisions under this Agreement.

ARTICLE XI

TERMINATION

Section 11.01.    Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a)          by the mutual written consent of Seller and Buyer;

(b)        by Seller, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and such Closing Condition is incapable of being cured or is not cured prior to the earlier of (i) the Business Day prior to the Outside Date, or (ii) the date that is thirty (30) days from the date that Buyer is notified in writing by Seller or such breach or failure to perform; provided, that Seller shall not have the right to terminate this Agreement if Seller is in material breach of this Agreement;

(c)         by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Section 10.02(a) not to be satisfied, and such Closing Condition is incapable of being cured or is not cured prior to the earlier of (i) the Business Day prior to the Outside Date, or (ii) the date that is thirty (30) days from the date that Seller is notified in writing by Buyer of such breach or failure to perform; provided, that Buyer shall not have the right to terminate this Agreement if Buyer is in material breach of this Agreement;

(d)         by either Seller or Buyer if the Closing shall not have occurred by the date that is nine (9) months following the date of this Agreement (the “Outside Date”); provided, however, that, if, on the Outside Date, the only condition(s) to the obligation of Buyer to consummate the Transactions that has not been satisfied are the condition(s) set forth in Section 10.01(b) and Section 10.02(b), then the Outside Date shall be automatically extended for an additional three (3)-month period; and provided, further, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to a Party whose failure to take any action required to fulfill any obligation under this Agreement (including the failure to act in good faith or to the level of efforts required to cause the Closing Conditions of the other Party to be satisfied, including as required by Section 6.04) shall have been the primary cause of, or shall have resulted in the failure of the Closing to occur before such date;

(e)        by either Seller or Buyer in the event that any Government Authority of competent jurisdiction shall have enacted a Law or issued an Order that permanently enjoins the consummation of the purchase of the Transferred Equity Interests or the Transferred Assets contemplated by this Agreement and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of, or has resulted in, the issuance of such Law or Order; or

(f)        by Seller if (i) all the conditions specified in Section 10.02 have been satisfied (other than those, that by their terms, are capable of being satisfied only at the Closing), (ii) Seller confirms in writing that it stands ready, willing and able to consummate the Transactions and (iii) Buyer refuses, is unable or otherwise fails to consummate the Transactions within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.04.

Section 11.02.    Notice of Termination. A Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Party.

Section 11.03.    Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (a) Section 6.03, (b) this Section 11.03 and (c) Article XIII. Notwithstanding such termination no Party shall be relieved or released from any Liabilities or damages arising out of any Actual Fraud or willful breach of this Agreement (including the failure to close the Transactions by a party when in circumstances in which all of the closing conditions of such party set forth in Article X have been satisfied or waived). For purposes of this Agreement, “willful breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement.

ARTICLE XII

INDEMNIFICATION

Section 12.01.    Indemnification by Seller. Subject to the provisions of this Article XII, following the Closing, Seller hereby agrees to indemnify and hold harmless Buyer, its Affiliates and each of its and their respective directors, managers, officers and Affiliates (collectively, the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by such Buyer Indemnitees arising out of, based upon or resulting from (a) any inaccuracy in or breach of any representation or warranty regarding or made by the Seller Parties or the Transferred Entities set forth in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligations to be performed following the Closing by any Seller Party or any of their respective Affiliates pursuant to this Agreement, (c) any Excluded Liabilities, (d) any Indebtedness or Transaction Expenses that Buyer notifies Seller of within eighteen (18) months following the Closing to the extent not otherwise reflected in and adjusted for in the Final Closing Statement, (e) any Liabilities incurred in connection with the Pre-Closing Reorganization, (f) any Indemnified Taxes, and (g) any matter set forth on Section 12.01(g) of the Disclosure Schedule.

Section 12.02.    Indemnification by Buyer. Subject to the provisions of this Article XII, following the Closing, Buyer hereby agrees to indemnify and hold harmless the Seller Parties and, as applicable, each of their respective managers, general partners, directors, officers and Affiliates (collectively, the “Seller Indemnitees,” and collectively with the Buyer Indemnitees, each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses suffered or incurred by such Seller Indemnitees arising out of or resulting from (a) any inaccuracy in or breach of any representations or warranties of Buyer in this Agreement, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed following the Closing by Buyer or any of its Affiliates pursuant to this Agreement, or (c) any Assumed Liabilities.

Section 12.03.    Survival.

(a)        Each of Buyer and Seller acknowledges and agrees that the representations and warranties of Seller or Buyer set forth in this Agreement shall survive the Closing until the one (1) year anniversary of the Closing Date (other than claims made solely pursuant to the R&W Insurance Policy or claims for Actual Fraud).

(b)        The covenants contained herein to be performed prior to or at the Closing shall expire and be of no further force or effect as of the Closing. The covenants contained herein to be performed following the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenant or agreement is waived by the Party entitled to such performance.

(c)        Any claims for indemnification with respect to Indemnified Taxes shall survive the Closing and shall not terminate until the date that is sixty (60) days following the expiration of the applicable statute of limitations (including any tolling, extensions or waivers thereof) with respect to the underlying Tax matter giving rise to such claim.

(d)        Each date of survival described in this Section 12.03, as applicable, is referred to herein as an “Expiration Date.” For the avoidance of doubt, the Parties acknowledge and agree that the survival periods described in this Section 12.03, if longer than the periods prescribed in any statute of limitations that would otherwise be applicable, shall supersede and replace any such statute of limitations periods. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the applicable Expiration Date shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such properly asserted claims and the representations and warranties and covenants with respect thereto shall survive until finally resolved.

Section 12.04.    Manner of Payment; Limitations on Indemnification.

(a)        No Buyer Indemnitees shall have a right to be indemnified for Losses under Section 12.01(a) unless and until the aggregate amount of indemnifiable Losses underlying such claims equals or exceeds $100,000 (the “Claims Deductible”), and then the Buyer Indemnitees shall only have a right to be indemnified for Losses in excess of the Claims Deductible; provided, however, the limitations set forth in this Section 12.04(a) shall not apply to (i) claims for indemnification pursuant to Section 12.01(a) arising from the inaccuracy in or breach of any Seller Fundamental Representations or Actual Fraud, or (ii) claims for indemnification pursuant to Section 12.01(b) through (g).

(b)        Subject to Section 12.04(a), the indemnification obligations of Seller pursuant to Section 12.01(a) shall be satisfied as follows: other than for Actual Fraud, (i) first, through application of the Claims Deductible to the applicable indemnity claim pursuant to Section 12.04(a) (other than with respect to Seller Fundamental Representations), (ii) second, through payment from the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement of up to an amount equal to the Indemnity Escrow Amount; and (iii) third, after the Indemnity Escrow Account has been depleted, through recovery from the R&W Insurance Policy, to the extent coverage is available to such Buyer Indemnitee thereunder.

(c)        The aggregate liability of the Seller Parties for all Losses (except with respect to Actual Fraud) with respect to any claims pursuant to Section 12.04(a) shall not exceed the Indemnity Escrow Amount. The maximum liability of Seller for which indemnification will be available under Section 12.01(b) through (g) shall not exceed the Purchase Price.

(d)        With respect to indemnification claims pursuant to Section 12.01(b) through (g), any payments due to any Buyer Indemnitee shall be satisfied, at Buyer’s sole option and in Buyer’s sole discretion, (i) from the Indemnity Escrow Account (to the extent then available), or (ii) directly from the Seller Parties.

(e)        Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article XII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy. Seller acknowledges that Buyer is entering into the R&W Insurance Policy and that, in connection therewith, a Buyer Indemnitee may make claims for the same Losses or series of related Losses under both this Article XII and the R&W Insurance Policy. For purposes of clarity, as between any Buyer Indemnitee, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions on indemnification set forth in this Article XII or elsewhere in this Agreement shall affect the rights of the Buyer Indemnitees under the R&W Insurance Policy, which rights shall be governed solely thereby. Seller shall assist and cooperate with Buyer in a commercially reasonable manner in connection with any claim by Buyer under, or recovery by Buyer with respect to, the R&W Insurance Policy. Seller acknowledges and agrees that the denial of any claim of Actual Fraud by any Buyer Indemnitee under the R&W Insurance Policy shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this Article XII.

(f)        No Seller Indemnitee shall have a right to be indemnified for Losses under Section 12.02(a) unless and until the aggregate amount of indemnifiable Losses underlying such claims equals or exceeds the Claims Deductible, and then the Seller Indemnitees shall only have a right to be indemnified for Losses in excess of the Claims Deductible; provided, however, that the Claims Deductible shall not apply to (i) claims for indemnification pursuant to Section 12.02(a) arising from the inaccuracy in or breach of any Buyer Fundamental Representations or Actual Fraud, or (ii) claims for indemnification pursuant to Section 12.02(b) or (c). The aggregate liability of Buyer for all Losses (except with respect to Actual Fraud) with respect to any claims pursuant to Section 12.02(a) (including arising from any inaccuracy in or breach of any Buyer Fundamental Representations) shall not exceed the Indemnity Escrow Amount. The maximum liability of Buyer for which indemnification will be available under Section 12.02(b)-(c) shall not exceed the Purchase Price.

Section 12.05.    Notice of Claim; Defense.

(a)        If (i) any third party (including any Government Authority) institutes, threatens or asserts any Action that may reasonably give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article XII (a “Third Party Claim”) or (ii) any Indemnified Party has a claim to be indemnified by an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), then the Indemnified Party will promptly send to the Indemnifying Party a written notice specifying (if and to the extent known) the nature of such claim and the amount of all related Losses (to the extent known) (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts will not affect the rights of the Indemnified Party except to the extent that such failure actually and materially prejudices the Indemnifying Party and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party.

(b)        In the event of a Third Party Claim (other than with respect to Taxes, which are governed by Section 9.05), an Indemnifying Party may within ten (10) Business Days following receipt of the applicable Claim Notice elect to assume and thereafter conduct the defense of any Third Party Claim (at the Indemnifying Party’s expense) with counsel of the Indemnifying Party reasonably acceptable to the Indemnified Party if and only if (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify for all Losses suffered or incurred with respect to such claim (subject to the limitations on indemnification and the recovery of Losses provided herein), (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and the Indemnifying Party has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, in each case, in the reasonable discretion of the Indemnified Party, (iv) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party, (v) the Third Party Claim does not include criminal charges, and (vi) the Third Party Claim does not involve an employee, customer, supplier or other material business relation of the Business or Buyer or its Affiliates. The Indemnifying Party shall cause its counsel to consult with the Indemnified Party, as appropriate, as to the defense of such claim, and the Indemnified Party may, at its own expense, participate in such defense, assistance, or enforcement, but if such election is made the Indemnifying Party shall control such defense, assistance, or enforcement so long as it does so in compliance with the terms of this Agreement. The Indemnifying Party shall cause such counsel so engaged to keep the Indemnified Party informed at all times throughout the course of the litigation of the status of such defense, assistance, or enforcement; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the Indemnified Party’s prior written approval, that (a) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (b) grants any injunctive or equitable relief or (c) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party.

(c)        If the Indemnified Party gives an Indemnifying Party notice of a Third Party Claim and the Indemnifying Party elects not to assume the defense, cannot assume the defense because the conditions set forth in Section 12.05(b) are not satisfied, or, does not, within ten (10) Business Days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Third Party Claim, then the Indemnified Party may pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein).

(d)        For the avoidance of doubt, the parties agree that if a Third Party Claim will or may result in a Buyer Indemnitee bringing a claim for indemnification pursuant to this Section 12.05 that includes or involves a claim against the R&W Insurance Policy (an “Insured Claim”), then each applicable insurer or its Representatives shall have the right to associate in and control the defense of any such Insured Claim, and the parties and their Affiliates shall provide each applicable insurer or its Representatives such cooperation and information as may be reasonably requested in connection therewith.

(e)        The Indemnifying Party shall have thirty (30) days after its receipt of a notice of a Direct Claim to respond in writing to such Direct Claim. The Indemnified Party and Indemnifying Party will consult with one another and seek to resolve the Direct Claim in good faith. During such thirty- (30-) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. Any such investigation and access will be subject to applicability of privilege and confidentiality and the information obtained therefrom will not be used in any proceeding without the written consent of the Indemnified Party. If the Indemnifying Party does not so respond within such thirty- (30-) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 12.06.    Materiality Scrape; Duty to Mitigate.

(a)        Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement and for calculating the amount of Losses to which an Indemnified Party is entitled pursuant to Section 12.01 or Section 12.02, all qualifications with respect to the terms “material”, “materiality”, “Material Adverse Effect”, or other terms of similar import or effect will be disregarded.

(b)        Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which it seeks indemnification under this Article XII as may be required by Law. The reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in mitigating Losses shall themselves constitute recoverable Losses hereunder. Nothing in this Section 12.06(b) shall require any Indemnified Party to (a) institute litigation or arbitration against any third party or (b) take any action (including any settlement) that would, in its reasonable judgment, be materially adverse to its interests or the interests of it or its Affiliates.

Section 12.07.    No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, Seller hereby agrees that none of the Seller Parties shall make any claim for indemnification or contribution against Buyer, any Buyer Indemnitee, any Transferred Entity or any of their respective directors, officers, employees or Representatives by reason of the fact that any Seller Party is or was a controlling person, equityholder, director, officer, employee or Representative of any Transferred Entity with respect to any claim (a) brought by any Buyer Indemnitee against any Seller Party under this Agreement or any other Transaction Agreement, (b) based on facts or circumstances forming the basis for an indemnification claim by any Buyer Indemnitee hereunder, or (c) arising from or relating to any third party claim against any Buyer Indemnitee or any Transferred Entity relating to any pre-Closing act, omission or circumstance.

Section 12.08.    Release of Indemnity Escrow. Within three (3) Business Days following the twelve (12) month anniversary of the Closing Date (the “Escrow Release Date”), Buyer and Seller shall cause the Escrow Agent to disburse to Seller, the remaining amount, if any, in the Indemnity Escrow Account in accordance with the Escrow Agreement; provided, that, if on the Escrow Release Date any claim by an Indemnified Party pursuant to this Article XII shall have been properly asserted by any Buyer Indemnitee pursuant to this Agreement on or prior to the Escrow Release Date and remains pending on the Escrow Release Date (any such claim, a “Pending Claim”), (a) the released portion of the Indemnity Escrow Account shall be the amount of Indemnity Escrow Amount then held by the Escrow Agent, minus the aggregate amount of such Pending Claims, and (b) any portion of the Indemnity Escrow Amount that remains in escrow following the Escrow Release Date in respect of any such Pending Claim shall be released upon resolution or (if applicable) satisfaction of such Pending Claim. Each of Buyer and the Seller shall from time to time submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the amount in the Indemnity Escrow Account in accordance with this Section 12.08 and the Escrow Agreement.

Section 12.09.    Treatment for Tax Purposes. For all applicable Tax purposes, each Party and its respective Affiliates agree to treat any indemnity payment under this Article XII as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 12.10.    Exclusive Remedy.  From and after the Closing, each Party acknowledges and agrees that, except as provided in Section 3.06 or for claims based on Actual Fraud, such Party’s sole and exclusive remedy with respect to any claims arising from or relating to the subject matter of this Agreement or the transactions contemplated hereby (other than equitable remedies pursuant to Section 13.15) shall be pursuant to this Article XII or as otherwise expressly set forth in the other Transaction Agreements.  In furtherance of the foregoing, each Party, on behalf of itself and its Affiliates and their respective representatives, hereby waives any provision of applicable Law to the extent that it would limit or otherwise restrict the agreement contained in this Section 12.10.

ARTICLE XIII

MISCELLANEOUS

Section 13.01.    Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)        references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by a court sitting in the State of Delaware; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b)        an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” (or words of similar import) a balance sheet or financial statements to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto;

(c)        when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d)        whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(e)        (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “clause” and “Exhibit” are references to the Articles, Sections, clauses, and Exhibits to this Agreement unless otherwise specified;

(f)        (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedule and Exhibits hereto, (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iii) the term “any” means “any and all” and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(g)        (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form and (iii) references to “$” mean U.S. dollars;

(h)        references to any Person includes such Person’s successors and permitted assigns;

(i)        whenever this Agreement requires any Seller Party to take any action, such requirement shall be deemed to involve an undertaking on the part of Seller to take such action or to cause such Seller Party to take such action;

(j)        each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party;

(k)        the phrases “made available,” “delivered,” “provided to” and phrases of similar import, when used with respect to information or documents furnished by or on behalf of any Seller Party to Buyer or its Representatives, shall mean that such information or documents were posted to the electronic data room hosted by Datasite and titled “Badger” in connection with the Transactions at least two (2) Business Days prior to the Agreement Date and made continuously available for viewing through Closing;

(l)        the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(m)        unless otherwise specified, references to the Closing or the Closing Date refer to the initial Closing and the initial Closing Date, as applicable;

(n)        references to materiality in the Business shall be read to refer to the Business, taken as a whole; and

(o)       with respect to a Transferred Entity that has, or at one point had, commingled assets or Liabilities both Related to the Business and not Related to the Business, the representations and warranties set forth in Article IV as to such Transferred Entity are made only as to the portion of such Transferred Entity Related to the Business; provided, however, that any such assets or Liabilities not Related to the Business shall be Excluded Assets and Excluded Liabilities, respectively, for all purposes herein.

Section 13.02.    Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 13.03.    Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail addresses set out below if the sender on the same day sends a confirming copy of such notice by a nationally-recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to Seller or any Seller Party, to:	AccentCare, Inc. 17855 North Dallas Parkway, Suite 200 Dallas, TX 75287 Attention: Tim Waddell and Marc Bonora E-mail: TimothyWaddell@AccentCare.com; MarcBonora@AccentCare.com

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

191 North Wacker Drive

Chicago, Illinois 60606

Attention: Matthew J. Richards

Email: Matthew.Richards@ropesgray.com

and

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Christian J. Westra

Email: Christian.Westra@ropesgray.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Dee Kuchukulla

Email: dee.kuchukulla@ropesgray.com

If to Buyer or any Buyer Party, to:	c/o Addus Healthcare, Inc. 6303 Cowboys, Suite 600 Frisco, Texas 75034 Attention: Sean Gaffney, EVP & Chief Legal Officer Email: sgaffney@addus.com
with a copy (which will not constitute notice) to:	Bass, Berry & Sims PLC 21 Platform Way South, Suite 3500 Nashville, TN 37203 Attention: David Cox; Brian Sims E-mail: dcox@bassberry.com; bsims@bassberry.com

Section 13.04.    Public Announcements.Neither Party nor any Affiliate or Representative of either Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required (a) to obtain consents and approvals, and to provide such notices and make such filings, necessary, proper or reasonably advisable to consummate the Transactions, or (b) by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its commercially reasonable efforts to (a) advise the other Party before making such disclosure and (b) provide such other Party a reasonable opportunity to review and comment on such release or announcement (to the extent practical) and consider in good faith any comments with respect thereto). Notwithstanding the foregoing, any Affiliate of Seller which is an investment fund or pooled investment vehicle, and any Affiliate of such Person, may disclose the subject matter of this Agreement and the financial return and other financial performance or statistical information regarding its investment in the Transferred Entities or the Seller Parties on a confidential basis in connection with any fundraising, marketing, or informational or reporting activities, including disclosure to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Persons.

Section 13.05.    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06.    Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that Buyer may (i) collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the transactions contemplated by this Agreement, to an Affiliate of Buyer or to a successor in interest to Buyer, and (ii) assign its rights to purchase, and delegate its corresponding obligations to consummate the purchase of, any Transferred Entity or the Transferred Assets to any Affiliate of Buyer; provided, further, that no such assignment shall release Buyer from any Liability under this Agreement. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07.    No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements are for the sole benefit of the parties thereto and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 7.02, the Nonparty Affiliates pursuant to Section 13.16, the released parties pursuant to Section 13.17, in any Seller Indemnitee or Buyer Indemnitee, or as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party.

Section 13.08.    Entire Agreement. This Agreement (including the Disclosure Schedule), the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 13.09.    Amendments. This Agreement (including all exhibits and schedules thereto) may be amended, restated, supplemented or otherwise modified, only by written agreement of the Parties.

Section 13.10.    Waiver. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement of the other Person but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.11.    Limitation on Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY UNDER THIS AGREEMENT FOR ANY PUNITIVE DAMAGES (EXCEPT IN CONNECTION WITH ANY THIRD PARTY CLAIM OR ANY CLAIM BY A GOVERNMENT AUTHORITY); PROVIDED, THAT SUCH LIMITATION SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVER CONTRACT DAMAGES IN CONNECTION WITH THE OTHER PARTY’S FAILURE TO CONSUMMATE THE TRANSACTIONS IN WILLFUL BREACH OR VIOLATION OF THIS AGREEMENT.

Section 13.12.    Governing Law. The Transaction Agreements, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, any Transaction Agreement, the negotiation, execution, performance or consummation of any of the foregoing or the inducement of any Party to enter into any of the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 13.13.    Consent to Jurisdiction.

(a)        Except as otherwise provided in Section 3.05, any Transaction Dispute will exclusively be brought and resolved in the Court of Chancery of the State of Delaware for the City of Wilmington (and to the extent that the Court of Chancery of the State of Delaware for the City of Wilmington does not have subject matter jurisdiction, the jurisdiction of the courts of the state and federal courts of the State of Delaware). In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)        submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)        agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)        agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)        The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 13.14.    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY TRANSACTION DISPUTE AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO SUCH TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION AGREEMENTS. EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.15.    Remedies; Specific Performance. Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

Section 13.16.    Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Agreements, or the negotiation, execution or performance of the Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Transaction Agreements), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or the other Transaction Agreements and their respective successors and permitted assigns, including, in the case of Buyer, any Buyer Party, and in the case of Seller, any Seller Party (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to the Transaction Agreements or based on, in respect of, or by reason of the Transaction Agreements or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Notwithstanding the foregoing, nothing in this Agreement shall limit any claim based on Actual Fraud.

Section 13.17.    Release. Effective as of the Closing, Seller, on behalf of itself, its Affiliates (other than the Transferred Entities) and each of their respective successors and assigns, hereby irrevocably releases and forever discharges any and all rights, claims and causes of action they have had, known or unknown, have or might have against Buyer, each of the Transferred Entities and their respective current, former and future employees, officers, directors, equityholders, partners, members, advisors, successors and assigns, arising out of, or relating to, the organization, management or operation of the businesses (including the Business) of Seller and its Affiliates (including the Transferred Entities) relating to any matter, occurrence, action or activity on or prior to the Closing Date, other than (i) any rights, claims or causes of action under this Agreement (including pursuant to Article XII) or any other Transaction Agreement or any commercial Contracts entered into between Buyer and Seller after the date hereof, (ii) any agreement entered into after the Closing Date or commercial claims made after the Closing Date unrelated to the Transaction, or (iii) under any contract of insurance, organizational documents, or other indemnification and/or exculpation obligations covering or otherwise in favor of the directors, managers and officers of Seller or its Subsidiaries (including the Transferred Entities) prior to the Closing, but solely to the extent, in each case, of the coverage available under the “tail” insurance policies obtained pursuant to Section 7.02(a).

Section 13.18.    Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the corresponding Disclosure Schedule. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business. Nothing set forth in the Disclosure Schedule shall be deemed to broaden or otherwise amplify the representations and warranties contained in this Agreement. The Disclosure Schedule have been arranged for purposes of convenience in separately titled Sections corresponding to the Sections of this Agreement, however, each Section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Schedule to the extent it is readily apparent from a reading of such disclosure that the disclosure of such matter is applicable to such other Section of the Disclosure Schedule.

Section 13.19.    Provision Respecting Legal Representation; Privilege. It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Seller Parties, the Transferred Entities, the Transferred Entities and their Affiliates have retained Ropes & Gray LLP and Foley & Lardner LLP (the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Buyer, on behalf of itself and the Transferred Entities after the Closing, hereby agrees, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Buyer, the Transferred Entities or any of their respective Affiliates on the one hand, and the Seller Parties or any of their Affiliates, on the other hand, the Retained Counsel may represent the Seller Parties or their Affiliates in such dispute even though the interests of the Seller Parties or their Affiliates may be directly adverse to Buyer, the Transferred Entities’ or their respective Affiliates. Buyer, on behalf of itself and the Transferred Entities after the Closing, further agrees that, as to all communications among the Retained Counsel, the Seller Parties or any of their Affiliates, that solely relate to the Transactions, the attorney–client privilege and the expectation of client confidence belongs to the Seller Parties and their Affiliates and shall not pass to or be claimed by Buyer, the Transferred Entities or any of their respective Affiliates following the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Transferred Entities or their respective Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, the Transferred Entities may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or the use thereof by the Retained Counsel in connection with its representation of a Party in such dispute; provided, however, that no Transferred Entity may waive such privilege without the prior written consent of the Seller Parties.

Section 13.20.    Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

ACCENTCARE, INC.

By	/s/ Laura Tortorella
Name: Laura Tortorella
Title: President

BUYER:

ADDUS HEALTHCARE, INC.

By	/s/ R. Dirk Allison
Name: R. Dirk Allison
Title: Chief Executive Officer

[Signature Page to Equity and Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“AccentCare AZ” has the meaning specified in Section 4.15(t)(ii).

“AccentCare CA” has the meaning specified in Section 4.15(t)(ii).

“AccentCare WA” has the meaning specified in Section 4.15(t)(ii).

“Account” has the meaning specified in Section 4.24.

“Accrued Taxes” means the aggregate liability for unpaid Income Taxes of the Transferred Entities attributable to a Pre-Closing Tax Period, calculated (a) in the case of any Straddle Period, in accordance with Section 9.04, (b) on a jurisdiction-by-jurisdiction, entity-by-entity and type of Tax-by-type of Tax basis with zero dollars ($0) being the lowest amount for each entity with respect to a jurisdiction and type of Tax within such jurisdiction, (c) in accordance with past practices (including reporting positions and accounting methods) of the Transferred Entities to the extent permitted at a “more likely than not” (or higher) level of confidence, (d) taking into account estimated Tax payments (or other Tax prepayments or overpayments) made by the Transferred Entities on or before the Closing Date, and, to the extent actually available to reduce the Liability of the Transferred Entities for any Income Taxes attributable to a Pre-Closing Tax Period, any other available net operating losses, tax credits, and other Tax attributes, (e) by not taking into account any Tax refunds, Tax receivables, deferred Tax liabilities, or deferred Tax assets, (f) by not taking into account any liabilities to the extent such liabilities are for accruals or reserves established or required to be established for any contingent Income Taxes or with respect to any uncertain Tax positions, (g) with respect to any Income Taxes, by reflecting the treatment, to the extent permitted at a “more likely than not” (or higher) level of confidence, of all Transaction Deductions as items of expense or deduction of the Transferred Entities that are properly deductible with respect to the applicable Pre-Closing Tax Period that includes the Closing Date, (h) by including in taxable income all adjustments required to be made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) that relate to a Pre-Closing Tax Period but that will not previously have been included in taxable income by the Transferred Entities; (i) any Taxes resulting from the actions required under Section 6.07, and (j) determined without regard to any action of Buyer, any Transferred Entity or any of their respective Affiliates after the Closing on the Closing Date that are outside the ordinary course of business and not contemplated by this Agreement.

“Action” means any claim, action, lawsuit, complaint, charge, arbitration, cause of action, proceeding, litigation, citation, summons, subpoena, inquiry, investigation, compliance, audit, prosecution, demand or suit, whether at Law or in equity by or before any Government Authority.

“Acquisition Transaction” has the meaning specified in Section 6.12.

“Actual Fraud” means actual common law fraud under the State of Delaware committed by a Party in the making of any representation or warranty set forth in this Agreement.

“Adjustment Cap” has the meaning specified in Section 3.06.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement: (a) the Seller Group shall not be deemed an Affiliate of Buyer or, after the Closing, of any Transferred Entity; and (b) from and after the Closing, each Transferred Entity shall be deemed an Affiliate of Buyer. For the avoidance of doubt, Advent International L.P. and its Affiliates (including any investment funds managed, controlled or otherwise advised by Advent International L.P.) and their portfolio companies (other than the Seller Group and the Transferred Entities), shall not be deemed to be Affiliates of the Seller Group, the Transferred Entities or Buyer for purposes of this Agreement (other than with respect to the last sentence of Section 13.04, being a Nonparty Affiliate under Section 13.16, abiding by confidentiality obligations in Section 6.03, and being a releasing party under Section 13.17).

“Agreement” means this Equity and Asset Purchase Agreement, dated as of the Agreement Date, by and between Seller and Buyer, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 13.09.

“Agreement Date” has the meaning specified in the Preamble of this Agreement.

“AI Systems” means any software, algorithm, model, or system that utilizes artificial intelligence, machine learning, deep learning, natural language processing, computer vision, or any related or similar computational technique to analyze input data, learn from that data, exhibit adaptiveness after deployment, and infer, from inputs received, how to generate outputs, including predictions, content, recommendations, or decisions that can influence physical or virtual environments, or perform tasks that would otherwise require human intelligence, including to mimic human cognitive functions, and includes any large language model, foundation model, generative AI system, or automated decision-making system.

“Allocation Schedule” has the meaning specified in Section 9.03(b).

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all applicable anti-corruption or anti-bribery Laws in each jurisdiction in which any Seller Party conducts the Business.

“Assets” means the assets and properties that are owned, leased or licensed by any Transferred Entity, other than the Excluded Assets.

“Assumed Contracts” has the meaning specified in Section 2.02(a)(i).

“Assumed Liabilities” has the meaning specified in Section 2.02(c).

“Available Insurance Policies Schedule” has the meaning specified in Section 4.18.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Base Purchase Price” has the meaning specified in Section 3.01.

“Bill of Sale, Assignment and Assumption Agreement – Transferred Assets” has the meaning specified in Section 3.02(a)(iii).

“Business” means the business of providing personal care or community care services as currently conducted or in active planning to be conducted as of the date of this Agreement and as of the Closing, and historically conducted, in each case, by Transferred Entities, Seller, Seller Parties or any of their respective Affiliates. For the avoidance of doubt, the Business does not include (a) the provision of hospice and palliative care services, (b) the provision of Medicare certified home health services or medical home care services, hospice and palliative care services, or (c) any activities, assets or operations conducted in the State of New York, including with respect to any of the types of activities referred to in the first sentence of this definition within the State of New York.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which national banking institutions in the City of Dallas, Texas are required or authorized by Law to be closed.

“Business Employee” means each individual employed by or otherwise engaged to provide services to any Transferred Entity and each individual employed by or otherwise engaged by Seller or any of its Affiliates who primarily provides services to the Business.

“Business Employee Plans” means each Employee Plan maintained exclusively or primarily for Business Employees.

“Business Insurance Policies” has the meaning specified in Section 4.18.

“Buyer” has the meaning specified in the Preamble of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties made by Buyer in Section 5.01, Section 5.06 and Section 5.08.

“Buyer Group” has the meaning specified in Section 9.01(a).

“Buyer Indemnitees” has the meaning specified in Section 12.01.

“Buyer Party” means Buyer or any one of its wholly owned Subsidiaries.

“Buyer Prepared Returns” has the meaning specified in Section 9.02(a).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, P.L. 116-136, as amended.

“Cash” means all cash and cash equivalents, and marketable securities of the Transferred Entities (including the amount of any cash and checks received by the Transferred Entities or their respective banks, which are deposited but not cleared, and deposits in transit), in each case, only to the extent convertible into Cash within ninety (90) days in accordance with GAAP and held in the Accounts assigned to Buyer, excluding any Restricted Cash and reduced by any wire transfers, ACH transfers and other electronic payments that have been initiated by the Transferred Entities but have not cleared, any checks and drafts written or issued by the Transferred Entities that have not cleared, any deposits in transit, and any bank overdrafts and negative cash balances in other accounts.

“CFIUS” means the Committee on Foreign Investments in the United States.

“Change of Control Payments” means all payment obligations of the Transferred Entities under change of control arrangements, stay bonuses, discretionary bonuses, success bonuses, retention bonuses, transaction bonuses and similar obligations (but, for the avoidance of doubt, not any severance or termination payments or benefits or any regular incentive bonuses payable in the Ordinary Course of Business, in each case, to the extent included in the definition of Indebtedness), in each case, that will be triggered as a result of the consummation of the Transactions (for the avoidance of doubt, excluding any post-Closing Liabilities arising as a result of the occurrence of both (a) the consummation of the Transactions and (b) the occurrence of one or more additional post-Closing events under so-called “double-trigger” provisions contained in any employment-related Contracts that are caused by a further action or omission of Buyer).

“Claim Notice” has the meaning specified in Section 12.05(a).

“Claims Deductible” has the meaning specified in Section 12.04(a).

“Claims-Made Insurance Policies” has the meaning specified in Section 7.03(b).

“Closing” has the meaning specified in Section 2.04.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the Transactions, as set forth in Article X.

“Closing Date” has the meaning specified in Section 2.04.

“Closing Payment” has the meaning specified in Section 3.04.

“Closing Satisfaction Date” means the third (3rd) Business Day after all Closing Conditions (other than the Closing Conditions set forth in Section 10.01(c), Section 10.01(d), Section 10.02(c), Section 10.02(d) and Section 10.02(e), which shall instead be satisfied or waived in writing as of the Closing Date) are satisfied or waived in writing; provided, however, that the Closing Satisfaction Date shall not occur prior to January 1, 2027.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Group” has the meaning specified in Section 9.01(a).

“Combined Tax Return” has the meaning set forth in Section 9.01(a).

“Commingled Accounts” has the meaning set forth in Section 6.15.

“Company Intellectual Property” means all of the following: (a) the Registered IP set forth on Section 4.10(e) of the Disclosure Schedule; and (b) to the extent owned by or licensed to any Seller Party or any of the Transferred Entities, all other Intellectual Property other than Registered IP set forth on Section 4.10(e) of the Disclosure Schedule, that is Related to the Business as conducted by the Seller Parties and the Transferred Entities, including all Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means any Company Intellectual Property owned or purported to be owned by any Seller Party or any Transferred Entities that is Related to the Business, including all Registered IP set forth on Section 4.10(e) of the Disclosure Schedule.

“Company Software” means each Software product and service included within the Company-Owned Intellectual Property.

“Competitive Business” has the meaning specified in Section 7.08(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 18, 2026, by and between Addus HealthCare, Inc. and Seller, as may be amended from time to time in accordance with its terms.

“Confidential Information” means any confidential, proprietary, Trade Secret, or nonpublic information of the Business (whether or not such information is embodied in writing or other physical form), including, without limitation, information relating to: (i) marketing or distribution data, (ii) business methods, plans and efforts, (iii) personnel data, (iv) identity of, or courses of dealings or contracts with, actual or potential customers, patients, payors, suppliers, or other business relations, (v) financial statements or other financial information, (vi) computer databases, software programs, source code and information relating to the nature of the hardware or software and how such hardware or software is used in combination or alone, (vii) servicing methods, equipment, programs, analyses, or profit margins, and (viii) information received by such party from a third party subject to the terms of a confidentiality, non-disclosure or similar agreement or with the reasonable expectation that such information would be treated as confidential or proprietary information. Notwithstanding the foregoing, Confidential Information will exclude information that is generally available to the public other than as a result of improper disclosure by Seller or its Affiliates. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.

“Consent” means any consent, approval, notice, filing or authorization.

“Contract” means any written or oral contract, agreement, lease, license, joint ventures and similar agreements and understandings or other enforceable commitment.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Contracting Parties” has the meaning specified in Section 13.16.

“Current Assets” means the consolidated amount of all current assets of the Transferred Entities and all Transferred Assets that are current assets, in each case, included in the current asset accounts listed on Part II of Exhibit G. For the avoidance of doubt, the “Current Assets” shall, for the purposes of avoiding any so-called “double recovery,” expressly exclude all Excluded Assets, deferred and Income Tax assets, all Cash or any amounts excluded from the definition of Cash, loans or amounts receivable from Seller or any of its Affiliates.

“Current Liabilities” means the consolidated amount of all current liabilities of the Transferred Entities and all Assumed Liabilities that are current liabilities, in each case, included in the current liability accounts listed on Part II of Exhibit G. For the avoidance of doubt, the “Current Liabilities” shall, (a) for the purposes of avoiding any so-called “double recovery,” expressly exclude all items included in Indebtedness and, (b) expressly exclude all Excluded Liabilities and deferred and Income Tax liabilities.

“D&O Indemnified Parties” has the meaning specified in Section 7.02(a).

“D&O Indemnified Party” has the meaning specified in Section 7.02(a).

“Data Privacy Laws” means all Laws applicable to the Transferred Entity and the operation of the Business concerning the privacy, security, breach, or Processing of Personal Information and marketing and advertising activities, including: (a) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160-164 (“HIPAA”) (b) the Information Blocking Rules at 45 CFR Part 171, (c) state data breach notification laws, state health information privacy laws, state laws governing the use of electronic communications (e.g., email, text message, telephone, paging and faxing), state laws vesting individuals with rights in or regarding data about such individuals and the use of such data, and state laws regarding the privacy, safeguarding or security of data, including encryption, (d) the Federal Trade Commission Act, (e) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM Act), (f) the Telephone Consumer Protection Act (TCPA), (g) the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act (CCPA), (h) the Washington My Health My Data Act, (i) and other comprehensive state data privacy laws, (j) the Payment Card Industry Data Security Standards (PCI DSS).

“DCFSA Plan” has the meaning specified in Section 8.03(c).

“Deferred Business” has the meaning specified in Section 2.06(a).

“Designated Personnel” has the meaning specified in Section 6.04(f).

“Direct Claim” has the meaning specified in Section 12.05(a).

“Disclosure Schedule” means the disclosure schedule, dated as of the Agreement Date, which forms a part of this Agreement.

“Dispute Notice” has the meaning specified in Section 3.05(c).

“Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Employee Plans” means all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, employment, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by Seller, any ERISA Affiliate of Seller or any Transferred Entity for the benefit of any Business Employee or any other current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any Transferred Entities or its Subsidiaries, or with respect to which any Transferred Entity otherwise has any liabilities or obligations (contingent or otherwise).

“Employing Entity” has the meaning specific in Section 6.09.

“Environmental Law” means any Law relating to pollution or protection of the environment, or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“Environmental Permit” means any Permit that is required by a Government Authority under any Environmental Law and necessary to the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is or at any relevant time was considered a single employer with any Transferred Entity or any Subsidiary of a Transferred Entity under Section 414 of the Code.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the escrow agreement to be entered into by Buyer, Seller, and Escrow Agent prior to or at Closing, substantially in the form attached hereto as Exhibit H.

“Estimated Cash” means Seller’s good faith estimate of the amount of Cash at the Effective Time.

“Estimated Closing Statement” means a written statement setting forth the Estimated Working Capital, the Estimated Working Capital Increase or the Estimated Working Capital Decrease, as applicable, the Estimated Cash, the Estimated Indebtedness, and the Estimated Transaction Expenses, prepared in accordance with Section 3.04.

“Estimated Indebtedness” means Seller’s good faith estimate of the amount of Indebtedness at the Effective Time.

“Estimated Transaction Expenses” means Seller’s good faith estimate of the amount of Transaction Expenses at the Effective Time.

“Estimated Working Capital” means Seller’s good faith estimate of Net Working Capital as of the Effective Time.

“Estimated Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital set forth on the Estimated Closing Statement.

“Estimated Working Capital Increase” means the amount, if any, by which Estimated Working Capital set forth on the Estimated Closing Statement exceeds Target Working Capital.

“Excluded Assets” has the meaning specified in Section 2.02(b).

“Excluded Liabilities” has the meaning specified in Section 2.02(d).

“Excluded Permits” has the meaning specified in Section 2.02(b)(x).

“Expiration Date” has the meaning specified in Section 12.03(d).

“Facilities” has the meaning specified in Section 4.16(f).

“Final Cash” means the calculation of Cash as of the Effective Time as finally determined pursuant to Section 3.05 (less any Cash distributed by any Transferred Entities following the Effective Time and prior to the Closing).

“Final Closing Statement” means a written statement (a) setting forth the Final Working Capital, the Final Working Capital Increase or the Final Working Capital Decrease, as applicable, the Final Cash, the Final Indebtedness, the Final Transaction Expenses and the Post-Closing Adjustment and (b) indicating any changes to the Estimated Closing Statement, in each case, as finally determined pursuant to Section 3.05; provided, further, that Accrued Taxes will be calculated at the close of the Closing Date.

“Final Indebtedness” means the calculation of Indebtedness as of the Effective Time as determined pursuant to Section 3.05; provided, however, that any Indebtedness incurred after the Effective Time and at or prior to the Closing (including any repayment penalties, brokerage costs and interest with respect to any Indebtedness repaid in connection with payoff letters delivered at Closing) shall be included in such calculation.

“Final Transaction Expenses” means the calculation of Transaction Expenses as of the Effective Time as determined pursuant to Section 3.05; provided, however, that any Transaction Expenses incurred after the Effective Time shall be deemed outstanding and unpaid as of immediately prior to the Effective Time.

“Final Working Capital” means the calculation of Net Working Capital as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Working Capital Decrease” means the amount (if any) by which Target Working Capital exceeds Final Working Capital.

“Final Working Capital Increase” means the amount (if any) by which Final Working Capital exceeds Target Working Capital.

“Financial Statements” has the meaning specified in Section 4.06(a).

“Form of Resignation and Release” has the meaning specified in Section 3.02(a)(v).

“FSA Transfer” has the meaning specified in Section 8.03(c).

“Fundamental Representations” shall mean, collectively, the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles.

“Government Approvals” has the meaning specified in Section 6.04(a).

“Government Authority” means any U.S. federal, state, county, local, municipal, or any supra-national or non-U.S. government, political subdivision, governmental, legislative, executive, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body or functions of or pertaining to government, including any commission, tribunal or other quasi-governmental entity established to perform any such function.

“Government Official” means any (a) director, officer, employee, agent or representative (including anyone elected, nominated or appointed to be an officer, employee or representative) of any Government Authority, or anyone otherwise acting in an official capacity on behalf of a Government Authority; (b) any political party, political party official, political party employee, or any candidate for public or political office; (c) a member of a royal family; or (d) any agent or representative of any of those Persons listed in clauses (a) through (c) of this definition.

“Government Program” means any U.S. federal, state or local health care or reimbursement program administered by a Government Authority, including, without limitation, any “Federal Health Care Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Government Authority.

“GPHFSA Plan” has the meaning specified in Section 8.03(c).

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect under any Environmental Law, including asbestos and urea formaldehyde, polychlorinated biphenyls, radioactive materials, petroleum and petroleum by-products or derivatives, and any other substance for which liability or standards of conduct may be imposed under any Environmental Law.

“Healthcare Laws” means all Laws applicable to the Business that govern, regulate, restrict or relate to the provision, referrals, advertising and marketing, licensing and credentialing, billing and submission of healthcare claims, conditions of participation and conditions of payment in Government Programs, fraudulent, abusive or unlawful practices in connection with the provision of healthcare items or services or the billing for or claims for reimbursement for such items or services, healthcare claims processing, patient confidentiality or confidentiality of health records, including Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq. (the Medicaid statute); TRICARE, 10 U.S.C. § 1071 et seq.; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a 7b(b); the Ethics in Patient Referrals Act, as amended, or Stark Law (42 U.S.C. § 1395nn); the Beneficiary Inducement Statute, 42 U.S.C. § 1320a 7a(a)(5); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801 et seq.; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a 7a and 1320a 7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; criminal false claim statutes, e.g., 18 U.S.C. § 1001, 42 U.S.C. § 1320a 7b(a); the Deficit Reduction Act of 2005, P.L. 109 171, 120 Stat. 4; the Affordable Care Act, P.L. 111 148 and 111 152; the CARES Act; patient confidentiality Laws and privacy and security Laws, including HIPAA; state corporate practice of medicine Laws and all Laws related to the licensure, certification, accreditation, certificate of need, qualification or authority required to transact the Business; the Patient Protection and Affordable Care Act (Pub. L. 11-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152); all applicable licensing, survey, and certificate of need Laws; all applicable regulations, rules, ordinances and orders promulgated thereunder; and any similar state and local statutes, regulations, rules, ordinances, orders or other Laws that address the subject matter of the foregoing.

“Healthcare Permit” has the meaning specified in Section 4.22(a).

“Healthcare Professional” means any physician, physician assistant, nurse practitioner, registered nurse, or other medical professional required to maintain a license, certification or similar Permit under applicable Healthcare Laws in order to perform professional services of the type such Person performs for or on behalf of the Business.

“HIPAA” has the meaning set forth in the definition of Data Privacy Laws.

“Horizon” means Horizon Group Holdings Intermediate 1, Inc., a Delaware corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP License” means any Contract pursuant to which a Transferred Entity or a Seller Party (with respect to the Business) is granted by any third party any license, covenant not to sue, immunity from suit, or other similar right to use, practice, modify, or exploit Intellectual Property that is used in the Business as currently conducted.

“Income Statements” has the meaning specified in Section 4.06(a).

“Income Tax” means any Tax that is imposed on, or measured by, in whole or in part, the net income or earnings of the taxpayer, or any franchise, margin or similar Tax (however denominated) imposed in lieu of a Tax on net income, or imposed on gross receipts, modified gross receipts, capital or net worth; provided, however, for the avoidance of doubt, the term “Income Tax” shall not include any sales or use Tax.

“Income Tax Return” means any Tax Return that relates to an Income Tax.

“Indebtedness” means, without duplication, the principal of, and accrued or unpaid interest in respect of, (a) indebtedness of the Business (including, for the avoidance of doubt, the Transferred Entities) for borrowed money (whether accrued, absolute, contingent, unliquidated, or otherwise known or unknown, due or to become due), (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which any one or more of the Transferred Entities or any Seller Party (with respect to the Business or the Transferred Assets) is responsible or liable, (c) all amounts due to or in respect of current or former officer, director, employee, independent contractor, consultant or other service provider of any Transferred Entity or any Seller Party (with respect to the Business) (other than accrued payroll due to current employees included in the calculation of Net Working Capital), for (i) any and all Liabilities of the Business relating to unfunded or uncontributed benefits under any Employee Plan, (ii) severance payments or other similar obligations (including obligations to pay professional liability insurance tail coverage) owed by any Transferred Entity or any Seller Party (with respect to the Business) relating to the termination of any former officer, director, employee, independent contractor, consultant or other service provider, and (iii) Liabilities of the Business relating to long-term worker’s compensation obligations recorded in account 24200 offset by any long-term asset recoveries recorded in account 18661 (including the employer portion of any related payroll and other employment Taxes for the foregoing clauses (c)(i) and (c)(ii)), (d) any Accrued Taxes, (e) all indebtedness of the Business under any credit or loan agreement (including any indebtedness constituting a reimbursement obligation on account of all issued or outstanding letters of credit, performance bonds, surety bonds, bankers’ acceptances and similar obligations, whether drawn or undrawn, regardless of the purpose for which any such letter of credit, performance bonds, surety bonds, bankers’ acceptances and similar obligations may have been issued) or issued in substitution for or exchange of indebtedness for borrowed money, in each case, whether or not current, short-term or long-term, secured or unsecured, or any guarantee thereof; (f) leases of the Business required to be classified as capital or financing leases in accordance with the Transaction Accounting Principles, (g) all obligations of any Transferred Entity or any Seller Party (with respect to the Business) issued or assumed as the deferred or unpaid purchase price of assets, business, securities, property or services, whether contingent or otherwise, including note, earnout, post-closing true-up obligations or contingent purchase payment or otherwise calculated as the maximum amount payable under or pursuant to such obligation, (h) all indebtedness of any Transferred Entity or Seller Party (with respect to the Business) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the right and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (i) any commitments by which any Transferred Entity or Seller Party (with respect to the Business) assures a creditor against loss; (j) all obligations secured by a Lien on any assets of any Transferred Entity or Seller Party (with respect to the Business); (k) any Liabilities of any Transferred Entity or Seller Party (with respect to the Business) with respect to interest rate swaps, collars, caps and similar hedging obligations; (l) all obligations between or among any Transferred Entity or Seller Party (with respect to the Business), on the one hand, and any Affiliates of such Person, on the other hand, including all intercompany obligations between any Transferred Entity, on the one hand, and any Seller Party, on the other hand; (m) any obligation of the Business on account of any deferred compensation or payment in the nature of deferred compensation; (n) all Indebtedness referred to in clauses (a) through (m) above of third parties that is guaranteed directly or indirectly in any manner by such Person; (o) all accrued or unpaid interest, premiums, prepayment penalties, make-whole payments, redemption costs, termination or breakage or exit costs or penalties and other charges with respect to any Indebtedness referred to in clauses (a) through (n) above; and (p) all declared and unpaid dividends or distributions and any other amounts owed to the Seller or any of its Affiliates by a Transferred Entity. For clarity, (i) amounts owed by any one Transferred Entity to one or more other Transferred Entities, to the extent reconciled and eliminated prior to Closing, shall not be treated as Indebtedness, and (ii) Indebtedness shall be calculated without duplication of any such amounts included in the calculation of Net Working Capital, Estimated Working Capital or Final Working Capital, as applicable.

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract (other than commercial agreements a primary purpose of which does not relate to Taxes) entered into (or assumed) by the Transferred Entities on or prior to the Closing Date, in connection with the filing of a Tax Return (or amendment thereto), payable as a result of an assessment or adjustment by a Government Authority, by Law, by means of withholding and whether disputed or not): (a) any Taxes of or imposed on the Seller Parties for any taxable period; (b) any Taxes arising as a result of any operation of the Business or the ownership of the Transferred Assets, or any portion thereof, by the Seller Parties prior to the Closing Date; (c) any Taxes (or the nonpayment thereof) of the Transferred Entities that are attributable to any Pre-Closing Tax Period (calculated, in the case of a Straddle Period, in accordance with Section 9.04), including, for the avoidance of doubt, any Taxes attributable to the Pre-Closing Reorganization; (d) any Taxes of any Person imposed on the Transferred Entities by reason of such Person being a member of an affiliated, combined, unitary or similar group on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Laws; (e) any Taxes imposed on any Transferred Entity as a result of any deferred intercompany item described in Treasury Regulations Section 1.1502-13 or any excess loss account described in Treasury Regulations Section 1.1502-19 that is triggered, accelerated or otherwise required to be taken into account as a result of the Transactions, a Transferred Entity ceasing to be a member of a Combined Group, or any transaction or event occurring prior to Closing; (f) all Transfer Taxes for which the Seller Parties are responsible under Section 9.06; (g) any interest and penalties imposed by any Government Authority with respect to any Indemnified Tax (regardless of the taxable period in which the interest and penalties accrue); and (h) costs and expenses of contesting any audit, examination or other administrative or judicial proceeding to the extent such audit, examination or other proceeding results in the imposition of an Indemnified Tax and the responsibility of the associated costs and expenses are not otherwise set forth in Article IX; provided, however, that Indemnified Taxes shall exclude any amount of Taxes to the extent such amount is specifically included in the final computation of Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined, or otherwise economically borne by the Seller Parties pursuant to Section 9.01(c) and Section 9.02).

“Indemnifying Party” has the meaning specified in Section 12.05(a).

“Indemnified Parties” has the meaning specified in Section 12.02.

“Indemnity Escrow Account” means the segregated account administered by the Escrow Agent pursuant to the Escrow Agreement into which, at the Closing, Buyer shall deposit the Indemnity Escrow Amount.

“Indemnity Escrow Amount” means an aggregate amount equal to $687,500 to be held by the Escrow Agent to satisfy claims under Article XII to the extent provided in Article XII. “Independent Accounting Firm” has the meaning specified in Section 3.05(d).

“Insurance Policies” has the meaning specified in Section 2.02(b)(vi).

“Intellectual Property” means all of the following intellectual property and similar rights, title, or interest in, or arising under, the Laws of the U.S. or any other country: (a) patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications; (b) works of authorship together with all intellectual property rights therein (whether or not registerable), including copyrights, database rights and design rights, and any registrations and applications for registration thereof; (c) Trademarks; (d) Trade Secrets and all rights therein; (e) Software and all rights therein; (f) Internet domain names, IP addresses and other computer identifiers, websites, URLs, web pages, and social media accounts and handles; and (g) all Actions and rights to sue at law or in equity for past, present, or future infringement, misappropriation, dilution or other violation or impairment of any of the foregoing.

“Insured Claim” has the meaning specified in Section 12.05(d).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computer systems, including Software, hardware, servers, applications, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation that are used or held for use by or on behalf of the Transferred Entity in connection with the conduct of its Business.

“Knowledge of Seller” means the actual knowledge, with the knowledge that a Person would reasonably be expected to know upon due inquiry of direct reports in the ordinary course of the performance of their duties and responsibilities, as applicable, of any of the following Persons: Laura Tortorella, Saurabh Gupta, Marc Bonora, Jeffrey Franck, Samia Haddad and Elizabeth Walker.

“Law” means any federal, state, local or foreign statute, law (including common law), standard, ordinance, code, rule, regulation, directive, resolution, promulgation or other legally enforceable requirement, including as set forth in guidance and policy, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, in each case, as each may be amended from time to time.

“Leased Real Property” means all leasehold and subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in any real property held or used by any Transferred Entity or Related to the Business, in each case, granting the Transferred Entities or the Seller Parties, as applicable, a right of use or occupancy in such real property.

“Later Identified Asset” has the meaning specified in Section 2.03(b).

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means, with respect to any property or asset, any lien, license, pledge, hypothecation, charge, mortgage, security interest, lease, encumbrance, option, right of first refusal, right of first negotiation, preemptive right, title retention or title reversion agreement, easement, encroachment, prior assignment, restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership, or any other encumbrance or similar restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except for any restrictions on transfer generally arising under any applicable federal or state securities Laws or under any applicable organizational document.

“Losses” means, subject to Section 13.11, all losses, damages, costs, expenses, interest, penalties, Taxes and Liabilities (including reasonable attorneys’ fees, settlement payments, court costs and out-of-pocket costs of investigation).

“LPHFSA Plan” has the meaning specified in Section 8.03(c).

“Malicious Code” means any virus, malware, spyware, or other device or code that could reasonably be expected to disrupt, disable, or otherwise impair the normal operation of, or provide unauthorized access to any IT Assets, or damage, destroy, or prevent access to or use of any data or file.

“Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate, with other changes, effects, events, circumstances, developments or occurrences, has had, or would reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to: (a) an event or circumstance or series of events or circumstances affecting (i) the U.S. (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which the Business, any Seller Party, any Transferred Entity or their respective Affiliates operates or (iii) any industry generally in which the Business or any Transferred Entity or any customers thereof operates or in which products or services of the Business are used or distributed; (b) the negotiation, pendency, announcement, or consummation of the Transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, in each case, that are in compliance with the terms of this Agreement and if directly related to the identity of Buyer or its Affiliates, (c) any changes in applicable Law or GAAP, or accounting principles, practices or policies that any of the Seller Parties or the Transferred Entities is required to adopt, or the enforcement or interpretation thereof; (d) the effect of any action taken solely by Buyer or its Affiliates with respect to the Transaction; (e) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami or other natural disasters, or any other damage to or destruction of Assets or Transferred Assets caused by casualty; (f) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, cyberattack, terrorism or military actions; (g) any pandemic, epidemic, disease or contagion outbreaks or worsening thereof; (h) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (it being understood that for purposes of this clause (h), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect) and (i) for the avoidance of doubt, any material adverse effect on the financial condition or results of operations of the Seller or its Affiliates or their respective assets and liabilities (including any Excluded Assets and Excluded Liabilities) that does not affect in any way the Business; provided, however, that any adverse effect arising out of, resulting from or attributable to the foregoing clauses (a), (b), (d), (e), (f), and (g) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such adverse effect has a disproportionate impact on the Business, taken as a whole, relative to other similarly situated businesses in the same industry.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Payors” has the meaning specified in Section 4.23(b).

“Material Permits” means Permits, including Healthcare Permits, required for the Seller Parties and the Transferred Entities to conduct the Business.

“Material Suppliers” has the meaning specified in Section 4.23(a).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395, et seq.

“Net Working Capital” means (a) the Current Assets minus (b) the Current Liabilities, in each case, determined in accordance with the Transaction Accounting Principles. Part II of Exhibit G sets forth, for illustrative purposes, a calculation of the Net Working Capital as if the Closing had occurred on March 31, 2026.

“New Business Lease” has the meaning specified in Section 6.14.

“Nonparty Affiliates” has the meaning specified in Section 13.16.

“Non-Transferable Asset” has the meaning specified in Section 2.03(a).

“Nurses Unlimited” has the meaning specified in Section 4.15(t)(ii).

“OIG” has the meaning specified in Section 4.22(i).

“Occurrence-Based Insurance Policies” has the meaning specified in Section 7.03(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Ordinary Course of Business” means any action (including failure to take action), condition, change, circumstance or status of or regarding the Business that is taken (or not taken) or exists in the ordinary course of operations of the Business consistent with past practice (including with respect to nature, frequency, timing and magnitude).

“Outside Date” has the meaning specified in Section 11.01(d).

“Owned Real Property” means any real property owned by any of the Transferred Entities.

“Parent Plan” means each Employee Plan other than any Business Employee Plan.

“Parties” has the meaning specified in the Preamble of this Agreement.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers, exemptions, waivers, accreditations, certifications, qualifications, approvals, consents, and filings issued or required by any Government Authority under applicable Law.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and for which adequate reserves have been established on the SoNA in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens arising or incurred in the ordinary course of business for immaterial amounts that are not yet delinquent or are being contested in good faith, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, (e) Liens not created by Seller or the Transferred Entities that affect the underlying fee interest of any Leased Real Property or real property over which Seller (with respect to the Business) or the Transferred Entities have easement or other property rights, (f) any matters that would be set forth on an accurate up-to-date survey would show, (g) in the case of Intellectual Property, non-exclusive licenses granted in the ordinary course of business, (h) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreements, (i) any Lien solely created by or through Buyer or its Affiliates or (j) Liens imposed under equipment leases entered into in the Ordinary Course of Business, which are not material to the Business as a whole and are reflected as a Liability on the Final Closing Statement.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Information” means any information that identifies a natural person or when used in combination with other data elements is capable of identifying a natural person, that is regulated as “protected health information,” “personally identifiable information,” “personal information,” “personal data” or similar terms as defined by applicable Data Privacy Laws.

“Privacy Policies” means the publicly posted privacy policies of the Transferred Entity regarding the privacy and security of Personal Information.

“Privacy Obligations” has the meaning specified in Section 4.20(a).

“Post-Closing Adjustment” means the amount (whether positive or negative) obtained by subtracting (a) the Closing Payment from (b) the Purchase Price as finally determined in accordance with Section 3.05.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Pre-Closing Records” has the meaning specified in Section 7.04(a).

“Pre-Closing Reorganization” means the transactions contemplated by, or pursuant to, or in accordance with, the Step Plan.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction or disposal of Personal Information.

“Proposed Final Cash” means Buyer’s good faith, proposed final calculation of Cash as of the Effective Time.

“Proposed Final Closing Statement” means: (a) a written statement setting forth (i) the Proposed Final Working Capital, the Proposed Final Cash, Proposed Final Transaction Expenses, and the Proposed Final Indebtedness, prepared in accordance with Section 3.05, and (ii) describing in reasonable detail any proposed changes to the Estimated Closing Statement and attaching supporting schedules, work papers and all other relevant details to enable a review by Seller thereof; or (b) a written statement that Buyer proposes no changes to the Estimated Closing Statement, as applicable.

“Proposed Final Indebtedness” means Buyer’s good faith, proposed final calculation of Indebtedness as of immediately prior to the Closing.

“Proposed Final Transaction Expenses” means Buyer’s good faith, proposed final calculation of Transaction Expenses as of immediately following the Closing.

“Proposed Final Working Capital” means Buyer’s good faith, proposed final calculation of Net Working Capital as of the Effective Time.

“Purchase Price” has the meaning specified in Section 3.01.

“R&W Insurance Policy” means that certain “Buyer’s” insurance policy conditionally bound as of the Agreement Date with respect to the Transactions.

“Real Properties” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Lease” or “Real Property Leases” means, individually or collectively, as the case may be, all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Transferred Entities or Seller Parties hold any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and the right to all security and other amounts deposited by or on behalf of the Transferred Entities or Seller Parties.

“Registered IP” means current registrations, issuances and pending applications that have been filed with any Government Authority for the registration or issuance of any Intellectual Property.

“Remedy” has the meaning specified in Section 6.04(c).

“Regulatory Laws” means any Laws applicable to Buyer, any Buyer Party, any Seller Party or any Transferred Entity under any applicable jurisdiction that are designed to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or (b) foreign investment (including, for the avoidance of doubt, CFIUS).

“Related to the Business” means (a) maintained, used or held for use primarily in connection with, or (b) arising, directly or indirectly, primarily out of, the operation or conduct of the Business as conducted by the Seller Parties and the Transferred Entities.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Material into the environment.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Actions” has the meaning specified in Section 6.05.

“Required Approvals” has the meaning specified in Section 3.02(a)(vii).

“Required Notices” has the meaning specified in Section 6.04(b).

“Resolution Period” has the meaning specified in Section 3.05(c).

“Restricted Cash” means any cash which is not freely usable by the Business because it is subject to any restriction, limitation or tax on use, transfer or distribution or otherwise, including, without limitation, (a) Cash, wherever and however held, required for any bank overdrafts or outstanding checks or outbound wire transfers not yet cashed or received by the applicable counterparty, (b) Cash, wherever and however held, where usage of such Cash is restricted by Law or Contract (including customer deposits, credit balances and unclaimed property) or otherwise, and (c) Cash, wherever and however held, where such amounts have been received but additional goods or services are required to be supplied in order for the Business to be entitled to keep such Cash.

“Restricted Business Relation” has the meaning specified in Section 7.08(b).

“Restricted Employees” has the meaning specified in Section 7.08(b).

“Retained Counsel” has the meaning specified in Section 13.19.

“Retention Period” has the meaning specified in Section 7.04(a).

“Review Period” has the meaning specified in Section 3.05(b).

“Section 338(h)(10) Elections” has the meaning specified in Section 9.03(a).

“Section 338 Forms” has the meaning specified in Section 9.03(a).

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning specified in the Preamble of this Agreement.

“Seller Digital Indicia” has the meaning specified in Section 2.02(b)(ii).

“Seller FSA Plans” has the meaning specified in Section 8.03(c).

“Seller Fundamental Representations” means the representations and warranties made by Seller in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a) and Section 4.21.

“Seller Group” means Seller and its Subsidiaries other than the Transferred Entities.

“Seller Indemnitees” has the meaning specified in Section 12.02.

“Seller Intellectual Property” means all Intellectual Property that is owned, licensed or used by any Seller Party or any of their respective Affiliates, other than the Company Intellectual Property.

“Seller Marks” means (a) the names or Trademarks of Seller, including any name or Trademark that uses or contains the word “AccentCare”, either alone or in combination with other words and (b) Seller’s corporate logos or any derivations thereof and any corporate symbols or logos related thereto or incorporating the word “AccentCare.” For clarity, Seller Marks includes any name, Trademark, or other source identifier confusingly similar to or embodying any of the foregoing (a) or (b) either alone or in combination with other words.

“Seller Party” means Seller and each Subsidiary of Seller described in Exhibit B as selling or assigning Transferred Equity Interests or Transferred Assets to Buyer or any Buyer Party.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller Party is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Shared Services” means the corporate or shared services provided by Seller or an Affiliate of Seller (other than a Transferred Entity) to, or in support of, the Business that are general corporate or other overhead services or that are provided to or used by both (a) a Transferred Entity or the Business and (b) any Subsidiary of Seller that is not a Transferred Entity or any business of Seller or any such Subsidiary other than the Business, including: access to and use of computer hardware and software related to any business function; travel and entertainment services; temporary labor services; office services and supplies (including copiers, scanners and fax machines); telecommunications equipment and services; logistics services; fleet services; energy and utilities services; procurement and supply arrangements; treasury services; accounting and finance services; public relations, legal and risk management services; workers’ compensation arrangements; internal audit services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; customs and excise services; billing services; order entry services; fulfillment services; and other ancillary or corporate shared services, in each case, including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software or other technology used in connection therewith.

“Shared Space Lease” has the meaning specified in Section 6.14.

“Software” means all (a) computer programs, operating systems, applications, algorithms, source code, utilities, application programming interfaces, tools, data files and compilations, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) documentation including user manuals and other training documentation relating to any of the foregoing.

“SoNA” has the meaning specified in Section 4.06(a).

“Step Plan” has the meaning specified in Section 6.09.

“Straddle Period” has the meaning specified in Section 9.04.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Target Working Capital” means $14,000,000.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. taxes, imposts, duties, charges and assessments, including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, assessable payments under Section 4980H of the Code and withholding, or other taxes of any kind whatsoever, together with any interest, additions, fines or penalties imposed by any Government Authority.

“Tax Claim” has the meaning specified in Section 9.05(a).

“Tax Filing Party” has the meaning specified in Section 9.03(b).

“Tax Returns” means any declaration, estimate, return, report, information statement, schedule or other document (including any attachments, amendments or other related or supporting information) with respect to Taxes that is filed or required to be filed.

“Taxing Authority” means any U.S. federal, state or local jurisdiction, or any non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction), imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Third Party Claim” has the meaning specified in Section 12.05(a).

“Third-Party Payor” shall mean all Government Programs and all other state or local governmental insurance programs, including any fiscal intermediary acting on behalf of any Government Program, or any private, commercial or other non-governmental insurance program, managed care organization or other third-party payor, including, without limitation, the Medicare Advantage and the Medicare Managed Care programs.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including proprietary materials, tools, processes, specifications, ideas, concepts, methods, techniques, inventions or improvements (whether patentable or unpatentable), data and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case other than Software.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, trade dress, logos, monograms and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means the Transaction Accounting Principles set forth on Part I of Exhibit G.

“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, and the Escrow Agreement, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Deductions” means any amounts that are deductible by the Seller Parties or the Transferred Entities to the extent permitted at a “more likely than not” (or higher) level of confidence for U.S. federal and applicable state and local Income Tax purposes attributable to (i) Transaction Expenses (including the payment of closing bonuses to management), (ii) the payment of any fees or other costs and expenses associated with the Transactions that are not required to be capitalized, and (iii) any fees, costs, or expenses (including prepayment penalties or fees, unamortized fees, and deferred financing costs) incurred or paid by the Seller Parties or the Transferred Entities in connection with or associated with the payment or satisfaction of any borrowed money; provided, that, for this purpose, the safe harbor election provided for in IRS Revenue Procedure 2011-29 (to the extent available) shall be made with respect to any such expenses that constitute a “success-based fee” (as described in IRS Revenue Procedure 2011-29).

“Transaction Dispute” has the meaning specified in Section 13.12.

“Transaction Expenses” means the aggregate fees, costs and expenses incurred or to be incurred or subject to reimbursement by any of Seller and the Transferred Entities with respect to or arising from the Transactions, whether accrued for or not, in each case in connection with or triggered by or relating to the transactions contemplated hereby and to the extent unpaid to (a) Deloitte & Touche LLP for financial advisor services, (b) Ropes & Gray LLP and Foley & Lardner LLP for legal services, (c) E&Y for tax advisor services, (d) Alvarez & Marsal for advisory services, (e) all other fees and expenses of legal counsel, investment bankers, accountants and other advisors, service providers or representatives incurred by or on behalf of Seller and its Affiliates (including the Transferred Entities) in connection with the Transactions, (f) fifty percent (50%) of the Escrow Agent fees; (g) Change of Control Payments (including the employer’s share of any payroll Taxes attributable to such amounts), (h) fifty percent (50%) of the costs and expenses of any director & officer “tail” policies acquired pursuant to Section 7.02(a), (i) fifty percent (50%) of any filing fees incurred in connection with the HSR Act and any other applicable Laws, and (j) fifty percent (50%) of the Transfer Taxes.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any excise, sales, use, documentary, transfer, value added, stock transfer, unit transfer, stamp and other similar Taxes and any transfer, recording, registration and other similar fees imposed on, or incurred in connection with, the Transactions.

“Transferred Accounts” has the meaning set forth in Section 7.10.

“Transferred Assets” has the meaning specified in Section 2.02(a).

“Transferred Books and Records” means all books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, business plans, transaction records, data and records, referral lists, customer lists and records, patient records and patient information (to the extent transferable under applicable Law), referral source information, caregiver records, lists of suppliers, personnel and employment records for all Transferred Employees in each case that are Related to the Business, other than any Tax Returns described in Section 2.02(b)(iv) and any Excluded Assets of the type described in Section 2.02(b)(xiii) and Section 2.02(b)(xviii).

“Transferred Employees” has the meaning specified in Section 8.01.

“Transferred Entities” has the meaning specified in the Recitals of this Agreement.

“Transferred Equity Interests” has the meaning specified in the Recitals of this Agreement.

“Transition Services Agreement” has the meaning specified in Section 3.02(a)(ii).

“Treasury Regulations” means the regulations promulgated by the United States Department of Treasury under the Code, as such regulations may be amended from time to time.

“TRICARE” means the health care insurance system for United States military service members and their dependents that covers care not available through the usual United States military medical service or public health service facilities, formerly known as CHAMPUS.

“U.S.” means the United States of America.

“Union” means any labor union, works council, trade union or other employee representative body.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

Exhibit B

Exhibit B

Seller Parties

Sale of Transferred Entities:

Seller Party	Transferred Entity
Guardian Home Care Holdings, Inc.	Guardian Personal Care Services of Georgia, LLC
Guardian Home Care Holdings, Inc.	Guardian Personal Care Services, LLC
THHA Management, LLC (0.1%) THHA No. 1 LLC (99.9%)	Texas Home Health of America, LP
AccentCare, Inc.	AccentCare at Home, Inc.
AccentCare, Inc.	Gareda, LLC
AccentCare, Inc.	AccentCare of California, Inc.
AccentCare, Inc.	AccentCare of Washington, Inc.
AccentCare, Inc.	AccentCare at Home of Minnesota, LLC
AccentCare, Inc.	AccentCare at Home of Pennsylvania, LLC
AccentCare Odessa Holding Company, Inc.	Nurses Unlimited, Inc.

Sale of Transferred Assets and Assumed Liabilities:

Seller Party
AccentCare Home Health of Mountain Valley, LLC	Sale of all Transferred Assets and Assumed Liabilities held by such Seller Party

B-1